UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BEAM INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, $3.125 par value per share, of Beam Inc. (which we refer to as “Beam common stock”)

(2)

Aggregate number of securities to which transaction applies:

169,826,447 shares of Beam common stock, which consists of (a) 165,233,644 shares of Beam common stock as of January 30, 2014, (b) 3,763,708 shares of Beam common stock subject to issuance upon exercise of outstanding options with exercise prices below $83.50 as of January 30, 2014 and (c) 829,095 shares of Beam common stock with respect to outstanding awards of restricted stock units, and performance shares and deferred stock units as of January 30, 2014 (which we refer to as “incentive shares”). The calculation of the aggregate amount of outstanding awards of performance units and performance shares assumes the satisfaction of the applicable performance goal(s) at the target level.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11, the filing fee of $1,801,532.52 was determined by multiplying 0.00012880 by the proposed maximum aggregate value of the transaction. The proposed maximum aggregate value of the transaction was calculated as the sum of (a) 165,233,644 shares of Beam common stock multiplied by $83.50 per share, (b) options to purchase 3,763,708 shares of Beam common stock with exercise prices below $83.50 per share, multiplied by $32.10 per share (which is the difference between $83.50 and the weighted average exercise price per share of $51.40) and (c) 829,095 incentive shares multiplied by $83.50 per share.

	(4)	Proposed maximum aggregate value of transaction: $13,987,053,733.30

	(5)	Total fee paid: $1,801,532.52

☐ Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

[—], 2014

Dear Fellow Stockholder:

A special meeting of stockholders of Beam Inc., a Delaware corporation (“Beam”), will be held on [—], 2014, at [—] a.m. Central Time at [—]. You are cordially invited to attend. The purpose of the meeting is to consider and vote on proposals relating to the proposed acquisition of Beam by Suntory Holdings Limited, a Japanese corporation (“Suntory Holdings”), for $83.50 per share in cash. Regardless of whether you plan to attend the meeting, we encourage you to vote your shares by mail, by telephone or through the Internet following the procedures outlined below.

On January 12, 2014, Beam entered into an Agreement and Plan of Merger (the “merger agreement”) with Suntory Holdings and SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Suntory Holdings (“Sub”), providing for, subject to the satisfaction or waiver of specified conditions, the acquisition of Beam by Suntory Holdings at a price of $83.50 per share in cash. Subject to the terms and conditions of the merger agreement, Sub will be merged into Beam (the “merger”), with Beam surviving the merger as a wholly-owned subsidiary of Suntory Holdings. At the special meeting, Beam will ask you to adopt the merger agreement.

At the effective time of the merger, each share of Beam common stock issued and outstanding immediately prior to the effective time (other than (i) shares held by stockholders of Beam who have properly exercised and perfected appraisal rights under Delaware law and (ii) shares that are held in the treasury of Beam or owned of record by any wholly-owned subsidiary of Beam, Suntory Holdings or any wholly-owned subsidiary of Suntory Holdings) will be converted into the right to receive $83.50 per share in cash, without interest, subject to any applicable withholding taxes.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of Beam (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) approved the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Beam and its stockholders, (iii) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Beam stockholders and (iv) recommended that Beam stockholders vote for the adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the proposal to adopt the merger agreement is important, and we encourage you to vote promptly. The merger cannot be completed unless the merger agreement is adopted by stockholders holding at least a majority of the outstanding shares of Beam common stock entitled to vote on such matter. The failure to vote will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your shares promptly by completing, signing and dating the accompanying proxy card and returning it in the enclosed prepaid envelope or by voting by telephone or through the Internet by following the instructions on the accompanying proxy card. Instructions regarding all three methods of voting are provided on the proxy card. If you hold shares through an account with a bank, broker, trust or other nominee, please follow the instructions you receive from it to vote your shares.

Thank you in advance for your continued support and your consideration of this matter.

A.D. David Mackay	Matthew J. Shattock
Chairman, Board of Directors	President and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2014 and is first being mailed to Beam stockholders on or about [—], 2014.

BEAM INC.

510 Lake Cook Road

Deerfield, Illinois 60015

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [—], 2014

To the Stockholders of Beam Inc.:

A special meeting of stockholders of Beam Inc. (“Beam”) will be held on [—], 2014, at [—] a.m. Central Time, at [—], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 12, 2014 and as amended from time to time (the “merger agreement”), by and among Beam, Suntory Holdings Limited, a Japanese corporation (“Suntory Holdings”), and SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Suntory Holdings;

2.	To consider and vote on a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement (the “merger”); and

3.	To consider and vote on a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Stockholders of record at the close of business on [—], 2014 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A to the proxy statement.

The board of directors of Beam (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board (i) approved the merger agreement, (ii) declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Beam and its stockholders, (iii) directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Beam stockholders and (iv) recommended that Beam stockholders vote for the adoption of the merger agreement.

The Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

To assure that your shares are represented at the special meeting, regardless of whether you plan to attend the special meeting in person, please fill in your vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States. Alternatively, you may vote by telephone or through the Internet. Instructions regarding each of the methods of voting are provided on the enclosed proxy card. If you are voting by telephone or through the Internet, then your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting. Your proxy is being solicited by the Board.

If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 687-1875.

If you fail to return your proxy, vote by telephone or through the Internet or attend the special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

By Order of the Board of Directors

Kenton R. Rose, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary

Deerfield, Illinois

[—], 2014

Please Vote—Your Vote is Important

Annex A—Agreement and Plan of Merger, dated as of January 12, 2014

Annex B—Opinion of Centerview Partners LLC

Annex C—Opinion of Credit Suisse Securities (USA) LLC

Annex D—Section 262 of the General Corporation Law of the State of Delaware

SUMMARY TERM SHEET

This summary highlights certain information in this proxy statement, but may not contain all of the information that may be important to you. You should carefully read the entire proxy statement and the attached Annexes and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Beam Inc. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” Unless the context otherwise indicates, we refer to Beam Inc. as “Beam,” “we,” “us” or “our.”

The Parties (see page 18)

Beam Inc. is a leading premium spirits company that, through its consolidated subsidiaries, makes and sells branded distilled spirits products in major markets worldwide. Our principal products include bourbon whiskey, tequila, Scotch whisky, Canadian whisky, vodka, cognac, rum, cordials, and ready-to-drink pre-mixed cocktails. Our diverse portfolio includes several of the world’s top premium spirits brands. Beam’s principal executive offices are located at 510 Lake Cook Road, Deerfield, Illinois 60015, and our telephone number is (847) 948-8888.

Suntory Holdings Limited (which we refer to as “Suntory Holdings”) is a privately held Japanese corporation, the subsidiary companies of which (which we refer to as the “Suntory Group”) are leading producers and distributors of alcoholic and non-alcoholic beverages. The Suntory Group commenced its business in Osaka, Japan in 1899 and currently operates in Asia, Oceania, Europe, the Americas and Africa. Suntory Group’s alcoholic beverage business encompasses whisky, beer, wine and ready-to-drink brands. Suntory Holdings’ headquarters are located at 2-3-3 Daiba, Minato-ku Tokyo 135-8631, Japan, and its phone number is 81-3-5579-1150.

SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Suntory Holdings (which we refer to as “Sub”), was formed by Suntory Holdings solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Sub will merge with and into Beam, and Sub will cease to exist.

The Merger (see page 27)

On January 12, 2014, Beam, Suntory Holdings and Sub entered into an Agreement and Plan of Merger (which, as amended from time to time, we refer to as the “merger agreement”). Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into Beam (which we refer to as the “merger”). Beam will survive the merger as a wholly-owned subsidiary of Suntory Holdings (which we refer to as the “surviving corporation”).

Upon completion of the merger, each issued and outstanding share of Beam common stock, par value $3.125 per share (which we refer to as “Beam common stock”), that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of Beam who have properly exercised and perfected appraisal rights under Delaware law and (ii) shares that are held in the treasury of Beam or owned of record by any wholly-owned subsidiary of Beam, Suntory Holdings or any wholly-owned subsidiary of Suntory Holdings) will automatically be canceled, cease to exist, and will be converted into the right to receive $83.50 per share, in cash, without interest (which we refer to as the “merger consideration”), subject to any applicable withholding taxes.

Following the completion of the merger, Beam will cease to be a publicly traded company and will become a wholly-owned subsidiary of Suntory Holdings.

The Special Meeting (see page 19)

The special meeting will be held on [—], 2014, at [—] a.m. Central Time, at [—]. At the special meeting, you will be asked to, among other things, vote for the proposal to adopt the merger agreement. See the section entitled “The Special Meeting,” beginning on page 19, for additional information on the special meeting, including how to vote your shares of Beam common stock.

Stockholders Entitled to Vote; Vote Required to Adopt the Merger Agreement (see page 19)

You may vote at the special meeting if you were a holder of record of shares of Beam common stock as of the close of business on [—], which is the record date for the special meeting (which we refer to as the “record date”). You will be entitled to one vote for each share of Beam common stock that you held and owned on the record date. As of the record date, there were [—] shares of Beam common stock issued and outstanding and entitled to vote at the special meeting. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beam common stock entitled to vote on such matter.

How to Vote

Stockholders of record have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Beam common stock, your bank, broker, trust or other nominee will not be able to vote your shares at the special meeting.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Beam common stock will be mailed to stockholders if the merger is completed.

For additional information regarding the procedure for delivering your proxy, see the sections entitled “The Special Meeting—How to Vote,” beginning on page 21 and “The Special Meeting—Solicitation of Proxies,” beginning on page 22. If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 687-1875.

Recommendation of the Board; Reasons for Recommending the Adoption of the Merger Agreement (see page 36)

After careful consideration, Beam’s board of directors (which we refer to as the “Board”) unanimously declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interests of Beam and its stockholders. Accordingly, the Board unanimously recommends that at the special meeting you vote “FOR” the proposal to adopt the merger agreement, “FOR” the approval, by a non-binding advisory vote, of the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate, including to solicit additional proxies.

For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 36. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Beam stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 51.

Opinions of Our Financial Advisors (see page 42)

Opinion of Centerview Partners LLC

On January 12, 2014, Centerview Partners LLC (which we refer to as “Centerview”) delivered to the Board its oral opinion, subsequently confirmed in a written opinion dated January 12, 2014, to the effect that, as of such date, based upon and subject to the various assumptions and limitations set forth in the written opinion, the per share merger consideration to be paid to the holders of the outstanding shares of Beam common stock (other than shares held in the treasury of Beam or owned of record by any of our wholly-owned subsidiaries or owned of record by Suntory Holdings or any of its wholly-owned subsidiaries, and other than dissenting shares and other than any other shares beneficially owned by any subsidiary of Beam and any other shares beneficially owned by Suntory Holdings or any of its affiliates (which we collectively refer to as “excluded shares”)), pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated January 12, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference into this proxy statement in its entirety. Centerview provided its opinion for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and the other transactions contemplated by the merger agreement (which are referred to collectively throughout this paragraph as the “transaction”), and its opinion only addresses the fairness, from a financial point of view, as of the date of such written opinion, to the holders of the outstanding shares of Beam common stock (other than excluded shares) of the merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion does not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any Beam stockholder as to how any such holder or any other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Opinion of Credit Suisse Securities (USA) LLC

In connection with the merger, the Board received a written opinion, dated January 12, 2014, of Credit Suisse Securities (USA) LLC (which we refer to as “Credit Suisse”) as to the fairness, from a financial point of view and as of the date of such opinion, of the per share merger consideration to be received by holders of Beam common stock (other than Suntory Holdings, Sub and their respective affiliates). The full text of Credit Suisse’s written opinion, dated January 12, 2014, is attached to this proxy statement as Annex C and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board (in its capacity as such) for its information in connection with its evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Beam or the underlying business decision of Beam to proceed with the merger. Under the terms of its engagement, Credit Suisse has acted as an independent contractor, not as an agent or fiduciary. Credit Suisse’s opinion does not constitute advice or a recommendation to any Beam stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger or otherwise.

Market Price and Dividend Data (see page 93)

Beam common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “BEAM.” On January 10, 2014, the last full trading day prior to the public announcement of the merger, the closing price for Beam common stock was $66.97 per share. On February 3, 2014, the last full trading day prior to the date of this proxy statement, the closing price for Beam common stock was $83.22 per share.

Certain Effects of the Merger (see page 57)

Upon completion of the merger, Sub will be merged with and into Beam upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Beam will continue to exist following the merger as a wholly-owned subsidiary of Suntory Holdings.

Following the completion of the merger, shares of Beam common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Beam common stock under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will be terminated.

Consequences if the Merger is Not Completed (see page 58)

If the proposal to adopt the merger agreement does not receive the required approval from Beam stockholders, or if the merger is not completed for any other reason, you will not receive any consideration from Suntory Holdings or Sub for your shares of Beam common stock. Instead, Beam will remain a public company, and Beam common stock will continue to be listed and traded on the NYSE.

In addition, if the merger agreement is terminated under specified circumstances, Beam is required to pay Suntory Holdings a termination fee of $425,000,000 (or a reduced termination fee of $275,000,000 in connection with the termination of the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal (as such term is defined in the merger agreement and described below) prior to 5:00 p.m. U.S. Central time on February 26, 2014). See the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 85.

Treatment of Equity Awards (see page 65)

Except as otherwise agreed to in writing between Suntory Holdings and any holder of an option to purchase shares of Beam common stock granted pursuant to any of our company stock plans (which we refer to as “Stock Options”), restricted stock units (which we refer to as “RSUs”) or performance-based awards with respect to our shares (which we refer to as “Performance Awards”), immediately prior to the effective time of the merger,

•	each Stock Option that is then outstanding will vest in full (or, in the case of Stock Options granted after the date of the merger agreement, vest on a prorated basis) and be canceled and, in exchange, each holder of any such canceled Stock Option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the vested portion of the total number of shares of Beam common stock subject to such canceled Stock Option and (ii) the excess, if any, of the merger consideration of $83.50 per share over the exercise price per share of such canceled Stock Option;

•	each award of RSUs with respect to shares of Beam common stock (each, an “RSU Award”) granted pursuant to our company stock plans that is then outstanding will vest in full (or, in the case of any RSU Award granted after the date of the merger agreement, vest on a prorated basis) and be canceled and, in exchange, each holder of any such canceled RSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the sum of (A) the product of (i) the merger consideration of $83.50 per share and (ii) the vested portion of the number of RSUs subject to such RSU Award and (B) all dividend equivalents accrued with respect to such underlying vested RSUs to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such RSUs;

•	each award of deferred stock units (which we refer to as “DSUs”) with respect to shares of Beam common stock (each, a “DSU Award”) granted pursuant to any of our company stock plans that is then outstanding will be canceled and, in exchange, each holder of any such canceled DSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the sum of (A) the product of (i) the merger consideration of $83.50 per share and (ii) the number of DSUs subject to such canceled DSU Award and (B) all dividend equivalents accrued with respect to such DSUs to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such DSUs; and

•	each Performance Award that is then outstanding will become vested on a prorated basis and the applicable performance goal(s) will be deemed to have been satisfied at 100% of the target level of performance, and such then outstanding Performance Awards will be canceled and, in exchange, each holder of any such canceled Performance Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the sum of (A) the product of (i) the merger consideration of $83.50 per share and (ii) the number of performance shares earned or deemed to have been earned in accordance with the terms of the merger agreement and (B) all dividend equivalents accrued with respect to such prorated number of performance shares subject to such Performance Award to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such Performance Award.

All Stock Options, RSUs and Performance Awards and any cash-based long-term incentive awards granted after the date of the merger agreement will vest on a prorated basis at the effective time of the merger, and any portion that does not vest at the effective time of the merger will be forfeited for no consideration.

Interests of Directors and Executive Officers in the Merger (see page 51)

In considering the recommendation of the Board that you vote “FOR” the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Beam stockholders generally. The Board was aware of these interests and considered them at the time it approved the merger agreement and made its recommendation to Beam stockholders.

Conditions to the Merger (see page 82)

Each party’s obligations to complete the merger are subject to the satisfaction or waiver (where permitted) of the following conditions:

•	receipt of the affirmative vote of the holders of a majority of the outstanding shares of Beam common stock to adopt the merger agreement;

•	(i) any applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), relating to the consummation of the merger having expired or been terminated and (ii) receipt of antitrust approval from the European Commission; and

•	no governmental entity having issued, enacted, entered, promulgated or enforced any law or order that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger.

The obligations of Suntory Holdings and Sub to complete the merger are also subject to the satisfaction or waiver by Suntory Holdings of additional conditions, including:

•	subject to, in certain cases, certain materiality qualifiers, the accuracy of each of our representations and warranties;

•	our performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement; and

•	since the date of the merger agreement, there not having occurred any changes, circumstances, events or effects, that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on Beam.

Our obligations to complete the merger are also subject to the satisfaction or waiver by us of additional conditions, including:

•	subject to certain materiality qualifiers, the accuracy of each of the representations and warranties of Suntory Holdings and Sub; and

•	Suntory Holdings’ and Sub’s performance and compliance in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement.

Regulatory Approvals (see page 62)

Under the merger agreement, the respective obligations of Beam, Suntory Holdings and Sub to complete the merger are subject to, among other things, the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the completion of the merger under the HSR Act and the receipt of antitrust approval from the European Commission. In the event that the merger has not closed by June 11, 2014, by reason of the failure to obtain the antitrust approvals that are conditions to closing under the merger agreement, then the deadline for completing the merger may be extended by either Beam or Suntory Holdings from time to time by written notice to the other party up to a date not beyond August 7, 2014. For a description of Beam’s and Suntory Holdings’ respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 77.

Financing (see page 58)

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Beam stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $14.2 billion based upon the number of shares of Beam common stock (and our other equity-based interests) outstanding as of January 30, 2014, will be funded through a combination of Suntory Holdings’ cash on-hand and up to $12.5 billion of debt financing. Suntory Holdings has entered into a debt commitment letter, dated as of January 13, 2014, with The Bank of Tokyo-Mitsubishi UFJ (which we refer to as “BTMU”). Pursuant to and subject to the terms of the debt commitment letter, BTMU has committed to arrange and underwrite multi-currency, unsubordinated, unsecured credit facilities in an aggregate amount of up to $12.5 billion. Although the debt financing described above is not subject to a due diligence or “market out,” the obligation of BTMU to provide debt financing under the debt commitment letter is subject to a number of conditions, and such financing should not be considered assured.

The completion of the merger is not conditioned upon Suntory Holdings’ receipt of financing.

Restriction on Solicitation of Competing Proposals (see page 74)

The merger agreement generally restricts Beam’s ability to solicit, directly or indirectly, potential competing proposals from third parties, or engage in discussions or negotiations with, or furnish non-public information regarding Beam or any of our subsidiaries to, third parties regarding any potential competing proposal. In addition, the merger agreement restricts Beam’s ability to reimburse the expenses of any other person with respect to any competing proposal or offer that could reasonably be expected to lead to a competing proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, Beam is permitted to furnish information with respect to Beam and our subsidiaries and participate in discussions or negotiations with third parties making a competing proposal that the Board determines in good faith, after consultation with our outside financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal and that the failure to furnish information to or participate in discussions or negotiations with respect to such competing proposal would be inconsistent with the Board’s fiduciary duties under applicable law. Under certain circumstances, Beam is permitted to terminate the merger agreement, in order to enter into a definitive acquisition agreement with respect to a superior proposal, upon payment by Beam to Suntory Holdings of either a $275,000,000 termination fee, if Beam terminates the merger agreement prior to 5:00 p.m. U.S. Central Time on February 26, 2014, or $425,000,000 if Beam terminates the merger agreement after such time.

Termination of the Merger Agreement (see page 84)

The merger agreement may be terminated at any time by the mutual written consent of Suntory Holdings and Beam. The merger agreement may also be terminated by either Suntory Holdings or Beam if:

•	the merger has not been consummated on or before June 11, 2014, except that if, on June 11, 2014, the conditions relating to receipt of required United States and European Union antitrust approvals have not been satisfied, but all of the other conditions to closing have been satisfied (or are reasonably capable of being satisfied at closing), then such date may be extended from time to time upon written notice by either Beam or Suntory Holdings up to a date that is not beyond August 7, 2014 (which we refer to as the “outside date”) but in no event to a date less than five business days after the date of such written notice;

•	Beam stockholders have not adopted the merger agreement at the stockholder meeting at which a vote on the adoption of the merger agreement was taken, or at any adjournment or postponement of such meeting; or

•	any governmental entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any law or order permanently enjoining, restraining or prohibiting the merger, and such law or order has become final and non-appealable; provided that this termination right will only be available to a party that has complied with certain of the requirements described in the section entitled “The Agreement and Plan of Merger—Efforts to Complete the Merger,” beginning on page 77.

Beam may also terminate the merger agreement if:

•	the Board in compliance with the merger agreement has authorized Beam to enter into a definitive acquisition agreement with respect to a superior proposal, Beam has paid the requisite termination fee and immediately following the termination of the merger agreement Beam enters into such definitive agreement with respect to such superior proposal; or

•	at any time (i) there is an inaccuracy in Suntory Holdings’ or Sub’s representations or warranties contained in the merger agreement or Suntory Holdings or Sub fails to perform its covenants or other agreements under the merger agreement, in either case, such that a condition to closing relating to the accuracy of Suntory Holdings’ and Sub’s representations and warranties or Suntory Holdings’ and Sub’s performance or compliance with its covenants and agreements would not be satisfied and (ii) Suntory Holdings or Sub fails to cure such inaccuracy or failure to perform, or such inaccuracy or failure to perform is not capable of being cured, within a specified time period.

Suntory Holdings may also terminate the merger agreement if:

•	at any time prior to the meeting of Beam stockholders with respect to the merger, (i) the Board has made a change of Company recommendation (as defined below under the section entitled “The Agreement and Plan of Merger—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 76), (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) the Board has failed to unconditionally reaffirm the Board’s recommendation in favor of the transactions contemplated by the merger agreement within 10 business days after Suntory Holdings delivers to us a written request to do so after a competing proposal has been publicly disclosed or has become publicly known; or

•	at any time (i) there is an inaccuracy in our representations or warranties contained in the merger agreement or we fail to perform our covenants or other agreements under the merger agreement, in either case, such that a condition to closing relating to the accuracy of our representations and warranties or our performance or compliance with our covenants and agreements would not be satisfied and (ii) we fail to cure such inaccuracy or failure to perform, or such inaccuracy or failure to perform is not capable of being cured, within a specified time period.

Termination Fees (see page 85)

Upon termination of the merger agreement under specified circumstances, we will be required to pay Suntory Holdings a termination fee of $425,000,000. We will be required to pay Suntory Holdings a termination fee of $275,000,000 if, prior to 5:00 p.m. U.S. Central Time on February 26, 2014, we terminate the merger agreement after the Board, in compliance with the obligations described in the merger agreement, has authorized Beam to enter into a definitive acquisition agreement with respect to a superior proposal and immediately following the termination of the merger agreement Beam enters into such definitive agreement with respect to such superior proposal.

Appraisal Rights (see page 88)

Under Delaware law, holders of shares of Beam common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”). A holder of Beam common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law (which we refer to as “dissenting stockholders”) will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of Beam common stock in connection with the merger. Fair value will be determined by the Delaware Court of Chancery following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of Beam common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “Appraisal Rights,” beginning on page 88.

To seek appraisal, a Beam stockholder of record must deliver a written demand for appraisal to Beam before the vote on the merger agreement at the Beam special meeting, not vote in favor of the proposal to adopt the merger agreement, continuously hold the shares of Beam common stock through the date the merger is completed, and otherwise comply with the procedures set forth in Section  262 of the DCGL. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

Litigation Related to the Merger (see page 62)

Beam, the Board, Sub and, in some cases, Suntory Holdings have been named as defendants in certain lawsuits brought by purported Beam stockholders seeking, among other things, to enjoin the proposed merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 59)

The receipt of cash for shares of Beam common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder (as such term is defined below in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 59) who receives cash in exchange for shares of Beam common stock in the merger will recognize gain or loss equal to the difference, if any, between the cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Beam common stock (that is, shares acquired for the same cost in a single transaction). You should refer to the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 59 and consult your tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of the merger.

Additional Information (see page 98)

You can find more information about Beam in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting of stockholders and the merger. These questions and answers do not address all questions that may be important to you as a Beam stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On January 12, 2014, Beam entered into the merger agreement with Suntory Holdings and Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement.

Q:	As a stockholder, what will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $83.50 in cash, without interest and subject to any applicable withholding taxes, for each share of Beam common stock you own as of immediately prior to the effective time of the merger.

The receipt of cash for shares of Beam common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Please see the discussion in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 59, for a more detailed description of the U.S. federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local and foreign taxes.

Q:	What will happen to outstanding Beam equity compensation awards in the merger?

A:	For information regarding the treatment of outstanding Beam equity awards, see the section entitled “The Agreement and Plan of Merger—Treatment of Stock Options, Restricted Stock Units, Deferred Stock Units, Performance Awards and Equity Plans,” beginning on page 65.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of Beam stockholders will be held at [—] on [—], 2014, at [—] a.m. Central Time.

Q:	Who is entitled to vote at the special meeting?

A:	Only holders of record of Beam common stock as of the close of business on [—], the record date for the special meeting, are entitled to vote at the special meeting. You will be entitled to one vote on each of the proposals presented in this proxy statement for each share of Beam common stock that you held on the record date.

Q:	What proposals will be considered at the special meeting?

At the special meeting, you will be asked to consider and vote on:

•	a proposal to adopt the merger agreement;

•	a proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 51; and

•	a proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What vote is required to approve each of the proposals?

A:	The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beam common stock entitled to vote on such matter. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. Although the Board intends to consider the vote resulting from this proposal, the vote is advisory only and, therefore, is not binding on Beam or Suntory Holdings or any of their respective subsidiaries, and, if the merger agreement is adopted by Beam stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved. Broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In each case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Q:	How does the Board recommend that I vote on the proposals?

A:	Upon careful consideration, the Board has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Beam and its stockholders, and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the non-binding compensation advisory proposal and “FOR” the proposal to adjourn the special meeting if necessary or appropriate.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger—Reasons for Recommending the Adoption of the Merger Agreement,” beginning on page 36. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Beam stockholders generally. See the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 51.

Q:	Do I need to attend the special meeting in person?

A:	No. It is not necessary for you to attend the special meeting in order to vote your shares. You may vote by mail, by telephone or through the Internet, as described in more detail below.

Q:	How many shares need to be represented at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the voting power of the shares of Beam common stock issued and outstanding and entitled to vote constitutes a quorum for the purpose of considering the proposals. As of the close of business on the record date, there were [—] shares of Beam common stock outstanding. If you are a Beam stockholder as of the close of business on the record date and you vote by mail, by telephone, through the Internet or in person at the special meeting, you will be considered part of the quorum. If you are a “street name” holder of shares of Beam common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Beam common stock held by stockholders that are present in person, or represented by proxy, and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders have indicated on their proxy that they are abstaining from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Q:	Why am I being asked to consider and cast a non-binding advisory vote to approve the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger?

A:	In July 2010, the SEC adopted rules that require companies to seek a non-binding advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the merger. In accordance with the rules promulgated under Section 14A of the Exchange Act, Beam is providing its stockholders with the opportunity to cast a non-binding advisory vote on compensation that may be paid or become payable to Beam’s named executive officers in connection with the merger. For additional information, see the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 25.

Q:	What will happen if Beam stockholders do not approve the non-binding compensation advisory proposal?

A:	The vote to approve the non-binding compensation advisory proposal is a vote separate and apart from the vote to adopt the merger agreement. Approval of the non-binding compensation advisory proposal is not a condition to completion of the merger, and it is advisory in nature only, meaning that it will not be binding on Beam or Suntory Holdings or any of their respective subsidiaries. Accordingly, if the merger agreement is adopted by Beam’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement and the Annexes attached to this proxy statement, please vote your shares of Beam common stock in one of the ways described below as soon as possible. You will be entitled to one vote for each share of Beam common stock that you held and owned on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote by:

•	submitting your proxy by completing, signing and dating each proxy card you receive and returning it by mail in the enclosed prepaid envelope;

•	submitting your proxy by using the telephone number printed on each proxy card you receive;

•	submitting your proxy through the Internet voting instructions printed on each proxy card you receive; or

•	by appearing in person at the special meeting and voting by ballot.

If you are submitting your proxy by telephone or through the Internet, your voting instructions must be received by 11:59 p.m. Eastern Time on the day before the special meeting.

Submitting your proxy by mail, by telephone or through the Internet will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, by telephone or through the Internet even if you plan to attend the special meeting in person to ensure that your shares of Beam common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the approval of the non-binding compensation advisory proposal and “FOR” the approval of the proposal to adjourn the special meeting if necessary or appropriate.

Q:	If my shares are held for me by a bank, broker, trust or other nominee, will my bank, broker, trust or other nominee vote those shares for me with respect to the proposals?

A:	Your bank, broker, trust or other nominee will not have the power to vote your shares of Beam common stock at the special meeting unless you provide instructions to your bank, broker, trust or other nominee on how to vote. You should instruct your bank, broker, trust or other nominee on how to vote your shares with respect to the proposals, using the instructions provided by your bank, broker, trust or other nominee. You may be able to vote by telephone or through the Internet if your bank, broker, trust or other nominee offers these options.

Q:	What if I fail to instruct my bank, broker, trust or other nominee how to vote?

A:	Your bank, broker, trust or other nominee will NOT be able to vote your shares of Beam common stock unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Beam common stock, the failure to provide your nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Furthermore, your shares will not be included in the calculation of the number of shares of Beam common stock present at the special meeting for purposes of determining whether a quorum is present.

Q:	May I change my vote after I have mailed my proxy card or after I have submitted my proxy by telephone or through the Internet?

A:	Yes. You may revoke your proxy or change your vote at any time before it is voted at the special meeting. You may revoke your proxy by delivering a signed written notice of revocation stating that the proxy is revoked and bearing a date later than the date of the proxy to Beam’s Corporate Secretary at 510 Lake Cook Road, Deerfield, Illinois 60015. You may also revoke your proxy or change your vote by submitting another proxy by telephone or through the Internet in accordance with the instructions on the enclosed proxy card. You may also submit a later-dated proxy card relating to the same shares of Beam common stock. If you voted by completing, signing, dating and returning the enclosed proxy card, you should retain a copy of the voter control number found on the proxy card in the event that you later decide to revoke your proxy or change your vote by telephone or through the Internet. Alternatively, your proxy may be revoked or changed by attending the special meeting and voting in person. However, simply attending the special meeting without voting will not revoke or change your proxy. “Street name” holders of shares of Beam common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

If you have instructed a bank, broker, trust or other nominee to vote your shares, you must follow the instructions received from your bank, broker, trust or other nominee to change your vote.

All properly submitted proxies received by us before the special meeting that are not revoked or changed prior to being exercised at the special meeting will be voted at the special meeting in accordance with the instructions indicated on the proxies or, if no instructions were provided, “FOR” each of the proposals.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares of Beam common stock that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to submit your proxies by mailing in each proxy card you receive or by telephone or through the Internet by using the different voter control number(s) on each proxy card.

Q:	What happens if I sell my shares of Beam common stock before the special meeting?

A:	The record date for the special meeting is earlier than the expected date of the merger. If you own shares of Beam common stock as of the close of business on the record date but transfer your shares prior to the special meeting, you will retain your right to vote at the special meeting, but the right to receive the merger consideration will pass to the person who holds your shares as of immediately prior to the effective time of the merger.

Q:	May I exercise dissenters’ rights or rights of appraisal in connection with the merger?

A:	Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, holders of record of Beam common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed. Appraisal rights only will be available to these holders if they deliver a written demand for an appraisal to Beam prior to the vote on the proposal to adopt the merger agreement at the special meeting and they comply with the procedures and requirements set forth in Section 262 of the DGCL, which are summarized in this proxy statement. The appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement. For additional information, see the section entitled “Appraisal Rights,” beginning on page 88.

Q:	If I hold my shares in certificated form, should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will be sent a letter of transmittal that includes detailed written instructions on how to return your stock certificates. You must return your stock certificates in accordance with such instructions in order to receive the merger consideration. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATE(S) NOW.

Q:	Should I send in my Stock Options, RSUs, DSUs or Performance Awards now?

A:	No. Shortly after the merger is completed, your Stock Options, RSUs, DSUs and Performance Awards will either be automatically exchanged for the applicable consideration, or you will receive further instructions for such exchange.

Q:	When is the merger expected to be completed?

A:	We and Suntory Holdings are working toward completing the merger as quickly as possible. We currently anticipate that the merger will be completed during the second quarter of 2014, but we cannot be certain when or if the conditions to the merger will be satisfied or, to the extent permitted, waived. The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Beam stockholders and the receipt of certain regulatory approvals. For additional information, see the section entitled “The Agreement and Plan of Merger—Conditions to the Merger,” beginning on page 82.

Q:	What happens if the merger is not completed?

A:	If the proposal to adopt the merger agreement is not approved by the holders of a majority of the outstanding shares of Beam common stock entitled to vote on the matter or if the merger is not completed for any other reason, you will not receive any consideration from Suntory Holdings or Sub for your shares of Beam common stock. Instead, Beam will remain a public company, and Beam common stock will continue to be registered under the Exchange Act and listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Beam common stock will continue to be subject to the same risks and opportunities to which they are currently subject with respect to their ownership of Beam common stock. Under certain circumstances, if the merger is not completed, we may be obligated to pay Suntory Holdings a termination fee. For additional information, see the section entitled “The Merger—Consequences if the Merger is Not Completed,” beginning on page 58.

Q:	What if I am a participant in the Beam Retirement Savings Plan?

A:	We are mailing this proxy statement and a proxy card to participants in the Beam Retirement Savings Plan (which we refer to as the “Savings Plan”) who invest in the Beam Stock Fund under the Savings Plan. The trustee, as record holder of Beam common stock held in the Savings Plan, will vote whole shares attributable to your interest in the Beam Stock Fund in accordance with your directions given on the proxy card, by telephone or through the Internet. If you invest in the Beam Stock Fund under the Savings Plan and you sign and return the enclosed proxy card, we will forward it to the trustee of the Savings Plan. The proxy card will serve as instructions to the trustee to vote the whole shares attributable to your interest in the manner you indicate on the proxy card. If you do not timely return the proxy card, the trustee will vote the shares attributable to your interest in the Beam Stock Fund in the same manner and proportion as the interest with respect to which voting instructions have been timely received, unless contrary to applicable law. If you return a signed proxy card that covers shares attributable to your interest in the Beam Stock Fund but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

Q:	Are there any requirements if I plan on attending the special meeting?

A:	If you wish to attend the special meeting, you may be asked to present valid photo identification. Please note that if you hold your shares in “street name,” you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Beam.

Q:	Where can I find more information about Beam?

A:

Beam files periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our

SEC filings are also available to the public at the SEC’s website at www.sec.gov. For a more detailed description of the information available, see the section entitled “Where You Can Find More Information,” beginning on page 98.

Q:	Who can help answer my questions?

A:	For additional questions about the merger, assistance in submitting proxies or voting shares of Beam common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free: (877) 687-1875

Banks and Brokers call collect: (212) 750-5833

If your shares are held for you by a bank, broker, trust or other nominee, you should also call your bank, broker, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any statements in this proxy statement about expectations, beliefs, plans, objectives, prospects, assumptions or future events or performance that are not historical facts, including statements regarding the expected timing, completion and effects of the merger, are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results or outcomes to differ materially from the results or outcomes expressed in the statements. Among the key factors that could cause actual results or outcomes to differ materially from those projected in the forward-looking statements are the following: the parties’ ability to satisfy the conditions to the completion of the merger, including the receipt of approval by Beam stockholders; the parties’ ability to obtain regulatory approvals on the terms expected and on the anticipated schedule; unanticipated difficulties or expenditures relating to the transactions contemplated by the merger agreement; legal proceedings instituted against Beam and others following announcement of the merger agreement; disruptions of current plans and operations caused by the announcement of the merger agreement and pendency of the transactions contemplated by the merger agreement; potential difficulties in employee retention as a result of the announcement of the merger agreement and pendency of the transactions contemplated by the merger agreement; the response of customers, distributors, suppliers and competitors to the announcement of the merger agreement; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Beam to pay a termination fee; the parties’ ability to complete the transactions contemplated by the merger agreement in a timely manner or at all; the diversion of management’s attention from ongoing business concerns; limitations placed on Beam’s ability to operate its business under the merger agreement; and the factors described in Item 1A of Beam’s annual report on Form 10-K for the year ended December 31, 2012 and in the other filings and reports that Beam makes with the SEC as described in the section entitled “Where You Can Find More Information,” beginning on page 98. Because the factors referred to above and other factors, including general industry and economic conditions and the effect of future or existing local or federal laws or regulations affecting the spirits industry, could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this proxy statement, based on information available to Beam as of the date of this proxy statement, and Beam undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

PARTIES TO THE MERGER

Beam

Beam Inc. is a leading premium spirits company that, through its consolidated subsidiaries, makes and sells branded distilled spirits products in major markets worldwide. Our principal products include bourbon whiskey, tequila, Scotch whisky, Canadian whisky, vodka, cognac, rum, cordials, and ready-to-drink pre-mixed cocktails. Our diverse portfolio includes several of the world’s top premium spirits brands.

Beam became a stand-alone public spirits company in October 2011. Shares of Beam common stock are listed on the NYSE and trade under the symbol “BEAM.”

Beam’s principal executive offices are located at 510 Lake Cook Road, Deerfield, Illinois 60015, and our telephone number is (847) 948-8888. Our website address is www.beamglobal.com. The information provided on our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website in this proxy statement.

Additional information about Beam is contained in our public filings, which are incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information,” beginning on page 98, for more information.

Suntory Holdings

Suntory Holdings is a privately held Japanese corporation, and its subsidiaries comprising the Suntory Group are leading producers and distributors of alcoholic and non-alcoholic beverages. Suntory Group commenced its business in Osaka, Japan in 1899 and currently operates in Asia, Oceania, Europe, the Americas and Africa. Suntory Group’s alcoholic beverage business encompasses whisky, beer, wine and ready-to-drink brands.

The Suntory Holdings headquarters are located at 2-3-3 Daiba, Minato-ku Tokyo 135-8631, Japan, its phone number is 81-3-5579-1150 and its website address is www.suntory.com. The information provided on Suntory Holdings’ website is not part of this proxy statement and is not incorporated by reference in this proxy statement.

Sub

Suntory Holdings formed SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Suntory Holdings, on January 8, 2014, solely for the purpose of engaging in the transactions contemplated by the merger agreement. Sub has not carried on any activities on or prior to the date of this proxy statement, except for activities incidental to its formation and activities undertaken in connection with Suntory Holdings’ acquisition of Beam. Upon completion of the merger, Sub will merge with and into Beam, and Sub will cease to exist. Sub’s principal executive offices are located at 2-3-3 Daiba, Minato-ku, Tokyo, 135-8631, Japan, and its telephone number is 81-3-5579-1150.

THE SPECIAL MEETING

We are furnishing this proxy statement as part of the solicitation of proxies by the Board for use at the special meeting and at any properly convened meeting following an adjournment or postponement of the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held on [—], 2014, at [—] a.m. Central Time, at [—].

Beam stockholders who wish to attend the special meeting may be asked to present valid photo identification. Please note that if you hold your shares of Beam common stock in “street name” (i.e., in the name of a bank, broker, trust or other nominee) you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, sound or video recording devices or any similar equipment, or the distribution of any printed materials, will not be permitted at the meeting without the approval of Beam.

Purpose of the Special Meeting

At the special meeting, Beam’s stockholders of record will be asked to consider and vote on:

1.	A proposal to adopt the merger agreement, pursuant to which, subject to the satisfaction or waiver of certain specified conditions, Sub will merge with and into Beam, with Beam continuing as the surviving corporation;

2.	A proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger, as discussed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger,” beginning on page 51; and

3.	A proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. By a unanimous vote, the Board approved the merger agreement, declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of, Beam and its stockholders, directed that a proposal to adopt the merger agreement be submitted to a vote at a meeting of Beam stockholders and recommended that Beam stockholders vote for adoption of the merger agreement. Accordingly, the Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

The Board also unanimously recommends a vote “FOR” the non-binding compensation proposal and “FOR” the approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum

Each holder of record of shares of Beam common stock as of the close of business on [—], which is the record date for the special meeting, is entitled to receive notice of, and to vote at, the special meeting. You will be entitled to one vote for each share of Beam common stock that you held and owned on the record date. As of the record date, there were [—] shares of Beam common stock issued and outstanding and entitled to vote at the special meeting. The presence at the special meeting, in person or by proxy, of the holders of [—] shares of Beam common stock (a majority of the voting power of the shares of Beam common stock issued and outstanding and entitled to vote) constitutes a quorum for the special meeting.

If you are a Beam stockholder of record and you vote by mail, by telephone or through the Internet or in person at the special meeting, then your shares of Beam common stock will be counted as part of the quorum. If you are a “street name” holder of shares of Beam common stock and you provide your bank, broker, trust or other nominee with voting instructions, then your shares will be counted in determining the presence of a quorum. If you are a “street name” holder of shares and you do not provide your bank, broker, trust or other nominee with voting instructions, then your shares will not be counted in determining the presence of a quorum.

All shares of Beam common stock held by stockholders of record that are present in person, or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum. In the absence of a quorum, the special meeting may be adjourned.

Vote Required for Approval

Merger Agreement Proposal. The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beam common stock entitled to vote on such matter.

Non-Binding Compensation Advisory Proposal. The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, is not binding on Beam or Suntory Holdings or any of their respective subsidiaries, and, if the merger agreement is adopted by Beam stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

Adjournment Proposal. The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time.

Effect of Abstentions and Broker Non-Votes

The proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beam common stock entitled to vote on such matter. Therefore, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

The proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. Consequently, broker non-votes will have no effect on approval of the proposal. However, the abstention from voting will have the same effect as a vote “AGAINST” the proposal. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In that case, broker non-votes will have no effect on approval of the proposal; however, the abstention from voting will have the same effect as a vote “AGAINST” the proposal.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters. Accordingly, if your shares are held in “street name,” a bank, broker, trust or other nominee will NOT be able to vote your shares of Beam common stock (referred to as a “broker non-vote”), and your shares will not be counted in determining the presence of a quorum unless you have properly instructed your bank, broker, trust or other nominee on how to vote. Because the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of Beam common stock, the failure to provide your bank, broker, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the approval of each of (1) the non-binding compensation advisory proposal and (2) the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter, and because your bank, broker, trust or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on approval of that proposal.

How to Vote

Stockholders have a choice of voting by proxy by completing a proxy card and mailing it in the prepaid envelope provided, by calling a toll-free telephone number or through the Internet. Please refer to your proxy card or the information forwarded by your bank, broker, trust or other nominee to see which options are available to you. The telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on the day before the special meeting.

If you submit your proxy by mail, by telephone or through the Internet voting procedures, but do not include “FOR,” “AGAINST” or “ABSTAIN” on a proposal to be voted, your shares of Beam common stock will be voted in favor of that proposal. If you indicate “ABSTAIN” on a proposal to be voted, it will have the same effect as a vote “AGAINST” that proposal. If you wish to vote by proxy and your shares are held by a bank, broker, trust or other nominee, you must follow the voting instructions provided to you by your bank, broker, trust or other nominee. Unless you give your bank, broker, trust or other nominee instructions on how to vote your shares of Beam common stock, your bank, broker, trust or other nominee will not be able to vote your shares on the proposals.

If you wish to vote in person at the special meeting and your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the bank, broker or other holder of record authorizing you to vote at the special meeting.

If you do not submit a proxy or otherwise vote your shares of Beam common stock in any of the ways described above, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will have no effect on approval of the non-binding compensation advisory proposal or the approval of the proposal to adjourn the special meeting if necessary or appropriate.

If you have any questions about how to vote or direct a vote in respect of your shares of Beam common stock, you may contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at: (877) 687-1875.

YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATE(S) WITH YOUR PROXY CARD. A letter of transmittal with instructions for the surrender of certificates representing shares of Beam common stock will be mailed to stockholders if the merger is completed.

Revocation of Proxies

Any proxy given by a Beam stockholder may be revoked at any time before it is voted at the special meeting by doing any of the following:

•	by submitting another proxy by telephone or through the Internet, in accordance with the instructions on the proxy card;

•	by delivering a signed written notice of revocation bearing a date later than the date of the proxy to Beam’s Corporate Secretary at 510 Lake Cook Road, Deerfield, Illinois 60015, stating that the proxy is revoked;

•	by submitting a later-dated proxy card relating to the same shares of Beam common stock; or

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting).

“Street name” holders of shares of Beam common stock should contact their bank, broker, trust or other nominee to obtain instructions as to how to revoke or change their proxies.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed one or more times to a later day or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement. Your shares will be voted on any adjournment proposal in accordance with the instructions indicated in your proxy.

If a quorum is present at the special meeting, the special meeting may be adjourned if there is an affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter may adjourn the meeting to another place, date or time. In either case, the adjourned meeting may take place without further notice other than by an announcement made at the special meeting unless the adjournment is for more than 30 days or, if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are insufficient votes at the time of the special meeting to adopt the merger agreement, then Beam may seek to adjourn the special meeting. In addition, the Board may, after consultation with Suntory Holdings, postpone the special meeting upon public announcement made prior to the date previously scheduled for the special meeting for the purpose of soliciting additional proxies or as otherwise permitted under the merger agreement.

Solicitation of Proxies

Beam is soliciting the enclosed proxy card on behalf of the Board, and Beam will bear the expenses in connection with the solicitation of proxies. In addition to solicitation by mail, Beam and its directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Beam has retained Innisfree M&A Incorporated to assist in the solicitation process. Beam will pay Innisfree M&A Incorporated a fee of approximately $25,000 plus reimbursement of certain specified out-of-pocket expenses. Beam also has agreed to indemnify Innisfree M&A Incorporated against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Beam will ask banks, brokers, trusts and other nominees to forward Beam’s proxy solicitation materials to the beneficial owners of shares of Beam common stock held of record by such banks, brokers, trusts or other nominees. Beam will reimburse these banks, brokers, trusts or other nominees for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Stockholder List

A list of Beam stockholders entitled to vote at the special meeting will be available for examination by any Beam stockholder at the special meeting. At least ten days prior to the date of the special meeting, this stockholder list will be available for inspection by Beam stockholders, subject to compliance with applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 510 Lake Cook Road, Deerfield, Illinois 60015.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at (877) 687-1875.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, Beam stockholders will consider and vote on a proposal to adopt the merger agreement. You should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger. In particular, you should read in its entirety the merger agreement, which is attached as Annex A to this proxy statement. In addition, see the sections entitled “The Merger,” beginning on page 27, and “The Agreement and Plan of Merger,” beginning on page 64.

The Board unanimously recommends that Beam stockholders vote “FOR” the proposal to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Beam common stock represented by such proxy card will be voted “FOR” the proposal to adopt the merger agreement.

Under our restated certificate of incorporation and Delaware law, the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Beam common stock entitled to vote on such proposal.

PROPOSAL 2: NON-BINDING COMPENSATION ADVISORY PROPOSAL

Under Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to provide stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section entitled “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 54 including the table entitled “Golden Parachute Payment” and accompanying footnotes. Accordingly, Beam stockholders are being provided with the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Beam or the Board, and approval of this proposal is not a condition to completion of the merger. Because the merger-related executive compensation to be paid in connection with the merger is based on the terms of the merger agreement as well as the contractual arrangements with the named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto). However, Beam seeks your support and believes that your support is appropriate because Beam has a comprehensive executive compensation program designed to link the compensation of our executives with Beam’s performance and the interests of Beam’s stockholders. Accordingly, we ask that you vote on the following resolution:

“RESOLVED, that the stockholders of Beam Inc. approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to the named executive officers of Beam Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Directors and Executive Officers in the Merger—Golden Parachute Compensation,” beginning on page 54 (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

The Board unanimously recommends that Beam stockholders vote “FOR” the non-binding compensation advisory proposal.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Beam common stock represented by such proxy card will be voted “FOR” the non-binding compensation advisory proposal.

The approval of the non-binding compensation advisory proposal requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. The vote is advisory only and, therefore, not binding on Beam or Suntory Holdings or any of their respective subsidiaries, and, if the merger agreement is adopted by Beam’s stockholders and the merger is completed, the compensation that is based on or otherwise relates to the merger will be payable to our named executive officers even if this proposal is not approved.

PROPOSAL 3: AUTHORITY TO ADJOURN THE SPECIAL MEETING

Beam stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Board unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you return a properly executed proxy card, but do not indicate instructions on your proxy card, your shares of Beam common stock represented by such proxy card will be voted “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate.

The approval of the proposal to adjourn the special meeting if necessary or appropriate requires the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter. In addition, even if a quorum is not present at the special meeting, the affirmative vote of shares representing a majority of the voting power of the shares present in person or represented by proxy at the special meeting entitled to vote on such matter, may adjourn the meeting to another place, date or time.

THE MERGER

Overview

Beam is seeking the adoption by Beam stockholders of the merger agreement Beam entered into on January 12, 2014 with Suntory Holdings and Sub. Under the terms of the merger agreement, subject to the satisfaction or waiver of specified conditions, Sub will merge with and into Beam. Beam will survive the merger as a wholly-owned subsidiary of Suntory Holdings. The Board has approved the merger agreement and unanimously recommends that Beam stockholders vote “FOR” the proposal to adopt the merger agreement.

Upon completion of the merger, each share of Beam common stock that is issued and outstanding immediately prior to the effective time of the merger (other than (i) shares held by stockholders of Beam who have properly exercised and perfected appraisal rights under Delaware law and (ii) shares that are held in the treasury of Beam or owned of record by any wholly-owned subsidiary of Beam, Suntory Holdings or any wholly-owned subsidiary of Suntory Holdings) will automatically be canceled, cease to exist, and will be converted into the right to receive $83.50 per share, in cash, without interest and subject to any applicable withholding taxes.

Following the completion of the merger, Beam will cease to be a publicly traded company and will become a wholly-owned subsidiary of Suntory Holdings.

Background of the Merger*

Over the years, the Board has regularly reviewed Beam’s strategy with respect to its portfolio, distribution alliances and potential step-up combinations. With the approval of the Board, since Beam became a standalone spirits company in October 2011, Beam management has met periodically with various industry participants to develop relationships and occasionally discuss potential commercial opportunities and industry consolidation scenarios, and Beam management has provided periodic updates to the Board regarding strategy initiatives and these industry dialogues. As part of its review of Beam’s strategic opportunities, the Board has, from time to time, consulted with Centerview and Credit Suisse, each of which has a long-standing relationship with Beam.

On November 6, 2013, representatives of Beam, including Mr. Matthew J. Shattock, Beam’s President and Chief Executive Officer, met with Suntory Holdings representatives in Tokyo, Japan regarding the parties’ ongoing business relationship, including Beam’s distribution arrangement in Japan with Suntory Liquors Ltd., a wholly-owned subsidiary of Suntory Holdings. During the course of discussions, Mr. Nobutada Saji, Suntory Holdings’ President and Chairman, requested a separate, confidential meeting with Mr. Shattock. During that separate meeting, Mr. Saji informed Mr. Shattock that Suntory Holdings desired to contact Beam’s Chairman to discuss Suntory Holdings’ potential interest in purchasing Beam. In response, Mr. Shattock stated that this was a matter for the Board and that he would send Mr. Saji the contact information for Mr. A. D. David Mackay, Beam’s Chairman.

On November 7, 2013, Suntory Holdings sent the following letter to the Board:

*	All dates are provided as of U.S. Central Time.

PRIVATE & CONFIDENTIAL

Board of Directors

Beam Inc.

510 Lake Cook Road, Deerfield, IL 60015 USA

Attention: Mr. David Mackay

Chairman of the Board of Directors

November 7, 2013

Ladies and Gentlemen:

Today, I would like to present Suntory Holdings Limited’s (“Suntory”) strong interest in pursuing a business combination with Beam Inc. (“Beam” or the “Company”). We believe that a combination of our two companies (i) makes compelling business sense, (ii) presents an attractive opportunity to increase the size and improve the efficiency of our overall positions in the markets that we serve, and (iii) is in the best interests of each company and its respective shareholders, customers and employees.

As such, we are pleased to present the following proposal to acquire Beam (“Proposal”). Our Proposal has been constructed in order to provide Beam shareholders with premium value without undue delay.

Summary of Offer

We are prepared to pursue an acquisition of all of the outstanding shares of Beam common stock in an all-cash transaction at a price of $78 per share, representing a total aggregate value of $15 billion. This offer reflects a premium of approximately 20% to the average closing share price over the last three months, and a price that is higher than the all-time high trading price since the spin-off of Beam from Fortune Brands of $70.30 per share. It also represents an aggregate value to FY2013E EBITDA multiple of 19x (using the FY2013E EBITDA based on equity research consensus). We are confident that this presents a compelling value proposition for your shareholders.

Financing

Suntory intends to fund the transaction through a combination of cash on hand and new credit facilities provided by Bank of Tokyo-Mitsubishi UFJ (“BTMU”). We attach a “highly confident” letter furnished by BTMU with respect to the financing for our Proposal. We anticipate receipt of fully executed commitment letters from our financing banks prior to the announcement of any transaction.

Due Diligence and Timeline

The offer is subject to the satisfactory completion of our customary due diligence with respect to Beam. We are prepared to move forward immediately to commence our confidential due diligence and given our significant experience in this sector, we would be capable of conducting an efficient diligence process with minimum disruption to Beam. We have assembled appropriate internal and external diligence teams, and Suntory is prepared to commit all necessary resources to proceed in an expedited manner. We believe that with adequate access to the necessary information and Beam management we can complete all required due diligence concurrently with the negotiation of a definitive agreement, all within a period of approximately three weeks.

Suntory Approvals

The members of the Suntory Board of Directors, including myself, have unanimously approved the making of this Proposal and are enthusiastic about pursuing the transaction. While the approval of the Suntory Board of Directors would be required for the execution of a definitive merger agreement, no shareholder approval on Suntory’s part would be required.

Regulatory Approvals

We do not anticipate any regulatory issues that would delay the expeditious completion of the transaction. We are prepared to make the appropriate anti-trust filings promptly after execution of definitive agreements, and envisage the prompt clearance of the transaction by regulators.

Strategy for the Combined Business

Building on our longstanding successful business relationship, the collaboration of our product portfolios and operating platforms will establish the basis for significant business opportunities to successfully compete and participate in the future growth of the industry. Our business has a balanced footprint in the North American and Asian markets and will have a strong position to further expand in Europe and capture future growth in Asian and South American emerging markets.

We would like to re-emphasize that we view Beam as the ideal global platform to further expand Suntory’s operations in the spirits industry. We have an extremely high regard for Beam’s existing management, employees, operations, market positioning and its history. We pursue a highly decentralized approach with respect to operations and management. Additionally we neither have a desire to reduce the scale of Beam’s existing platform nor to initiate restructuring measures resulting in major workforce reductions. Our Orangina acquisition in 2009 provides an excellent example of how we foresee the potential partnership with Beam. Suntory has retained and further strengthened the Orangina platform, respecting the expertise of existing management and employees which resulted in the strong performance of the company since being part of the broader Suntory family.

Others

We have retained Morgan Stanley as our financial advisor and Cleary Gottlieb Steen & Hamilton as our legal advisor.

This letter and any subsequent discussions or contact with Suntory as well as its advisors should be kept strictly confidential. Our proposal is conditioned upon, among other things, confirmatory due diligence and the negotiation and execution of mutually acceptable definitive transaction documents containing terms and conditions customary for transactions of this type. This letter is not intended to give rise to any legally binding obligations of either Suntory or Beam. Those obligations will arise only upon entering into definitive agreements providing for a transaction.

Based on our enthusiasm for pursuing this transaction, we are looking forward to further discuss the Proposal and the path forward with you and would hope to hear back from you shortly. Again, we are willing to dedicate considerable time and resources to this process, and our offer has the full support and all required approvals from our Board of Directors.

We believe this is a unique opportunity to deliver significant value for Beam’s shareholders and better position the combined business to compete globally. We hope that the Beam Board of Directors shares our enthusiasm, and we are prepared to meet with your management team and the Beam Board at your earliest convenience.

Sincerely,

Suntory Holdings Limited

/s/ Nobutada Saji
Nobutada Saji
President and Chairman of the Board

That same day, the Board held a special telephonic meeting at which representatives of Sidley Austin LLP, Beam’s outside legal counsel (which we refer to as “Sidley Austin”), were present. During the meeting, Mr. Shattock described his conversation with Mr. Saji on November 6, 2013, and the Board engaged in preliminary discussions regarding the proposal to acquire all of the outstanding shares of Beam common stock for $78.00 per share in cash, as set forth in the November 7, 2013 letter from Suntory Holdings (which we refer to as the “November 7 Proposal”). In addition, representatives of Sidley Austin discussed with the Board its fiduciary duties in the context of considering Beam’s strategic alternatives, including a potential sale of Beam. The Board determined to assemble a team of advisors, including Centerview and Credit Suisse as financial advisors to Beam, based on a number of factors, including Centerview’s and Credit Suisse’s long-standing relationship with Beam and familiarity with Beam and its industry. Each of Centerview and Credit Suisse was understood not to have provided any investment banking services to Suntory Holdings or any of its subsidiaries during the preceding two years.

On November 11, 2013, the Board held another special telephonic meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present to continue discussion of the November 7 Proposal. During the meeting, representatives of Sidley Austin summarized their previous advice regarding the Board’s fiduciary duties, and Centerview and Credit Suisse discussed certain financial matters relating to the November 7 Proposal. Mr. Shattock and Mr. Robert F. Probst, Beam’s Senior Vice President and Chief Financial Officer, then provided management’s perspective as to the November 7 Proposal and the potential opportunities and risks relating to Beam’s three-year strategic plan. During the course of discussions at this meeting, the Board identified additional information that might assist the Board in determining whether to engage in any discussions with Suntory Holdings on the basis of the terms of the November 7 Proposal.

On November 12, 2013, in keeping with the Board’s direction to nurture relationships with key industry representatives, Mr. Shattock had a periodic update meeting with a representative of another company in the industry (which we refer to as “Party X”), which had been scheduled in early October 2013. During the meeting, the Party X representative stated that Party X might consider a business combination with Beam but that it was unlikely that Party X would be interested in acquiring all of Beam. There was no discussion of valuation in connection with any such business combination.

On November 14, 2013, the Board held a special in-person meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present. During the meeting, Messrs. Probst and Shattock presented Beam’s current business outlook and management’s strategic plan for 2014 through 2016, summarizing the potential risks and opportunities in the plan. Messrs. Shattock and Probst then provided their perspective as to the November 7 Proposal, and Mr. Shattock described the November 12, 2013 meeting with Party X. Centerview and Credit Suisse discussed their preliminary financial review of the November 7 Proposal and potential alternative strategies and discussed with the Board potential next steps. After discussion, the Board unanimously determined not to proceed with discussions with Suntory Holdings on the basis of the November 7 Proposal, and the Board directed Mr. Mackay and Mr. Shattock to communicate this decision to Mr. Saji. The Board also directed Beam’s financial advisors to communicate to Suntory Holdings’ financial advisor, Morgan Stanley & Co. LLC acting together with Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (which we refer to collectively as “Morgan Stanley”), the Board’s decision and rationale.

Messrs. Shattock and Mackay arranged for a call with Mr. Saji on November 19, 2013. During this call, Messrs. Shattock and Mackay thanked Mr. Saji for Suntory Holdings’ interest in Beam and informed him that the Board had unanimously determined not to proceed with discussions with respect to the potential sale of Beam on the basis of the November 7 Proposal.

Shortly thereafter on November 19, 2013, in accordance with the Board’s directives, a representative of Centerview met with a representative of Morgan Stanley (with a representative of Credit Suisse participating by telephone) to inform the Morgan Stanley representative of the Board’s decision not to proceed with discussions on the basis of the November 7 Proposal.

On November 20, 2013, Mr. Kenton R. Rose, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary of Beam, sent a memorandum to the Board providing an update on discussions with Suntory Holdings.

On November 29, 2013, a Morgan Stanley representative sent an email to Centerview and Credit Suisse representatives stating that the Morgan Stanley representative hoped to deliver a revised proposal on behalf of Suntory Holdings on December 2, 2013.

On December 1, 2013, at the request of a Morgan Stanley representative, representatives of Morgan Stanley and Centerview met in person (with a Credit Suisse representative participating by telephone). During the meeting, the Morgan Stanley representative reiterated Suntory Holdings’ interest in acquiring Beam and stated that Suntory Holdings believed that the November 7 Proposal was compelling and in the best interests of Beam’s stockholders. The Morgan Stanley representative confirmed that Suntory Holdings desired a negotiated transaction and stated that Suntory Holdings was increasing its proposed purchase price to $82.00 per share of Beam common stock (which we refer to as the “December 1 Proposal”). During the meeting, the Morgan Stanley representative stated that Suntory Holdings’ lenders would provide a U.S.-style commitment letter at the appropriate time. The Morgan Stanley representative further indicated that Suntory Holdings desired to conduct due diligence for two to four weeks, including meetings with Beam’s management and a financial review.

On December 2, 2013, Mr. Rose sent an update to the Board regarding the December 1 Proposal and Suntory Holdings’ request to conduct due diligence.

On December 3, 2013, a Morgan Stanley representative contacted Centerview and Credit Suisse representatives to provide Beam with more information and certainty regarding Suntory Holdings’ financing. The Morgan Stanley representative reiterated BTMU’s willingness to prepare debt financing commitment papers, subject to the completion of due diligence, and indicated that, given the costs involved, Suntory Holdings desired confirmation that the Board desired to proceed on the basis of the December 1 Proposal.

Also on December 3, 2013, at Beam’s request, a Credit Suisse representative contacted a representative of Party X to follow up on the November 12, 2013 conversation between Mr. Shattock and a Party X representative. The Party X representative indicated that the November 12, 2013 conversation had been a preliminary conceptual discussion rather than a proposal and that Party X was not in a position to make any proposal at that time.

On December 4, 2013, the Board held a regularly scheduled in-person meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present. During the meeting, Centerview and Credit Suisse summarized communications with Suntory Holdings and its financial advisor since the previous board meeting and discussed their preliminary financial review of the December 1 Proposal, and the Board discussed potential responses to the December 1 Proposal. The Credit Suisse representative also described the informal conversation with the Party X representative on December 3, 2013. Sidley Austin representatives reviewed the fiduciary duties of the Board in connection with a potential change of control of Beam. Messrs. Shattock and Probst provided the Board with management’s thoughts with respect to the December 1 Proposal. In addition, the Board directed the representatives of Centerview and Credit Suisse to convey to representatives of Morgan Stanley that Beam would not enter into a definitive agreement with respect to the sale of Beam unless Suntory Holdings meaningfully increased its proposed purchase price reflected in the December 1 Proposal, and the Board authorized management to meet with Suntory Holdings representatives if Suntory Holdings understood this message.

Also on December 4, 2013, representatives of Centerview and Credit Suisse contacted a representative of Morgan Stanley to convey the message, as directed by the Board, that Suntory Holdings would need to meaningfully increase the proposed purchase price reflected in the December 1 Proposal in order for the Board to consider approving a sale of Beam.

On December 6, 2013, a Morgan Stanley representative contacted a Centerview representative and stated that Suntory Holdings believed that the December 1 Proposal reflected a “full and fair offer,” sufficient to permit

Suntory Holdings to conduct some due diligence, that Suntory Holdings already had increased its proposed purchase price once and that Suntory Holdings did not want to further increase its proposal at that time. During that call, as directed by the Board, the Centerview representative communicated to the Morgan Stanley representative that Suntory Holdings would need to meaningfully increase its proposed purchase price in order for Beam to proceed with a potential transaction.

On December 8 and 9, 2013, a Morgan Stanley representative contacted representatives of Centerview and Credit Suisse and stated that Suntory Holdings understood Beam’s message and rationale, including that a transaction would not occur unless the purchase price was meaningfully higher than reflected in the December 1 Proposal. The Morgan Stanley representative also requested, on behalf of Suntory Holdings, a meeting with Beam’s management, which meeting was proposed to be held at Sidley Austin’s Chicago, Illinois offices following execution of a mutually acceptable confidentiality agreement.

On December 9, 2013, a draft confidentiality agreement was sent on behalf of Beam to a Morgan Stanley representative.

On December 10, 2013, Mr. Rose sent a memorandum to the Board on behalf of Mr. Mackay providing an update on discussions with Suntory Holdings.

On December 15, 2013, Suntory Holdings and Beam entered into a confidentiality agreement containing a customary “standstill” provision, and representatives of Beam’s and Suntory Holdings’ respective managements, together with representatives of Morgan Stanley, Centerview and Credit Suisse, as well as a translator, met at the offices of Sidley Austin in Chicago, Illinois. At the meeting, Beam’s management presented detailed information regarding Beam’s business and outlook, and Suntory Holdings made a presentation on its historical background, structure, strengths and activities. The Suntory Holdings representatives concluded their remarks by stating their belief that a combination with Beam would provide significant growth opportunities and that Mr. Saji was interested in retaining Beam’s management team. Prior to this meeting, Beam’s management had been instructed by the Board not to discuss with Suntory Holdings any executive employment or compensation arrangements until authorized by the Board. There was no such discussion during this meeting.

From December 15, 2013 to December 17, 2013, representatives of Centerview and Credit Suisse held several conversations with a representative of Morgan Stanley to follow up on the management meeting and, as directed by the Board, reiterated the need for Suntory Holdings to meaningfully increase its proposed purchase price in order to proceed with a transaction involving Beam.

On December 17, 2013, Mr. Shattock sent a memorandum to the Board providing an update regarding the December 15, 2013 meeting with Suntory Holdings.

Also on December 17, 2013, a Morgan Stanley representative contacted a Credit Suisse representative and requested a call on December 19, 2013 between Mr. Saji and Messrs. Mackay and Shattock.

From December 17, 2013 to December 19, 2013, representatives of Centerview and Credit Suisse held further conversations with a representative of Morgan Stanley to follow up on the management meeting and, as directed by the Board, to reiterate the need for Suntory Holdings to meaningfully increase its proposed purchase price in order to proceed with a transaction involving Beam.

On December 19, 2013, Mr. Saji and Messrs. Mackay and Shattock had a call, during which Mr. Saji stated that while he believed $82.00 per share of Beam common stock reflected the full value of Beam, Suntory Holdings would increase its proposed purchase price to $83.50 per share of Beam common stock (which we refer to as the “December 19 Offer”), but that $83.50 per share was Suntory Holdings’ final offer. Mr. Mackay replied that Beam would respond to Suntory Holdings in due course.

On December 21, 2013, the Board held a special telephonic meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present. At the meeting, Beam’s management reported on its December 15, 2013 meeting with Suntory Holdings, and Messrs. Mackay and Shattock reported on their December 19, 2013 conversation with Mr. Saji. Centerview and Credit Suisse discussed their preliminary financial review of the December 19 Offer. The Credit Suisse representative reported to the Board that a representative of an investment bank that historically had represented another company in the industry (which we refer to as “Party Y”) had contacted Credit Suisse regarding rumors of a potential transaction between Beam and a company in the industry other than Suntory Holdings. During the conversation, the representative of such investment bank indicated that Party Y would likely require a partner for any acquisition of Beam but, in any event, Party Y was at that time unlikely to be in a position to make such an acquisition. The Credit Suisse representative also reported on a follow-up conversation between the Credit Suisse representative, on behalf of Beam, with a Party X representative on December 18, 2013 in which the Party X representative stated that Party X had determined that the desired business combination with Beam was not feasible. After discussion, the Board determined that the informal conversations with representatives of Party X and Party Y did not warrant further discussion. In addition, after discussion, the Board determined to permit Suntory Holdings to conduct due diligence.

Also on December 21, 2013, at the direction of the Board, a representative of Centerview contacted a representative of Morgan Stanley to inform him that the Board was prepared to allow Suntory Holdings to conduct due diligence, but that there was an expectation of a further price increase, without which Beam would expect a go-shop provision in the merger agreement with a low termination fee. The Centerview and Morgan Stanley representatives agreed that Morgan Stanley would provide a due diligence request list from Suntory Holdings.

On December 22, 2013, Morgan Stanley sent Beam’s financial advisors an extensive due diligence request list, and Cleary Gottlieb Steen & Hamilton LLP, Suntory Holdings’ outside legal counsel (which we refer to as “CGSH”), sent Sidley Austin a draft exclusivity agreement with a term ending no earlier than January 31, 2014. That same day, a Sidley Austin representative communicated to CGSH that Beam would not enter into an exclusivity agreement.

Over the course of the following week, the parties worked through their respective financial advisors and legal counsel to narrow the scope of due diligence materials that would be provided to Suntory Holdings and its representatives prior to the execution of a definitive acquisition agreement between the parties.

On December 27, 2013, Mr. Rose sent a memorandum to the Board regarding the status of due diligence and discussions with Suntory Holdings.

On December 30, 2013, the Board held a special telephonic meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present. At the meeting, a Credit Suisse representative provided an update regarding the status of Suntory Holdings’ due diligence requests, and a Sidley Austin representative reported on the call with a representative of CGSH regarding exclusivity. Representatives of Sidley Austin also reviewed with the Board a proposed draft merger agreement to be provided to Suntory Holdings, which, among other things, included a go-shop provision and a two-tiered termination fee. Following discussion, the Board authorized representatives of Sidley Austin to send the proposed draft merger agreement to CGSH, which the representatives of Sidley Austin did later that same day.

Also on December 30, 2013, Beam gave Suntory Holdings access to an electronic data room containing responses to various due diligence requests previously made by Suntory Holdings, and during the week of December 30, 2013, Beam and Suntory Holdings conducted a series of due diligence conference calls.

On January 6, 2014, CGSH sent Sidley Austin a revised draft of the proposed merger agreement, which did not include a go-shop provision or a two-tiered termination fee. Prior to sending the revised draft of the proposed merger agreement, representatives of CGSH previewed several of Suntory Holdings’ comments on the proposed merger agreement for representatives of Sidley Austin and advised the representatives of Sidley Austin that Suntory Holdings was not willing to enter into a merger agreement that contained a go-shop provision. The parties and their respective legal counsel and financial advisors negotiated the terms of the merger agreement over the next several days.

On January 7, 2014, the Board held a special telephonic meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present. During the meeting, representatives of Centerview and Credit Suisse provided an update regarding discussions with Suntory Holdings, including the status of due diligence and its request, through Morgan Stanley, for a meeting with Mr. Shattock regarding governance and personnel matters. Sidley Austin representatives then summarized Suntory Holdings’ comments on the proposed draft of the merger agreement, including the deletion of the go-shop provision and the two-tiered termination fee. Following discussion, the Board delegated authority to Mr. Mackay and Ms. Ann Fritz Hackett, the Chair of the Board’s Compensation and Benefits Committee, to authorize Beam’s management to engage in conversations with Suntory Holdings regarding post-closing governance and retention issues for management other than members of Beam’s Executive Leadership Team. In addition, the Board delegated authority to Mr. Mackay and Ms. Hackett to authorize Mr. Shattock and Ms. Mindy Mackenzie, Beam’s Senior Vice President and Chief Performance Officer, to commence discussions with Suntory Holdings regarding post-closing employment and compensation of members of senior management identified by Suntory Holdings as critical to its decision to proceed with the transaction. In its authorization, the Board instructed Mr. Mackay and Ms. Hackett that such discussion should only be authorized after, in Mr. Mackay’s and Ms. Hackett’s judgment, all material transaction terms have been resolved.

On January 8, 2014, at Beam’s request, Centerview and Credit Suisse representatives discussed certain transaction terms, including deal protection terms and price, with a Morgan Stanley representative, indicating that, as previously discussed, it was the Board’s expectation that Suntory Holdings further increase its proposed purchase price reflected in the December 19 Offer and, in the absence of such an increase (and in light of Suntory Holdings’ unwillingness to enter into a merger agreement that contained a go-shop provision), the merger agreement would need to include a two-tiered termination fee, with a lower termination fee payable if the merger agreement were terminated in order for Beam to enter into a definitive agreement with another party with respect to a superior proposal within a certain timeframe following the execution of the merger agreement.

On January 9, 2014, Mr. Mackay called Mr. Saji and requested that Suntory Holdings consider further increasing its proposed purchase price. Mr. Saji replied that the proposed purchase price reflected in the December 19 Offer was Suntory Holdings’ best and final offer, and he expressed his hope that the Board would approve the transaction at that price.

Later on January 9, 2014, in accordance with Beam’s directives, representatives of Centerview and Credit Suisse contacted a Morgan Stanley representative to follow up on the conversation between Mr. Mackay and Mr. Saji and communicated that, since there was no increase to the price reflected in the December 19 Offer, the merger agreement would need to include a two-tiered termination fee, as previously discussed. The Morgan Stanley representative confirmed that a two-tiered termination fee would be acceptable to Suntory Holdings.

On January 10, 2014, Suntory Holdings’ board of directors unanimously approved the transaction, subject to the merger agreement being finalized on terms satisfactory to Mr. Kozo Chiji, Suntory Holdings’ Managing Executive Officer, Chief Operating Officer Finance & Accounting Division.

Also on January 10, 2014, Messrs. Shattock and Rose called Mr. Mackay and Ms. Hackett and advised them of the status of negotiations. Mr. Mackay and Ms. Hackett then determined that negotiations over all material transaction terms had concluded and authorized Beam’s management to meet with Suntory Holdings representatives to discuss post-closing executive employment and compensation matters. Those meetings took place on January 11, 2014. No specific terms with respect to members of Beam’s Executive Leadership Team or any other members of Beam management were proposed by Suntory Holdings to Beam’s management in those meetings or at any time prior to those meetings.

On January 12, 2014, the Board held a special in-person meeting at which representatives of Centerview, Credit Suisse and Sidley Austin were present. Representatives of Sidley Austin discussed with the Board its fiduciary duties in the context of considering a potential sale of Beam, and representatives of Sidley Austin reviewed the terms of the merger agreement with the Board. Centerview and Credit Suisse reviewed with the Board their joint financial analysis of the per share merger consideration, and each separately rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated January 12, 2014, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the per share merger consideration to be received by holders of Beam common stock (other than as specified in each such opinion) was fair, from a financial point of view, to such holders. Centerview and Credit Suisse also separately confirmed to the Board that it had not provided investment banking services to Suntory Holdings or, to its knowledge, any subsidiary of Suntory Holdings during the preceding two years. Following discussion, the Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

During the morning of January 12, 2014, concurrently with the delivery by Suntory Holdings to Beam of a copy of the executed debt commitment letter and a redacted copy of an executed fee letter relating thereto, the parties executed the merger agreement.

On January 13, 2014, before the opening of trading on the NYSE, Beam and Suntory Holdings issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Board

At the special meeting of the Board on January 12, 2014, after careful consideration, including detailed discussions with Beam’s management and its legal and financial advisors, the Board unanimously:

•	approved the merger agreement;

•	declared that, on the terms and subject to the conditions set forth in the merger agreement, the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of Beam and its stockholders;

•	directed that the adoption of the merger agreement be submitted to a vote at a meeting of Beam stockholders; and

•	recommended that Beam stockholders vote for adoption of the merger agreement.

Reasons for Recommending the Adoption of the Merger Agreement

In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with our senior management team and outside legal counsel and financial advisors. The Board also considered and evaluated a variety of factors over the course of eight meetings of the Board since the Board received Suntory Holdings’ initial unsolicited proposal to acquire Beam on November 7, 2013, including the following factors, each of which the Board believed supported its unanimous determination to approve the terms of the merger and its unanimous recommendation that holders of shares of Beam common stock vote in favor of the adoption of the merger agreement and the approval of the merger:

•	Merger Consideration. The Board considered the fact that, before we received Suntory Holdings’ initial unsolicited proposal, shares of Beam common stock were trading at a premium to the spirits index† (based on next 12 months estimated earnings per share) and the spirits index was trading at a next 12 months estimated earnings per share premium to the overall market, and the Board’s belief that one reason for this trading premium was market speculation that Beam might be a potential takeover

†	Based on I/B/E/S and FactSet spirits index. Comprised of Brown-Forman Corporation, Davide Campari-Milano S.p.A., Diageo plc, Pernod Ricard S.A. and Rémy Cointreau S.A.

target. The Board considered that, even with this potential premium reflected in our stock price, the merger consideration represented:

•	a 24.7% premium over the closing price of Beam common stock on January 10, 2014 (the last trading day prior to approval of the merger agreement by the Board);

•	a premium of 23.6% over the volume weighted average closing price of Beam common stock reported for the three-month period prior to January 10, 2014;

•	a premium of 18.2% to the 52-week highest intraday price of Beam common stock (which was also the all-time highest intraday price of Beam common stock since Beam became a standalone spirits company on October 4, 2011); and

•	an implied enterprise value (as of September 30, 2013) of $15.889 billion, which represents a multiple of 20.3x our earnings before interest, taxes, depreciation and amortization before charges/gains for the 12 months ended September 30, 2013, which is significantly higher than the mean transaction multiple of 14.8x for spirits sector targets with diverse portfolios and the mean transaction multiple of 18.0x for acquisitions of spirits brands or brand packages.

•	Course of Negotiations. The Board considered the fact that the consideration to be paid by Suntory Holdings was the result of arms’-length negotiations and two price increases by Suntory Holdings from its November 7, 2013 proposal of $78.00 per share of Beam common stock and the Board’s belief that the merger consideration of $83.50 per share represents Suntory Holdings’ best and final offer.

•	Prospects of the Company. The Board considered our three-year strategic plan and our opportunities and risks relative to such strategic plan. The Board noted potential opportunities, including improvement in the overall spirits markets globally (particularly in Australia and emerging markets), further leveraging distribution strengths in key profit markets such as the United States, continued growth and potential pricing opportunities in key categories such as premium whiskies, opportunities for continued innovation and potential opportunities to accelerate our cost savings initiatives. The Board also noted possible distribution or other alliances and acquisition opportunities as areas of potential growth. The Board also identified potential risks, including potential softening of emerging markets, potential shifts in consumer preferences for certain spirits categories, the ongoing execution of our U.S. distributors in the three-tier system, increasing competition as customer and distributor consolidation continues in the spirits sector and as large and small competitors aggressively promote new brands, increased costs anticipated in 2014 and whether price increases or organizational changes would offset such cost increases and other risks and uncertainties described in our SEC filings.

•	Potential Strategic Alternatives. The Board considered other potential strategic alternatives available to Beam, including pursuing a standalone strategy, returning cash to stockholders through a leveraged recapitalization, expanding our portfolio through bolt-on acquisitions and entering into an alternative transaction with various other third parties, as well as the potential stockholder value that might result from such alternatives, the feasibility of such alternatives and the significant risks and uncertainties associated with pursuing such alternatives.

•	Other Potentially Interested Parties. The Board considered the other parties that might potentially be interested in acquiring Beam at a price above the merger consideration and the Board’s belief that, given their familiarity with Beam and the industry as well as the overall industry perception since Beam became a pure-play spirits company in October 2011 that Beam was a potential takeover target, each of the other potentially interested parties would be able to expeditiously submit a competing proposal, if it so desired, following the announcement of the execution of the merger agreement.

•	Cash Consideration; Certainty of Value. The Board considered the fact that the merger consideration is a fixed cash amount, providing Beam stockholders with certainty of value and liquidity immediately upon the closing of the merger, in comparison to the risks and uncertainty that would be inherent in remaining a stand-alone company or engaging in a transaction in which all or a portion of the consideration is payable in stock.

•	No Financing Condition. The Board considered that the merger is not subject to a financing condition and, in particular, that Suntory Holdings had obtained a financing commitment from BTMU to provide up to $12.5 billion of funding for the transaction and had represented that it will have sufficient cash funds for the remaining amount payable in connection with the transactions contemplated by the merger agreement and any obligations of the surviving corporation or its subsidiaries that become payable in connection with or as a result of such transactions.

•	Limited Antitrust Risk. The Board considered that there are limited antitrust impediments to the completion of the merger, given that Suntory Holdings and its affiliates do not compete with Beam in any material respect, and the Board considered Suntory Holdings’ obligation under the merger agreement to take all actions necessary or advisable to eliminate each impediment to the completion of the transactions contemplated by the merger agreement and obtain all approvals required under applicable antitrust laws. The Board also considered that from time to time Beam and Suntory Holdings could extend the outside date for completion of the merger from June 11, 2014 to as late as August 7, 2014 if the parties have not obtained the antitrust approvals that are conditions to closing under the merger agreement.

•	Opinions of the Company’s Financial Advisors. The Board considered the joint financial analyses reviewed and discussed with the Board by Centerview and Credit Suisse on January 12, 2014 and the separate opinions of Centerview and Credit Suisse, each dated January 12, 2014, to the Board as to the fairness, from a financial point of view and as of the date of such opinions, of the per share merger consideration to be received by holders of Beam common stock (other than as specified in their respective opinions), which opinions were based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below. See the section entitled “Opinions of Our Financial Advisors,” beginning on page 42.

•	The Merger Agreement. The Board considered the general terms and conditions of the merger agreement and the course of negotiations of the key provisions thereof, including:

•	the parties’ representations, warranties and covenants, including our ability to continue to pay our regular quarterly dividend to stockholders, until completion of the merger;

•	our ability, under certain circumstances, to furnish information to and conduct negotiations with a third party, if the Board determines in good faith, after consultation with our financial advisors and outside legal counsel, that the third party has made a competing proposal that constitutes or could reasonably be expected to lead to a superior proposal and the incentive created by the two-tiered termination fee for any such competing proposals to be made promptly;

•	the fact that, in certain circumstances, the Board is permitted to change its recommendation that Beam stockholders adopt the merger agreement and terminate the merger agreement, including to enter into an agreement with respect to a superior proposal, subject to the payment to Suntory Holdings of a termination fee of $425,000,000 in connection with the termination of the merger agreement (or a reduced termination fee of $275,000,000, or approximately 1.98% of the aggregate equity value of the transaction, in connection with the termination of the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal prior to 5:00 p.m. U.S. Central time on February 26, 2014); and

•	the Board’s belief that the terms of the merger agreement, including our obligation to pay Suntory Holdings a termination fee of up to $425,000,000 (or approximately 3.06% of the aggregate equity value of the transaction) if the merger agreement is terminated under certain circumstances and the matching rights of Suntory Holdings, were reasonable and would not discourage other potential acquirers from making an alternative proposal to acquire Beam.

•	Conditions to the Consummation of the Merger. The Board considered the conditions to the consummation of the merger and the likelihood of closing and noted the fact that no third-party consents and relatively few regulatory approvals are required to consummate the merger and the belief that the prospects for receiving such approvals are good.

•	Structure; Company Stockholder Adoption. The Board considered that the structure of the transaction as a one-step statutory merger will result in detailed public disclosure and a substantial period of time prior to consummation of the merger during which an unsolicited superior proposal could be brought forth, particularly given the belief of the Board that other potential acquirers of Beam are familiar with Beam and its industry. The Board also considered that completion of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Beam common stock.

•	Timing of Completion. The Board considered the anticipated timing of the consummation of the transactions contemplated by the merger agreement and the structure of the transaction as a one-step statutory merger and concluded that the merger could be completed in a reasonable timeframe and in an orderly manner. The Board also considered that the potential for closing the merger in a reasonable timeframe could reduce the amount of time in which our business would be subject to the potential uncertainty of closing and related disruption.

•	Specific Performance Right. The Board considered the fact that, if Suntory Holdings or Sub fails, or threatens to fail, to satisfy its obligations under the merger agreement, Beam is entitled to specifically enforce the merger agreement, in addition to any other remedies to which Beam may be entitled.

•	Availability of Appraisal Rights. The Board considered the availability of appraisal rights under Delaware law to Beam stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have the Delaware Court of Chancery determine the fair value of their shares, which may be more than, less than or the same as the amount such stockholders would have received under the merger agreement. See the section entitled “Appraisal Rights,” beginning on page 88.

In the course of its deliberations, the Board also considered certain risks and other potentially negative factors concerning the transactions contemplated by the merger agreement, including:

•	the fact that Beam had not engaged in a competitive bid process or other broad solicitation of interest;

•	the fact that the merger agreement precludes Beam from actively soliciting alternative proposals;

•	the fact that, following the merger, Beam will no longer exist as an independent public company and our existing stockholders will not participate in the future earnings of Beam or Suntory Holdings or growth or benefit from any synergies resulting from the consummation of the transactions contemplated by the merger agreement;

•	the fact that the merger might not be consummated in a timely manner or at all, due to a failure of certain conditions, including the approval by Beam stockholders and the condition requiring the expiration or termination of the waiting period (or any extensions thereof) under the HSR Act and the receipt of antitrust approval from the European Commission;

•	the restrictions on the conduct of our business prior to the consummation of the merger, which may delay or prevent Beam from undertaking certain business opportunities that may arise or any other action that it might otherwise take with respect to our operations;

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Beam stockholders who are entitled to receive such consideration;

•	the significant costs involved in connection with entering into and completing the merger and the substantial time and effort of management required to complete the transactions contemplated by the merger agreement, which may disrupt our business operations;

•	the risks and contingencies related to the announcement and pendency of the transactions contemplated by the merger agreement, including the impact on our employees and our relationships with existing and prospective customers, distributors, suppliers and other third parties; and

•	the fact that our directors and executive officers may receive certain benefits that are different from, and in addition to, those of Beam stockholders. See the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 51.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether, or to what extent, any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented, including the factors described above.

The Board unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Forward-Looking Financial Information

Due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections, we do not as a matter of general practice publicly disclose detailed projections as to our anticipated financial position or results of operations, other than providing, from time to time, estimated ranges for the then-current fiscal year of certain expected financial results and operational metrics in our regular earnings press releases and other investor material. In connection with the evaluation of a possible transaction, beginning in November 2013, our management prepared and provided to the Board forward-looking financial information for years 2014 through 2023 based upon projections developed by our management (which we refer to as the “financial projections”), which financial projections are summarized below. These financial projections were also provided to Centerview and Credit Suisse (which we refer to collectively as our “financial advisors”) for use in connection with their financial analyses and respective opinions. In addition, we shared with Suntory Holdings certain extracts of the financial projections for years 2014 through 2016, as described below.

None of the financial projections were intended for public disclosure. Nonetheless, a summary of the financial projections is included in this proxy statement only because certain of the financial projections were made available to the Board, our financial advisors and Suntory Holdings. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by Beam that the information is material.

The financial projections are unaudited and were not prepared with a view toward public disclosure or compliance with the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or United States generally accepted accounting principles (which we refer to as “GAAP”) or the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures. Neither our independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections, nor have they expressed any opinion or any other form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance. The financial projections have not been updated since the time of their preparation, are not facts and should not be relied upon as necessarily indicative of actual future results, and you are cautioned not to rely on the financial projections. Some or all of the assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of Beam, Suntory Holdings or any of their respective affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither Beam nor any of its affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become, are or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections reflect various estimates, assumptions and methodologies of Beam, all of which are difficult to predict and many of which are beyond our control, including, among others, assumptions with respect to industry performance (including the lack of material legislative change affecting the spirits industry), general business, economic, regulatory, litigation, market and financial conditions, foreign currency rates, interest on investments and matters specific to our business, including:

•	a projected net sales growth rate of approximately 4%;

•	a rate of brand investment of approximately 16% of net sales;

•	an operating expense compound annual growth rate of approximately 1.6%, below the projected rate of inflation;

•	operating income growth at a rate faster than the rate of sales growth, with operating margin expansion of approximately 0.7 percentage points per year on average;

•	diluted earnings per share consistent with Beam’s external target for long-term growth at a high single-digit rate; and

•	the following uses of cash flow generated from operations: investment in the organic growth in our business (particularly in aged spirits), moderate share repurchases, retirement of debt as it matures and a dividend held at a payout ratio consistent with the 2013 ratio.

In addition, except with respect to sales (net of excise taxes), the financial projections are non-GAAP financial measures that exclude charges/gains. Our definition of charges/gains includes (when applicable) restructuring charges, other charges related to restructuring initiatives that cannot be reported as restructuring under GAAP, acquisition and integration related costs, gain/loss on the disposition of assets, asset impairment charges and loss on early extinguishment of debt. Excluded charges/gains may also include other items that our management believes are not indicative of our underlying operating performance for purposes of evaluating past and future performance.

The financial projections do not necessarily reflect revised prospects for our businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial forecasts will be achieved.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results, including, without limitation, the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in our other filings with the SEC. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 17. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Beam contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the merger. Further, the financial projections do not take into account the effect of any failure of the merger to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following table summarizes the financial projections that were provided to the Board and our financial advisors in connection with the evaluation of a possible transaction.

	Fiscal Years Ending December 31, (US$ in millions, except per share data)
	2014E	2015E	2016E	2017E	2018E	2023E
Sales (Net of Excise Taxes)	$2,636	$2,741	$2,851	$2,965	$3,083	$3,751
EBITDA*(1)	838	894	954	1,023	1,091	1,459
EBIT*(2)(3)	710	759	812	870	927	1,240
Diluted Earnings Per Share*(4)	2.79	3.01	3.25	3.55	3.84	5.55
Unlevered Net Income*(3)(5)	508	539	573	613	654	874
Unlevered Free Cash Flow*(3)(6)	395	420	447	477	509	683

*	Before charges/gains.
(1)	Earnings before interest, income taxes, depreciation and amortization of intangible assets. Excludes equity income associated with our joint ventures. Such equity income is estimated to be approximately $6 million per year and was included in the EBIT, Diluted Earnings Per Share, Unlevered Net Income and Unlevered Free Cash Flow projections provided to the Board.
(2)	Earnings before interest and income taxes.
(3)	Includes equity income.
(4)	The diluted earnings per share amounts presented above reflect the diluted earnings per share amounts contained in the financial projections provided to the Board in January 2014. The 2017E through 2023E diluted earnings per share amounts contained in the financial projections provided to the Board in November 2013 and early December 2013 were $0.01 to $0.03 less than the amounts set forth above. The increase in projected diluted earnings per share resulted from the fact that Beam’s cash and cash equivalents at December 31, 2013 were higher than anticipated in November 2013 and early December 2013.
(5)	Tax-effected EBIT including equity income.
(6)	Cash flow from operations excluding interest payments and including equity income associated with our joint ventures less capital expenditures for property, plant and equipment additions.

Of the projections included in the table above, we provided to Suntory Holdings only sales (net of excise taxes), EBITDA (including equity income) and diluted earnings per share data for 2014, 2015 and 2016.

Non-GAAP financial measures should not be considered in isolated form, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Beam may not be comparable to similarly titled amounts used by other companies.

Opinions of Our Financial Advisors

Opinion of Centerview Partners LLC

On January 12, 2014, Centerview delivered to the Board its oral opinion, subsequently confirmed in a written opinion dated January 12, 2014, to the effect that, as of such date, based upon and subject to the various assumptions and limitations set forth in the written opinion, the per share merger consideration to be paid to the holders of the outstanding shares of Beam common stock (other than excluded shares), pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of Centerview, dated January 12, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference to this proxy statement in its entirety. Centerview provided its opinion for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger and the other transactions contemplated by the merger agreement, which are referred to collectively throughout this section as the “transaction,” and its opinion only addresses the fairness, from a financial point of view, as of the date of such written opinion, to the holders of the outstanding shares of Beam common stock (other than excluded shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview’s opinion does not address any other term or aspect of the merger agreement or the transaction and does not constitute a recommendation to any stockholder of Beam as to how any such holder or any other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

We encourage you to carefully read the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with such opinion.

Summary of Centerview’s Opinion

In connection with its opinion, Centerview reviewed, among other things:

•	a draft of the merger agreement dated January 10, 2014;

•	Annual Reports on Form 10-K of Beam for the years ended December 31, 2012 and 2011;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Beam;

•	certain publicly available research analyst reports and earnings estimates for Beam;

•	certain other communications from Beam to its stockholders; and

•	certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Beam, including certain financial forecasts, analyses and projections relating to Beam prepared by management of Beam and furnished to Centerview by Beam for purposes of Centerview’s analysis, which are referred to throughout this section as the “forecasts.”

The items in the bullet points above are referred to collectively throughout this section as the “internal data.”

Centerview conducted discussions with members of the senior management and representatives of Beam regarding their assessment of the internal data and the strategic rationale for the transaction. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Beam and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

In rendering its opinion, Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with Beam’s consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at Beam’s direction, that the internal data (including, without limitation, the forecasts) was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Beam as to the matters covered thereby and Centerview relied, at Beam’s direction, on the internal data for purposes of its analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it is based. In addition, at Beam’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Beam, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Beam. Centerview assumed, at Beam’s direction, that the final executed merger agreement would not differ in any respect material to its analysis or its opinion from the draft of the merger agreement, dated January 10, 2014, reviewed by Centerview. Centerview also assumed, at Beam’s direction, that the transaction will be consummated on the terms set forth in the merger agreement, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview’s analysis or its opinion. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Beam, or the ability of Beam to pay its obligations when they come due, or as to the impact of the transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview expressed no view as to, and its opinion did not address, Beam’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative business strategies or transactions that might be available to Beam or in which Beam might engage. Centerview was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Beam. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of its opinion, to the holders of the outstanding shares of Beam common stock (other than excluded shares) of the per share merger consideration to be paid to such holders pursuant to the merger agreement. Centerview was not asked to, nor did it, express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transaction, including, without limitation, the structure or form of the transaction, or any other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the transaction, including, without limitation, the fairness of the transaction or any other term or aspect of the transaction to, or any consideration to be received in connection therewith by, or the impact of the transaction on, the holders of any other class of securities, creditors, or other constituencies of Beam or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Beam or any party, or class of such persons in connection with the transaction, whether relative to the per share merger consideration to be paid to the holders of the outstanding shares of Beam common stock (other than excluded shares) pursuant to the merger agreement or otherwise. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion.

Centerview’s opinion does not constitute a recommendation to any Beam stockholder or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the transaction or any other matter.

Centerview’s financial advisory services and written opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the transaction. Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Other Considerations

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview’s opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Beam. No company or transaction used in the analyses is identical to Beam or the transaction, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty. Centerview prepared the above analyses for the purpose of providing its opinion to the Board regarding whether, as of the date of Centerview’s written opinion, the per share merger consideration to be paid in cash to the holders of the outstanding shares of Beam common stock (other than excluded shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Beam, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

Centerview’s opinion and analyses were only one of many factors taken into consideration by the Board in its evaluation of the transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the Board or Beam’s management with respect to the per share merger consideration or as to whether the Board would have been willing to determine that a different consideration was fair. The consideration for the merger was determined through arm’s-length negotiations between Beam and Suntory Holdings and was approved by the Board. Centerview provided advice to Beam during these negotiations. Centerview did not, however, recommend any specific amount of consideration to Beam or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview provided certain investment banking services to Beam for which Centerview has received compensation, including having acted as financial advisor to Beam in connection with its acquisition of the Pinnacle vodka and Calico Jack rum brands and other related assets in 2012. During such two-year period, Centerview received for such services unrelated to the proposed merger aggregate fees of less than $5 million. In the two years prior to the date of its opinion, Centerview has not provided, and it is not currently providing, investment banking or other services to Suntory Holdings or Sub. Centerview may provide investment banking and other services to or with respect to Beam or Suntory Holdings or their respective affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Beam, Suntory Holdings or any of their respective affiliates, or any other party that may be involved in the transaction.

The Board selected Centerview as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Centerview has acted as financial advisor to the Board in connection with, and has participated in certain of the negotiations leading to, the merger. In consideration of Centerview’s services, Beam has agreed to pay Centerview a transaction fee of approximately $31 million, $4 million of which became payable upon delivery of Centerview’s written opinion and the remainder of which is contingent upon the consummation of the merger. Beam has also agreed to reimburse Centerview for certain expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Opinion of Credit Suisse Securities (USA) LLC

Beam also retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the Board requested that Credit Suisse evaluate the fairness, from a financial point of view, of the consideration to be received in the proposed merger by holders of Beam common stock (other than Suntory Holdings, Sub and their respective affiliates). On January 12, 2014, at a meeting of the Board held to evaluate the proposed merger, Credit Suisse rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated January 12, 2014, to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the per share merger consideration to be received by holders of Beam common stock (other than Suntory Holdings, Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of Credit Suisse’s written opinion, dated January 12, 2014, to the Board, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Board (in its capacity as such) for its information in connection with its evaluation of the per share merger consideration from a financial point of view and did not address any other aspect of the proposed merger, including the relative merits of the merger as compared to alternative transactions or strategies that might be available to Beam or the underlying business decision of Beam to proceed with the merger. Under the terms of its engagement, Credit Suisse has acted as an independent contractor, not as an agent or fiduciary. Credit Suisse’s opinion does not constitute advice or a recommendation to any Beam stockholder as to how such stockholder should vote or act on any matter relating to the proposed merger or otherwise.

In arriving at its opinion, Credit Suisse reviewed a draft, dated January 11, 2014, of the merger agreement and certain publicly available business and financial information relating to Beam. Credit Suisse also reviewed certain other information relating to Beam, including financial forecasts, provided to or discussed with Credit Suisse by Beam, and discussed with Beam’s management the business and prospects of Beam. Credit Suisse also considered certain financial and stock market data of Beam, and compared that data with similar data for other publicly held companies in businesses it deemed similar to that of Beam, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Beam that Credit Suisse was directed to utilize for purposes of its analyses and opinion, Beam’s management advised Credit Suisse, and Credit Suisse assumed, with Beam’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Beam’s management as to the future financial performance of Beam. Credit Suisse also assumed, with Beam’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Beam or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Representatives of Beam advised Credit Suisse, and Credit Suisse also assumed, that the terms of the merger agreement, when executed, would conform in all material respects to the terms reflected in the draft reviewed by Credit Suisse. In addition, Credit Suisse was not requested to make, and it did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Beam, nor was Credit Suisse furnished with any such evaluations or appraisals.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the per share merger consideration to be received by holders of Beam common stock (other than Suntory Holdings, Sub and their respective affiliates) and did not address any other aspect or implication of the merger, including, without limitation, the form or structure of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse’s opinion also did not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration or otherwise. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Beam, nor did it address the underlying business decision of Beam to proceed with the merger. Credit Suisse was not requested to, and it did not, solicit third-party indications of interest in acquiring all or any part of Beam.

In preparing its opinion to the Board, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Beam’s control. No company, transaction or business used for comparative purposes in Credit Suisse’s analyses is identical to Beam or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which per share merger consideration was determined through negotiations between Beam and Suntory Holdings, and the decision to enter into the merger agreement was solely that of the Board. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the per share merger consideration.

Miscellaneous

Beam selected Credit Suisse to act as its financial advisor in connection with the merger based on Credit Suisse’s qualifications, experience, reputation and familiarity with Beam and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Beam has agreed to pay Credit Suisse for its financial advisory services to Beam in connection with the proposed merger an aggregate fee estimated to be approximately $26 million, approximately $4 million of which was payable upon delivery of Credit Suisse’s opinion and the balance of which is contingent upon completion of the merger. Beam has agreed to consider payment of an additional fee to Credit Suisse at the discretion of the Board. Beam also has agreed to reimburse Credit Suisse for its expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided and in the future may provide, investment banking and other financial services to Beam and certain of its affiliates, for which Credit Suisse and its affiliates have received and would expect to receive compensation, including during the two-year period prior to the date of Credit Suisse’s opinion, (i) having acted as underwriter and joint-book running manager for certain debt offerings of Beam and (ii) having acted as dealer manager for certain senior note repurchases by Beam. During such two-year period, Credit Suisse received for such services unrelated to the proposed merger aggregate fees from Beam of less than $5 million. Credit Suisse also may in the future provide investment banking and other financial services to Suntory Holdings and certain of its affiliates, for which Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Beam, Suntory Holdings and their respective affiliates and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

Summary of Joint Financial Analyses

The following is a summary of the material financial analyses jointly reviewed with the Board by Beam’s financial advisors on January 12, 2014 in connection with rendering their respective opinions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of Beam’s financial advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Beam’s financial advisors.

Selected Public Companies Analysis. Beam’s financial advisors reviewed financial and stock market information of Beam and the following five selected publicly traded companies, referred to as the “selected companies”, which Beam’s financial advisors in their professional judgment considered generally relevant for comparative purposes as publicly traded companies with businesses in the global distilled spirits industry:

•	Brown-Forman Corporation
•	Davide Campari-Milano S.p.A.
•	Diageo plc
•	Pernod Ricard S.A.
•	Rémy Cointreau S.A.

No company used in this analysis is identical to Beam and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Beam was compared.

Beam’s financial advisors reviewed enterprise values, calculated as fully diluted equity values based on closing stock prices as of January 10, 2014 plus debt and minority interests less cash, cash equivalents and equity investments, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization, referred to as “EBITDA”. Beam’s financial advisors also reviewed equity values, based on closing stock prices as of January 10, 2014, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings per share, referred to as “EPS”. The overall low to high calendar year 2014 and calendar year 2015 estimated EBITDA multiples observed for the selected companies were 12.1x to 15.7x (with a mean of 13.3x and a median of 13.2x) and 11.3x to 14.3x (with a mean of 12.2x and a median of 12.0x), respectively, and the overall low to high calendar year 2014 and calendar year 2015 estimated EPS multiples observed for the selected companies were 15.5x to 23.8x (with a mean of 19.2x and a median of 18.9x) and 13.9x to 21.4x (with a mean of 17.2x and a median of 16.7x), respectively. Calendar year 2014 and calendar year 2015 estimated EBITDA multiples observed for Beam were 15.4x and 14.4x, respectively, and calendar year 2014 and calendar year 2015 estimated EPS multiples observed for Beam were 23.6x and 21.7x, respectively. Beam’s financial advisors then applied selected ranges of calendar year 2014 and calendar year 2015 estimated EBITDA multiples of 12.1x to 15.7x and 11.3x to 14.4x, respectively, and calendar year 2014 and calendar year 2015 estimated EPS multiples of 15.5x to 23.8x and 13.9x to 21.7x, respectively, derived from observed multiples for the selected companies and Beam to corresponding data of Beam. Financial data of Beam and the selected companies were based on public filings, FactSet (a data source containing historical and estimated financial data) and other publicly available information. This analysis indicated the following approximate implied per share equity value reference range for Beam, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$41.90 – $68.05	$83.50

Selected Precedent Transactions Analysis. Beam’s financial advisors reviewed publicly available financial terms of the following 17 selected transactions, referred to as the “selected transactions”, which Beam’s financial advisors in their professional judgment considered generally relevant for comparative purposes as transactions involving companies with businesses in the global distilled spirits industry, 12 of which involved companies with focused brands/brand packages, referred to as the “focused brands/brand packages transactions”, and five of which involved companies with diverse portfolios, referred to as the “diverse portfolios transactions”:

Announcement Date	Acquiror	Target

Focused Brands/Brand Packages Transactions

9/2012	• Davide Campari-Milano S.p.A.	• Lascelles deMercado & Co.
5/2012	• Diageo plc	• Ypióca Bebidas S.A. (Ypióca Agroindustrial Limitada)
4/2012	• Beam	• Pinnacle Vodka and Calico Jack Rum (White Rock Distilleries, Inc.)
4/2009	• Davide Campari-Milano S.p.A.	• Wild Turkey (Pernod Ricard S.A.)
3/2008	• Pernod Ricard S.A.	• V&S Vin & Sprit AB
2/2008	• Diageo plc	• Ketel One (50%) (Nolet Beheer B.V.)
8/2006	• Brown-Forman Corporation	• Grupo Industrial Herradura, S.A. de C.V.
7/2006	• Angostura Holdings Ltd.	• Belvedere S.A.
10/2004	• Moët Hennessy-Louis Vuitton S.A.	• Glenmorangie plc
6/2004	• Bacardi Limited	• Grey Goose (Sidney Frank Importing Co.)
2/2002	• Allied Domecq PLC	• Malibu (Diageo plc)
12/2001	• Davide Campari-Milano S.p.A.	• Skyy Spirits, LLC (50%)

Diverse Portfolios Transactions

11/2012	• Diageo plc	• United Spirits Limited
2/2011	• Diageo plc	• Mey Içki Sanayi ve Ticaret A.S.
4/2010	• William Grant & Sons Ltd.	• C&C Group plc (Spirits Division)
4/2005	• Pernod Ricard S.A. & Fortune Brands, Inc. (n/k/a Beam)	• Allied Domecq PLC
12/2000	• Diageo plc & Pernod Ricard S.A.	• The Seagrams Company Ltd.

No company, business or transaction used in this analysis is identical to Beam or the merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, businesses or transactions to which Beam and the merger were compared.

Beam’s financial advisors reviewed transaction values, calculated as the purchase prices paid in the selected transactions plus debt and minority interests less cash, cash equivalents and equity investments, as a multiple of latest 12 months reported EBITDA. The overall low to high latest 12 months reported EBITDA multiples observed for the selected transactions were 9.9x to 25.0x (with an overall mean of 17.0x and an overall median of 16.9x), with the latest 12 months reported EBITDA multiples of 12.1x to 25.0x (with a mean of 18.0x) for the focused brands/brand packages transactions and 9.9x to 21.4x (with a mean of 14.8x) for the diverse portfolios transactions. Beam’s financial advisors then applied a selected range of latest 12 months reported EBITDA multiples of 14.8x to 20.8x derived from observed multiples for the selected transactions to Beam’s latest 12 months reported EBITDA (as of September 30, 2013). Financial data of the selected transactions were based on public filings, press releases, Wall Street research reports and other publicly available information. Financial data of Beam was based on Beam public filings. This analysis indicated the following approximate implied per share equity value reference range for Beam, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$58.15 – $85.75	$83.50

Discounted Cash Flow Analysis. Beam’s financial advisors performed a discounted cash flow analysis of Beam utilizing internal estimates of the management of Beam for the fiscal years ending December 31, 2014 through December 31, 2023. Beam’s financial advisors calculated the standalone unlevered, after-tax free cash flows that Beam was forecasted to generate through December 31, 2022 from such estimates and calculated terminal values for Beam by applying to Beam’s one-year forward estimated EBITDA for the fiscal year ending December 31, 2023 a range of terminal value EBITDA multiples of 12.0x to 16.0x. The present values (as of December 31, 2013) of the cash flows and terminal values were then calculated using discount rates ranging from 7.0% to 8.0%. This analysis indicated the following approximate implied per share equity value reference range for Beam, as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range	Per Share Merger Consideration
$62.00 – $86.05	$83.50

Other Information. Beam’s financial advisors observed certain additional factors that were not considered part of their financial analyses with respect to their respective opinions, but were referenced for informational purposes, including, among other things, the following:

•	historical trading performance of Beam common stock during the 52-week period ended January 10, 2014 (the last trading day prior to approval of the merger agreement by the Board), which reflected intraday low to high prices for Beam common stock during such period of approximately $59.42 to $70.63 per share; and

•	publicly available Wall Street research analysts’ reports relating to Beam, which indicated stock price targets for Beam common stock without “bid speculation” ranging from $57.00 to $76.00 per share (with a mean of $69.96 per share) and “bid speculation” price targets of $81.16 per share, $83.00 per share, $90.00 per share and $92.00 per share.

Interests of Directors and Executive Officers in the Merger

Members of the Board and our executive officers have various interests in the merger described in this section that may be in addition to, or different from, the interests of Beam stockholders generally. You should keep this in mind when considering the recommendation of the Board for the adoption of the merger agreement. The members of the Board were aware of these interests and considered them at the time they approved the merger agreement and in making their recommendation that Beam stockholders adopt the merger agreement. These interests are described below.

Treatment of Outstanding Equity Awards

As a result of the merger, all Stock Options and RSUs outstanding under Beam’s equity plans that were granted prior to the date of the merger agreement will vest in full and all outstanding Performance Awards granted prior to such date will vest on a prorated basis, with performance deemed to have been achieved at 100% of the target level of performance. The merger agreement provides that all Stock Options, RSUs, Performance Awards and any long-term cash awards granted after the date of the merger agreement will vest on a prorated basis at the effective time of the merger, and any portion that does not vest at the effective time of the merger will be forfeited for no consideration. In addition, the merger agreement provides that, as a result of the merger:

•	each vested Stock Option will be canceled in exchange for the right to receive an amount in cash equal to the excess, if any, of the merger consideration over the per share exercise price for such Stock Option;

•	each RSU Award will be canceled in exchange for the right to receive an amount in cash equal to the sum of (1) the product of (a) the merger consideration multiplied by (b) the vested portion of the number of RSUs subject to the RSU Award and (2) all dividend equivalents accrued with respect to such underlying vested RSUs to the extent such dividend equivalents are required by the applicable award agreement;

•	each DSU Award will be canceled in exchange for the right to receive an amount in cash equal to the sum of (1) the product of (a) the merger consideration multiplied by (b) the number of DSUs subject to the DSU Award and (2) all dividend equivalents accrued with respect to such DSUs to the extent such dividend equivalents are required by the applicable award agreement; and

•	holders of Performance Awards will be entitled to receive an amount in cash equal to the sum of (1) the product of (a) the merger consideration and (b) the prorated number of performance shares that become vested as a result of the merger, with the applicable performance goals deemed to have been satisfied at 100% of the target level of performance, and (2) all dividend equivalents accrued with respect to such prorated number of performance shares subject to such Performance Award to the extent such dividend equivalents are required by the applicable award agreement, and any unvested portion of such Performance Awards will be forfeited for no consideration.

These payments will be made without interest and less any applicable withholding taxes. The merger agreement also provides that in lieu of the treatment of the outstanding equity awards described above, Suntory Holdings and any holder of outstanding Stock Options, RSUs and Performance Awards may agree in writing to an alternative treatment of such outstanding Stock Options, RSUs and Performance Awards.

Summary Table

The following table sets forth the cash proceeds that each of our directors and executive officers would receive at the closing of the merger in respect of their Beam common stock, Stock Options, RSU Awards, DSU Awards and Performance Awards, based on his or her beneficial ownership as of January 30, 2014, including cash proceeds for awards that may vest prior to the completion of the merger based upon the completion of continued service with Beam and/or the prior achievement of performance goals, in either case independent of the occurrence of the merger. All share and unit numbers have been rounded to the nearest whole number.

Equity Summary Table

Interested Party	Shares Beneficially Owned (#)(1)	Shares Beneficially Owned ($)(1)	Performance Share Awards (#)(2)	Performance Share Awards ($)(2)	RSUs (#)	RSUs ($)	Stock Options (#)(3)	Stock Options ($)(3)	DSUs (#)	DSUs ($)	Estimated Total Cash Consideration (4)
Directors
Richard A. Goldstein	16,078	$1,342,513	—	—	—	—	—	—	—	—	$1,342,513
Stephen W. Golsby	5,601	$467,684	—	—	—	—	—	—	—	—	$467,684
Ann F. Hackett	2,787	$232,715	—	—	—	—	—	—	10,724	920,423	$1,153,137
A. D. David Mackay	35,324	$2,949,554	—	—	—	—	—	—	—	—	$2,949,554
Gretchen W. Price	4,831	$403,389	—	—	—	—	—	—	—	—	$403,389
Robert A. Steele	4,785	$399,548	—	—	—	—	—	—	—	—	$399,548
Peter M. Wilson	28,832	$2,407,472	—	—	—	—	2,490	$38,380	—	—	$2,445,852

Executive Officers
Matthew J. Shattock*	67,699	$5,652,882	37,698	$3,202,227	106,001	$9,042,878	594,216	$21,868,911	—	—	$39,766,899
Albert Baladi	2,689	$224,532	5,757	$489,010	19,384	$1,650,623	112,574	$3,839,865	—	—	$6,204,029
Nicholas I. Fink	1,665	$139,060	4,083	$347,062	9,517	$806,177	38,829	$1,160,259	—	—	$2,452,557
Kevin B. George	3,279	$273,797	5,522	$469,139	18,895	$1,609,351	124,754	$4,472,048	—	—	$6,824,334
C. Clarkson Hine	23,978	$2,002,203	2,946	$250,249	13,397	$1,143,638	110,801	$3,789,134	—	—	$7,185,224
Mindy Mackenzie	2,931	$244,745	4,536	$385,264	12,568	$1,069,609	93,298	$3,214,733	—	—	$4,914,351
William A. Newlands	4,864	$406,134	8,217	$698,023	26,470	$2,253,998	171,645	$4,888,946	—	—	$8,247,102
John Owen	—	$—	—	$—	2,989	$250,254	—	$—	—	—	$250,254
Robert F. Probst	4,905	$409,548	8,217	$698,023	26,470	$2,253,998	274,121	$10,354,754	—	—	$13,716,323
Kenton R. Rose	7,747	$646,871	4,786	$406,628	12,839	$1,092,704	199,573	$6,562,503	—	—	$8,708,707

	217,995	$18,202,644	81,761	$6,945,626	248,530	$21,173,231	1,722,301	$60,189,532	10,724	$920,423	$107,431,456

*	Also a director.
(1)	The shares included in this column are not subject to any vesting restrictions. In general, “beneficial ownership” includes any shares over which a person has voting or investing power. To our knowledge, all parties listed above have sole voting and investing power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.

(2)	Holders of Performance Awards will be entitled to receive an amount of cash equal to the sum of (i) the product of (a) the merger consideration and (b) the prorated number of performance shares that become vested as a result of the merger, with the applicable performance goals deemed to have been satisfied at 100% of the target level of performance and (ii) all dividend equivalents accrued with respect to such prorated number of performance shares subject to such Performance Awards.
(3)	Each of the outstanding Stock Options will be converted into the right to receive a cash payment in an amount equal to the product of (i) the vested portion of the total number of shares of common stock subject to such Stock Option and (ii) the excess, if any, of the merger consideration over the per share exercise price of such Stock Option.
(4)	As described in greater detail above in “—Treatment of Outstanding Equity Awards,” beginning on page 51, all unvested Performance Awards granted prior to the date of the merger agreement will vest on a pro rata basis (with the applicable performance goals deemed to have been satisfied at 100% of the target level of performance) and all other unvested equity awards will vest in full (or, if granted following the date of the merger agreement, on a pro rata basis) immediately prior to the merger and will then be cashed out for the merger consideration upon completion of the merger. The values set forth in this column also include the cash consideration to be paid for all shares listed in the “Shares Beneficially Owned” column and all vested Stock Options. Depending on when the merger occurs, certain equity awards that are now unvested may vest pursuant to the terms of the equity awards based upon the completion of continued service with Beam or the prior achievement of performance goals, in either case, independent of the occurrence of the merger.

Change in Control Severance Benefits Agreements with Executive Officers

Beam previously entered into an Agreement for the Payment of Benefits Following Termination of Employment (each of which we refer to as, a “CIC Agreement” and, collectively, the “CIC Agreements”) with each of its executive officers specifying certain compensation and benefits payable to Beam’s executive officers in the event of a termination of employment. Under the terms of the CIC Agreements, an executive officer will become entitled to the following severance benefits if, within 24 months after a change in control of Beam, (a) the executive officer’s employment is terminated by Beam for any reason other than disability or cause or (b) the executive officer terminates his or her employment for good reason:

•	two times (or, in the case of Mr. Shattock, three times) the sum of the executive officer’s annual base salary, target annual incentive compensation award for the year of termination and the maximum amount that could have been allocated to the executive officer’s 401(k) retirement plan account for the year preceding the year of termination, including Beam’s 401(k) matching contributions and the supplemental profit sharing allocation under Beam’s nonqualified deferred compensation plan;

•	24 months (or, in the case of Mr. Shattock, 36 months) of continued coverage under Beam’s life, health, accident, disability and other employee plans;

•	an annual incentive payout for the year of termination of employment under Beam’s annual incentive plan based upon actual Beam performance and prorated for the portion of the year in which the executive officer was employed by Beam; and

•	a payment equal to the non-vested portion of the executive officer’s account balances under Beam’s 401(k) retirement plan and the defined contribution plan of any affiliate of Beam under which the executive officer has an account balance.

The change in control benefits are payable in a lump sum within 30 days following the executive officer’s qualifying termination of employment. The change in control benefits are subject to an automatic reduction to avoid the imposition of excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), in the event such reduction would result in a better after-tax result for the executive officer. In exchange for the right to receive the change in control severance benefits described above, the executive officer is required to (a) execute a release of claims in favor of Beam, (b) maintain in confidence the confidential information of Beam and (c) abide by a non-solicitation restrictive covenant for 12 months following the executive officer’s termination of employment.

For illustrative purposes only, it is currently estimated that, assuming the merger is completed on January 30, 2014 and a qualifying termination of each of Beam’s executive officers occurs immediately following completion of the merger, Beam’s executive officers would be entitled to receive, in the aggregate, approximately $25,000,000 in severance benefits under the CIC Agreements.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any agreement, arrangement or understanding with Suntory Holdings or any of its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Suntory Holdings or the surviving corporation. Although no such agreement, arrangement or understanding exists as of the date of this proxy statement, certain of our executive officers may, prior to the completion of the merger, enter into new arrangements with Suntory Holdings or its subsidiaries regarding employment with, or the right to purchase or participate in the equity of, Suntory Holdings, certain of its subsidiaries or the surviving corporation.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the tables below present the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to Beam’s named executive officers. This merger-related compensation is subject to a non-binding advisory vote of Beam’s stockholders, as set forth in proposal 2 to this proxy statement. See the section entitled “Proposal 2: Non-Binding Compensation Advisory Proposal,” beginning on page 25.

The amounts set forth below have been calculated assuming the merger is consummated on January 30, 2014 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of January 30, 2014. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement. Some of the assumptions are based on information not currently available and, as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

The table below does not include any compensation that may become payable with respect to Beam’s 2014 annual equity grants, since, as of the date of this proxy statement, Beam has not determined the amount or structure of such annual equity grants. Beam expects to grant the 2014 annual equity grants in February 2014, in accordance with the timing of Beam’s prior equity grants. Any grants made in February 2014 will vest on a pro rata basis at the effective time of the merger, and any portion of such grants that does not vest at the effective time of the merger will be forfeited for no consideration. In addition, the table below does not include any amounts with respect to Beam’s nonqualified deferred compensation plan as participants in such plan will receive payment of their account balances but are not eligible to receive any benefit enhancements in connection with a change in control or subsequent termination of employment.

	Golden Parachute Payment (1)
	Cash (2)	Equity (3)	Pension/ NQDC (4)	Perquisites/ Benefits (5)	Tax Reimbursement (6)	Other	Total
Matthew J. Shattock
President & Chief	$7,873,645	$23,178,850	$0	$45,352	$0	$0	$31,097,847
Executive Officer
Robert F. Probst
SVP &Chief	$2,364,636	$6,289,505	$0	$28,323	$0	$0	$8,682,464
Financial Officer
William A. Newlands
SVP, President North	$2,389,475	$6,289,505	$0	$32,082	$0	$0	$8,711,062
America
Albert Baladi (7)
SVP, President	$1,865,975	$4,616,618	$0	$27,134	$0	$0	$6,509,727
EMEA
Philip Baldock (8)
SVP, President APSA	$0	$0	$0	$0	$0	$0	$0

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the change in control that will occur upon completion of the merger and payment is conditioned upon the officer’s qualifying termination of employment within 24 months following the change in control), except for the accelerated vesting and payment in cancellation of Stock Options, RSUs and Performance Awards, which will occur upon completion of the merger and with respect to which payment is not conditioned upon the officer’s involuntary termination.
(2)	Amounts reflect cash severance benefits that would be payable in a lump sum payment under the CIC Agreements entered into with each of the named executive officers, assuming an involuntary termination by Beam other than for cause or due to disability or a resignation by the named executive officer for good reason, in each case, within 24 months following a change in control. The cash severance benefits payable under these agreements are equal to the sum of (i) two times (or, in the case of Mr. Shattock, three times) the sum of the executive officer’s annual base salary, target annual incentive compensation award for the year of termination and the maximum amount that could have been allocated to the executive officer’s 401(k) retirement plan account for the year preceding the year of termination, including Beam’s 401(k) matching contributions and the supplemental profit sharing allocation under Beam’s nonqualified deferred compensation plan (Mr. Shattock—$7,852,698, Mr. Probst—$2,364,636, Mr. Newlands—$2,389,475, Mr. Baladi—$1,865,975, and Mr. Baldock—$0), (ii) an annual incentive payout for the year of termination of employment under Beam’s annual incentive plan based upon the actual performance of Beam and prorated for the portion of the year in which the executive officer was employed by Beam, and (iii) an amount equal to the nonvested portion of the executive officer’s account balances under Beam’s 401(k) retirement plan and the defined contribution plan of any affiliate of Beam under which the executive officer has an account balance ($20,947 reported for Mr. Shattock and $0 reported for the other named executive officers). This column does not include any amounts relating to a prorated annual incentive payout for the year of termination as Beam has not established the performance objectives or payout targets with respect to the 2014 annual incentive plan.

(3)	Amounts reflect the cash consideration to be received by each named executive officer in connection with the accelerated vesting and cancellation of Stock Options, RSUs and Performance Awards held by each of the named executive officers, which acceleration of vesting will occur upon completion of the merger. The cash consideration to be received by each named executive officer with respect to the cancellation of vested equity awards and the accelerated vesting and cancellation of Stock Options, RSUs and Performance Awards held by each of the named executive officers is summarized in the following table:

	Vested Options Prior to the Effective Time (#)	Vested Options Prior to the Effective Time ($)(*)	Unvested Options Prior to the Effective Time (#)	Unvested Options Prior to the Effective Time ($)(*)	Unvested RSUs Awards Prior to the Effective Time (#)	Unvested RSUs Awards Prior to the Effective Time ($)(**)	Unvested Performance Share Awards Prior to the Effective Time (#)	Unvested Performance Share Awards Prior to the Effective Time ($)(**)
Matthew J. Shattock	267,804	$10,935,165	326,412	$10,933,745	106,001	$9,042,878	37,698	$3,202,227
Robert F. Probst	173,245	$7,017,270	100,876	$3,337,484	26,470	$2,253,998	8,217	$698,023
William A. Newlands	70,769	$1,551,462	100,876	$3,337,484	26,470	$2,253,998	8,217	$698,023
Albert Baladi	38,145	$1,362,880	74,429	$2,476,985	19,384	$1,650,623	5,757	$489,010
Philip Baldock	8,542	$139,323	0	$0	0	$0	0	$0

(*)	Reflects a cash payment equal to the product of (a) the total number of shares subject to the option multiplied by (b) the excess of the merger consideration over the exercise price per share subject to such option.
(**)	Includes all dividend equivalents accrued with respect to the vested awards.
(4)	Reflects amounts payable under Beam’s nonqualified deferred compensation plan, which is a supplemental plan that pays the difference between the profit sharing contribution provided under the tax-qualified defined contribution plan and the contribution that would have been made if the Code did not limit the compensation that may be taken into account under tax-qualified retirement plans.
(5)	Amounts reflect the cost of providing 24 months (or, in the case of Mr. Shattock, 36 months) of continued coverage under Beam’s life, health, accident, disability and other employee plans.
(6)	None of the named executive officers is eligible to receive an excise tax gross up.
(7)	In the case of Mr. Baladi, severance amounts have been converted to U.S. dollars from Euros based on the exchange rate in effect on January 30, 2014 of 1 EUR to 1.3555 USD.
(8)	Mr. Baldock served as SVP, President APSA through December 31, 2013. Because Mr. Baldock separated from Beam prior to the merger, he is not eligible to receive any severance benefits.

Director and Officer Indemnification and Insurance

Pursuant to the merger agreement, after the effective time of the merger, Suntory Holdings is obligated to cause the surviving corporation to indemnify, defend and hold harmless each current or former director, officer or employee or fiduciary under the benefit plans of Beam or any of our subsidiaries, to the fullest extent that Beam or any of our subsidiaries is permitted by applicable law to indemnify its own directors and officers, against (i) damages and losses arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of Beam or any of our subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement. The surviving corporation will pay the reasonable fees and expenses of counsel to any such director, officer, employee or fiduciary and otherwise advance documented expenses reasonably incurred in connection with any such indemnified liabilities, subject to repayment if it is determined that such director, officer, employee or fiduciary is not entitled to indemnification under law.

Beam is permitted to, prior to the effective time of the merger, and if Beam fails to do so, Suntory Holdings is obligated to cause the surviving corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than our existing directors’ and officers’ liability insurance policy (but in no event shall compliance with the foregoing obligations require Suntory Holdings or the surviving corporation, or permit Beam, to pay a premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by Beam for such insurance).

In addition, for not less than six years following the effective time of the merger, Suntory Holdings and the surviving corporation are required to maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the exculpation, indemnification and advancement of expenses provisions contained in the organizational documents of Beam and our subsidiaries in effect immediately prior to the effective time of the merger.

For additional information, see the section entitled “The Agreement and Plan of Merger—Director and Officer Indemnification and Insurance,” beginning on page 80.

Certain Effects of the Merger

If the proposal to adopt the merger agreement is approved by the holders of shares representing a majority of the outstanding shares of Beam common stock entitled to vote on such matter and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by applicable law) waived, Sub will be merged with and into Beam upon the terms set forth in the merger agreement. As the surviving corporation in the merger, Beam will continue to exist following the merger as a wholly-owned subsidiary of Suntory Holdings.

Following the merger, all of Beam’s equity interests will be beneficially owned by Suntory Holdings, and none of Beam’s current stockholders will, by virtue of the merger, have any ownership interest in, or be a stockholder of, Beam, the surviving corporation or Suntory Holdings after the completion of the merger. As a result, Beam’s current stockholders will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Beam common stock. Following the merger, Suntory Holdings will benefit from any increase in Beam’s value and also will bear the risk of any decrease in Beam’s value.

Upon completion of the merger, each share of Beam common stock issued and outstanding immediately prior to the effective time of the merger, other than shares of Beam common stock (i) held in our treasury, (ii) owned of record by any of our wholly-owned subsidiaries or (iii) owned of record by Suntory Holdings or any of its wholly-owned subsidiaries (in each case, which such shares of Beam common stock shall be canceled and cease to exist, and no consideration will be delivered in exchange for those shares) and other than dissenting shares, will be converted into the right to receive the merger consideration, without interest, subject to any applicable withholding taxes. See the section of entitled “The Agreement and Plan of Merger—Merger Consideration,” beginning on page 65.

For information regarding the effects of the merger on Beam’s outstanding equity awards, please see the section entitled “—Interests of Directors and Executive Officers in the Merger,” beginning on page 51, and the section entitled “The Agreement and Plan of Merger—Treatment of Stock Options, Restricted Stock Units, Deferred Stock Units, Performance Awards and Equity Plans,” beginning on page 65.

Beam common stock is currently registered under the Exchange Act and trades on the NYSE under the symbol “BEAM.” Following the completion of the merger, shares of Beam common stock will no longer be traded on the NYSE or any other public market. In addition, the registration of shares of Beam common stock under the Exchange Act will be terminated, and Beam will no longer be required to file periodic and other reports with the SEC with respect to Beam common stock. Termination of registration of Beam common stock under the Exchange Act will reduce the information required to be furnished by Beam to Beam’s stockholders and the SEC, and would make certain provisions of the Exchange Act, such as the requirement to file annual and quarterly reports pursuant to Section 13(a) or 15(d) of the Exchange Act, the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with stockholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to Beam to the extent that they apply solely as a result of the registration of Beam common stock under the Exchange Act.

Consequences if the Merger is Not Completed

If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Beam common stock entitled to vote on such matter or if the merger is not completed for any other reason, you will not receive any consideration from Suntory Holdings or Sub for your shares of Beam common stock. Instead, Beam will remain a public company, and Beam common stock will continue to be listed and traded on the NYSE. We expect that our management will operate our business in a manner similar to that in which it is being operated today and that holders of shares of Beam common stock will continue to be subject to the same risks and opportunities as they currently are subject to with respect to their ownership of Beam common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of Beam common stock, including the risk that the market price of Beam common stock may decline to the extent that the current market price of Beam common stock reflects a market assumption that the merger will be completed. If the proposal to adopt the merger agreement is not approved by the holders of shares representing a majority of the outstanding shares of Beam common stock entitled to vote on such matter or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be adversely impacted.

In addition, if the merger agreement is terminated under specified circumstances, Beam is required to pay Suntory Holdings a termination fee of $425,000,000 (or a reduced termination fee of $275,000,000 in connection with the termination of the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal prior to 5:00 p.m. U.S. Central Time on February  26, 2014). See the section entitled “The Agreement and Plan of Merger—Termination Fees,” beginning on page 85.

Financing of the Merger

We anticipate that the total funds needed to complete the merger, including the funds needed to pay Beam stockholders and holders of other equity-based interests the amounts due to them under the merger agreement, which would be approximately $14.2 billion based upon the number of shares of Beam common stock (and our other equity-based interests) outstanding as of January 30, 2014, will be funded through a combination of Suntory Holdings’ cash on-hand and up to $12.5 billion of debt financing.

Suntory Holdings has entered into a debt commitment letter, dated as of January 13, 2014, with BTMU. Pursuant to and subject to the terms of the debt commitment letter, BTMU has committed to arrange and underwrite multi-currency, unsubordinated, unsecured credit facilities in an aggregate amount of up to $12.5 billion to cover (i) the acquisition of 100% of the outstanding equity of Beam pursuant to the merger agreement, (ii) the refinancing of certain existing indebtedness owed by Beam and (iii) the payment of all related fees, costs and expenses. The debt commitment letter terminates automatically if the closing date of the merger does not occur on or before 5:00 p.m. Tokyo time on the earliest of (a) August 10, 2014, if the merger has not been completed on or prior to such date, (b) the closing date of the merger without the use of the credit facilities and (c) the date of termination of the merger agreement by Suntory Holdings (or any of Suntory Holdings’ affiliates) prior to the closing of the merger.

Although the debt financing described above is not subject to a due diligence or “market out,” such financing should not be considered assured. The obligation of BTMU to provide debt financing under the debt commitment letter is subject to a number of conditions. There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. To the knowledge of Beam, as of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available.

The completion of the merger is not conditioned upon Suntory Holdings’ receipt of financing.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of certain material U.S. federal income tax consequences of the merger to beneficial owners of Beam common stock who receive cash for their shares of Beam common stock in the merger. This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation. This summary only addresses shares of Beam common stock held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the U.S. federal income tax consequences to holders of shares who demand appraisal rights under Delaware law. This summary also does not address tax considerations applicable to any holder of shares that may be subject to special treatment under the U.S. federal income tax laws, including:

•	a bank, insurance company or other financial institution;

•	a tax-exempt organization;

•	a retirement plan or other tax-deferred account;

•	a partnership, an S corporation or other pass-through entity (or an investor in such an entity);

•	a mutual fund;

•	a real estate investment trust or regulated investment company;

•	a personal holding company;

•	a dealer or broker in stocks and securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of shares subject to the alternative minimum tax provisions of the Code;

•	a holder of shares that received the shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a U.S. holder that has a functional currency other than the U.S. dollar;

•	a “controlled foreign corporation,” “passive foreign investment company” or corporation that accumulates earnings to avoid U.S. federal income tax;

•	a holder that holds shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a U.S. expatriate.

This summary is based on the Code, the Treasury regulations promulgated under the Code and rulings and judicial decisions, all as in effect as of the date of this proxy statement, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (which we refer to as the “IRS”) with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

THIS DISCUSSION IS INTENDED ONLY AS A GENERAL SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES OF BEAM COMMON STOCK. WE URGE BENEFICIAL OWNERS OF SHARES TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS, INCLUDING POSSIBLE CHANGES IN SUCH LAWS.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of Beam common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” means a beneficial owner of Beam common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns shares of Beam common stock, the tax treatment of the partnership and its partners generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding shares of Beam common stock should consult such partner’s tax advisor.

U.S. Holders

General. A U.S. holder’s receipt of cash for shares of Beam common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. holder who receives cash in exchange for shares of Beam common stock in the merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis in the shares converted into the right to receive cash in the merger. Gain or loss will be determined separately for each block of shares of Beam common stock (that is, shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder’s holding period for the shares is more than one year at the effective time of the merger. Long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a reduced rate of U.S. federal income tax. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any gain recognized on the receipt of cash for shares in the merger.

Information Reporting and Backup Withholding. A U.S. holder may be subject to information reporting. In addition, all payments to which a U.S. holder would be entitled pursuant to the merger will be subject to backup withholding at the statutory rate unless such holder (i) is a corporation or other exempt recipient (and, when required, demonstrates this fact); or (ii) provides a taxpayer identification number (which we refer to as a “TIN”) and certifies, under penalty of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not otherwise establish exemption should complete and sign the IRS Form W-9, in order to provide the information and certification necessary to avoid backup withholding and possible penalties. If a U.S. holder does not provide a correct TIN, such U.S. holder may be subject to backup withholding and penalties imposed by the IRS.

Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Non-U.S. Holders

General. A non-U.S. holder’s receipt of cash for shares of Beam common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are met;

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

•	we are or have been a United States real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held shares and the non-U.S. holder held (actually or constructively) more than five percent of our shares at any time during the five-year period ending on the date of the merger.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), net of applicable U.S.-source losses from sales or exchanges of other capital assets recognized by such non-U.S. holder during the taxable year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

With respect to the third bullet point above, the determination whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our United States and foreign real property interests. We believe that we have not been a USRPHC for U.S. federal income tax purposes during the time described above.

Information Reporting and Backup Withholding. Information reporting and backup withholding will generally apply to payments made pursuant to the merger to a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Dispositions effected through a non-U.S. office of a U.S. broker or a non-U.S. broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. A non-U.S. holder must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to its exempt foreign status in order to qualify as an exempt recipient. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is given to the IRS in a timely manner. If backup withholding results in an overpayment of tax, a non-U.S. holder may obtain a refund by filing a U.S. federal income tax return in a timely manner. Non-U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES OF BEAM COMMON STOCK. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned on the expiration of the waiting period (and any extension thereof) or the granting of early termination applicable to the completion of the merger under the HSR Act. On February 4, 2014, Beam and Suntory Holdings filed their respective notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice (which we refer to as the “DOJ”) and the United States Federal Trade Commission (which we refer to as the “FTC”), which triggered the start of the HSR Act waiting period. Unless Beam or Suntory Holdings voluntarily withdraws its notification and report form or the DOJ or FTC grants early termination of the HSR Act review period or formally requests additional information concerning the merger, the waiting period will expire on March 6, 2014.

Completion of the merger is also conditioned on approval from the European Commission. Under Council Regulation (EC) No 139/2004 (which we refer to as the “EUMR”), the merger cannot be completed until a notification has been filed with the European Commission and the European Commission has approved the merger under the EUMR. The standard first phase review period under the EUMR is 25 working days from submission of a complete notification. The parties plan to file the notification with the European Commission during February 2014.

Although not conditions to the completion of the merger under the merger agreement, the parties also plan to file merger notifications with the appropriate regulators in Australia and Mexico (and, potentially, with the Jersey Competition Authority) pursuant to each jurisdiction’s respective laws designed or intended to regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. Beam and Suntory Holdings are preparing to make these filings.

At any time before or after the effective time of the merger, the DOJ, the FTC, antitrust authorities outside the United States or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the merger, conditionally approving the merger upon the divestiture of Beam’s or Suntory Holdings’ assets, subjecting the completion of the merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

We currently expect to obtain all antitrust and other regulatory approvals that are required for the completion of the merger in early 2014; however, we cannot guarantee when any such approvals will be obtained, or that they will be obtained at all.

Litigation Related to the Merger

On January 15, 2014, a putative class action lawsuit (Chichester v. Beam Inc., et al., Case No. 9259-VCN) was filed in the Delaware Court of Chancery against Beam, the members of the Board, Suntory Holdings and Sub. The complaint alleges that our directors breached their fiduciary duties by, among other things, (i) initiating a process to sell Beam that undervalues it; (ii) capping the price of Beam at an amount that does not adequately reflect Beam’s true value; (iii) ignoring or not protecting against purported conflicts of interests resulting from the directors’ own interests; and (iv) taking steps to avoid competitive bidding by alternate potential acquirers. The complaint also alleges that Beam and Suntory Holdings aided and abetted those alleged breaches of fiduciary duties by Beam’s directors. The complaint seeks, among other things, declaration of the action as a proper class action; certification of the plaintiff as a representative of the class and plaintiff’s counsel as class counsel; injunctive relief; an accounting of all shares, money and other value improperly received from Beam; damages, including rescissory damages, in favor of the plaintiff and the class; and the fees and costs associated with the litigation.

On January 16, 2014, January 23, 2014 and January 29, 2014, three additional complaints, Miller v. Beam Inc., et al., Case No. 2014-CH-00932, NECA-IBEW Pension Trust Fund (the Decatur Plan) v. Beam Inc., et al., Case No. 2014-CH-01175, and Cubells v. Beam Inc., et al., Case No. 2014-CH-01687, were filed in the Circuit Court of Cook County, Illinois, Chancery Division. These complaints assert similar claims and allegations to those in the Chichester complaint, and each seeks similar relief on behalf of the same putative class. On January 24, 2014, January 27, 2014, January 29, 2014, January 30, 2014 and January 31, 2014, six additional complaints, MSS 12-09 Trust v. Beam Inc., et al., Case No. 9277, Teamsters Local 456 Pension Fund v. Beam, et al., No. 9278, Steamfitters Local 449 Pension Fund v. Beam Inc., et al., No. 9287, Carungcong v. Beam Inc., et al., Case No. 9296, Hieken v. Beam Inc., et al., No. 9301, and Finestone v. Beam Inc., et al., No. 9303, were filed in the Delaware Court of Chancery. They assert similar claims and allegations to those in the Chichester complaint, and seek similar relief on behalf of the same putative class.

THE AGREEMENT AND PLAN OF MERGER

Explanatory Note Regarding the Merger Agreement

The summary of the material provisions of the merger agreement set forth below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Beam or Suntory Holdings or their respective businesses. Such information can be found elsewhere in this proxy statement and in the public filings that Beam makes with the SEC, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information,” beginning on page 98.

The representations, warranties and covenants made in the merger agreement by Beam, Suntory Holdings and Sub are qualified and subject to important limitations agreed to by Beam, Suntory Holdings and Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by Beam, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Date of the Merger Agreement

The merger agreement was executed by Beam, Suntory Holdings and Sub on January 12, 2014 (which we refer to as the “date of the merger agreement”).

The Merger

The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with Delaware law, at the effective time of the merger, Sub will be merged with and into Beam, whereupon the separate corporate existence of Sub will cease and Beam will continue as the surviving corporation and a wholly-owned subsidiary of Suntory Holdings. As a result of the merger, Beam, as the surviving corporation, will succeed to and assume all of the rights and obligations of Sub and Beam.

Closing; Effective Time of the Merger

The closing of the merger will take place on the fifth business day after the satisfaction or, if permissible, waiver of all of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, unless another date is agreed to in writing by the parties. On the closing date, Beam will file the certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law (at which time we expect the merger to become effective).

Organizational Documents; Directors and Officers

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated in a form to which Suntory Holdings and Beam have mutually agreed. At the effective time of the merger, the bylaws of Sub will become the bylaws of the surviving corporation, except that references to the name of Sub will be replaced by references to the name of the surviving corporation, until thereafter amended in accordance with Delaware law and the certificate of incorporation and bylaws of the surviving corporation.

The merger agreement provides that the directors of Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation. At the effective time of the merger, the officers of Beam will serve as the officers of the surviving corporation.

Merger Consideration

Outstanding Company Common Stock

Except as described below, at the effective time of the merger, each share of Beam common stock issued and outstanding immediately prior to the effective time of the merger, other than dissenting shares, will be converted into the right to receive $83.50 in cash, without interest, subject to any applicable withholding taxes.

Treasury Shares; Shares Owned by Suntory Holdings or Subsidiaries of Suntory Holdings or Beam

At the effective time of the merger, each share of Beam common stock (i) held in our treasury, (ii) owned of record by any of our wholly-owned subsidiaries or (iii) owned of record by Suntory Holdings or any of its wholly-owned subsidiaries will, in each case, be canceled and cease to exist, and no consideration will be delivered in exchange for those shares.

Sub Common Stock

At the effective time of the merger, each share of common stock of Sub outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Treatment of Stock Options, Restricted Stock Units, Deferred Stock Units, Performance Awards and Equity Plans

Stock Options. Except as otherwise agreed to in writing between Suntory Holdings and any holder of Stock Options, immediately prior to the effective time of the merger, each then-outstanding Stock Option will vest in full (or, in the case of Stock Options granted after the date of the merger agreement, vest on a prorated basis) and be canceled and, in exchange therefor, each holder of any such canceled Stock Option will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the product of (i) the vested portion of the total number of shares of Beam common stock subject to such canceled Stock Option and (ii) the excess, if any, of the merger consideration of $83.50 per share over the exercise price per share of such canceled Stock Option. Any canceled Stock Options with respect to which the exercise price per share subject thereto is greater than or equal to the merger consideration of $83.50 per share will be canceled in exchange for no consideration. From and after the effective time of the merger, no Stock Options shall be exercisable.

Restricted Stock Units. Except as otherwise agreed to in writing between Suntory Holdings and any holder of RSUs, immediately prior to the effective time of the merger each then-outstanding RSU Award granted pursuant to our company stock plans will vest in full (or, in the case of any RSU Award granted after the date of the merger agreement, vest on a prorated basis) and be canceled and, in exchange and settlement therefor, each holder of any such canceled RSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the sum of (A) the product of (i) the merger consideration of $83.50 per share and (ii) the vested portion of the number of RSUs subject to such RSU Award and (B) all dividend equivalents accrued with respect to such underlying vested RSUs to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such RSUs.

Deferred Stock Units. Immediately prior to the effective time of the merger, each then outstanding DSU Award granted pursuant to any of our company stock plans will be canceled and, in exchange and settlement therefor, each holder of any such canceled DSU Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the sum of (A) the product of (i) the merger consideration of $83.50 per share and (ii) the number of DSUs subject to such canceled DSU Award and (B) all dividend equivalents accrued with respect to such DSUs to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such DSUs.

Performance Awards. Except as otherwise agreed to in writing between Suntory Holdings and any holder of Performance Awards immediately prior to the effective time of the merger, each then outstanding Performance Award will become vested on a prorated basis. For purposes of determining the number of shares earned pursuant to any pending performance period under such Performance Award, the Board (or, if appropriate, any committee thereof) will determine that the applicable performance goal(s) shall be deemed to have been satisfied at 100% of the target level of performance. Immediately prior to the effective time of the merger, each then-outstanding Performance Award shall be canceled and, in exchange therefor, each holder of any such canceled Performance Award will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, in an amount equal to the sum of (A) the product of (i) the merger consideration of $83.50 per share and (ii) the number of performance shares earned or deemed to have been earned in accordance with the terms of the merger agreement and (B) all dividend equivalents accrued with respect to such prorated number of performance shares subject to such Performance Award to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such Performance Awards.

All Stock Options, RSUs, Performance Awards and any cash-based long term incentive award granted after the date of the merger agreement will vest on a prorated basis at the effective time of the merger, and any portion of such awards that does not vest at the effective time will be forfeited for no consideration.

As of the effective time of the merger, all of the Beam company stock plans will be terminated and all Stock Options, RSUs, DSUs, Performance Awards or other rights with respect to shares of Beam common stock which have been granted or issued by us (or promised to be issued pursuant to contracts or offer letters) will be cancelled as of the effective time of the merger without any payment or consideration therefor (other than the cash payments described above), and no further Stock Options, RSUs, DSUs, Performance Awards or other rights with respect to shares of Beam common stock will be granted pursuant to such company stock plans.

At the effective time of the merger, Suntory Holdings will make a cash contribution to the surviving corporation in an amount necessary to make the payments described above.

Treatment of the Beam Stock Purchase Plan

Promptly following the date of the merger agreement, we are required to take (and pursuant to the merger agreement we have taken) all necessary and appropriate action such that (i) following the closing of any offering period under the Beam Inc. 2012 Employee Stock Purchase Plan (which we refer to as the “Beam Stock Purchase Plan”) that is in effect on or after the date of the merger agreement and prior to the effective time of the merger, no new offering period will commence, (ii) each participant in the offering period in effect on the date of the merger agreement will not increase his or her payroll deductions or purchase elections from those in effect prior to the date of the merger agreement and (iii) if the effective time of the merger occurs prior to the purchase date (as defined in the Beam Stock Purchase Plan), with respect to any offering period in effect on the date of the merger agreement, upon the effective time of the merger, each purchase right will be used to purchase from Beam whole and fractional shares at the applicable price determined in accordance with the terms of the Beam Stock Purchase Plan, and any remaining accumulated but unused payroll deductions will be distributed to the relevant participants without interest as promptly as practicable following the effective time of the merger. The Beam Stock Purchase Plan will terminate at or prior to the effective time of the merger.

Exchange Procedures

Prior to the effective time of the merger, Suntory Holdings will designate Wells Fargo Bank, National Association or another U.S.-based nationally recognized financial institution reasonably acceptable to Beam to act as paying agent, and will deposit, or cause to be deposited, with the paying agent a cash amount equal to the aggregate merger consideration to be paid to Beam common stockholders in connection with the merger.

As promptly as practicable after the effective time of the merger, and in any event not later than the third business day thereafter, Suntory Holdings will cause the paying agent to mail to each record holder of a certificate representing any shares of Beam common stock whose shares were converted into a right to receive the merger consideration a customary letter of transmittal and instructions for surrendering the certificate in exchange for payment of the merger consideration. Upon surrender of a certificate (or an affidavit of loss in lieu thereof) and upon delivery of a duly executed letter of transmittal in proper form and such other documentation as may be reasonably required by the paying agent, the holder of such certificate will be entitled to receive the portion of the aggregate merger consideration payable to such holder pursuant to the merger. The surrendered certificates representing shares of Beam common stock will be canceled. Payment of the merger consideration with respect to shares of Beam common stock represented by book-entry will be made promptly following the effective time of the merger without any action on the part of the person in whose name such book-entry shares are registered.

No interest will be paid or will accrue on the cash payable upon surrender of any certificate representing any shares of Beam common stock or any book-entry share. The cash paid upon surrender of any such certificate or book-entry share will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Beam common stock formerly represented by such certificate or uncertificated share.

You should not return your stock certificates with the enclosed proxy card, and you should not send in your stock certificates to the paying agent until you receive a letter of transmittal from the paying agent with instructions for the surrender of your stock certificates.

Lost, Stolen and Destroyed Certificates

If a Beam stock certificate is lost, stolen or destroyed, the holder of such certificate must deliver an affidavit (in form and substance reasonably acceptable to Suntory Holdings) of that fact prior to receiving any merger consideration and, if required by Suntory Holdings in its reasonable discretion, may also be required to provide a bond (in a customary amount) prior to receiving any merger consideration.

Representations and Warranties

Beam, on the one hand, and Suntory Holdings and Sub, on the other hand, have each made representations and warranties to each other in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire at the effective time of the merger.

Representations and Warranties of Beam

We have made customary representations and warranties to Suntory Holdings and Sub in the merger agreement regarding aspects of our business and various other matters. The topics covered by our representations and warranties include the following:

•	the organization, qualification to do business and good standing of Beam and our subsidiaries;

•	the capital structure of, and the absence of restrictions or encumbrances with respect to the capital stock of, Beam and our subsidiaries;

•	our authority to enter into, and, subject to Beam stockholder approval, consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which we or our any of our subsidiaries is a party, in each case as a result of Beam entering into, or consummating the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the authorizations, licenses and permits of Beam and our subsidiaries;

•	our compliance with laws since October 4, 2011;

•	our SEC filings since January 1, 2011 and the financial statements contained in those filings;

•	the accuracy of the information supplied by Beam for this proxy statement;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	the absence of certain changes or events since December 31, 2012 and the absence of certain other changes or events since September 30, 2013;

•	the absence of undisclosed liabilities;

•	the absence of litigation, outstanding judgments or pending proceedings;

•	employee benefits matters;

•	labor matters;

•	tax matters;

•	our owned and leased real properties;

•	environmental matters;

•	our intellectual property;

•	our material contracts and the absence of breaches of such contracts;

•	our insurance policies;

•	receipt of separate opinions from our financial advisors;

•	the inapplicability of takeover laws to the merger;

•	the vote of Beam stockholders required to adopt the merger agreement;

•	the absence of broker’s or finder’s fees, other than those payable to our financial advisors, in connection with the transactions contemplated by the merger agreement;

•	the absence of related-party transactions;

•	our top ten customers and suppliers as of December 31, 2012; and

•	compliance with certain anti-corruption and sanctions laws.

Many of our representations and warranties are qualified by the concept of a “material adverse effect.” Under the terms of the merger agreement, a material adverse effect on Beam means any change, circumstance, event or effect that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Beam and our subsidiaries taken as a whole. However, no change, circumstance, event or effect resulting from any of the following items will be taken into account in determining whether there has been a material adverse effect on Beam and our subsidiaries, taken as a whole:

•	subject to certain exceptions, the entry into or the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement, including the identity of Suntory Holdings and its affiliates, any communication made by Suntory Holdings or any of its affiliates regarding their respective plans with respect to the conduct of Beam’s business following the effective time of the merger and the impact of the foregoing on relationships with customers, suppliers, vendors, business partners, employees or regulators;

•	any change, circumstance, event or effect generally affecting the economy or the financial, credit or securities markets in the United States or elsewhere in the world or any business or industries in which Beam or any of our subsidiaries operates, except to the extent affecting Beam and our subsidiaries, taken as a whole, disproportionately in any material respect as compared to other companies operating in the same industries in which Beam and our subsidiaries operate;

•	the suspension of trading in securities generally on the NYSE;

•	any development or change in applicable law, GAAP or applicable accounting standards or the interpretation of any of the foregoing, except to the extent affecting Beam and our subsidiaries, taken as a whole, disproportionately in any material respect as compared to other companies operating in the same industries in which Beam and our subsidiaries operate;

•	any action taken by Beam or any of our subsidiaries that is required by the merger agreement or with Suntory Holdings’ written consent or at Suntory Holdings’ written request or the failure by Beam or any of our subsidiaries to take any action that is prohibited by the merger agreement (other than any action taken or the failure to take any action by Beam or any of our subsidiaries in order to comply with our covenants described below under “—Covenants Regarding Conduct of Business by Beam Prior to the Merger,” beginning on page 70, prior to the effective time of the merger);

•	the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war or terrorism, except to the extent affecting Beam and our subsidiaries, taken as a whole, disproportionately in any material respect as compared to other companies operating in the same industries in which Beam and our subsidiaries operate;

•	the existence, occurrence or continuation of any weather-related events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity, except to the extent affecting Beam and our subsidiaries, taken as a whole, disproportionately in any material respect as compared to other companies operating in the same industries in which Beam and our subsidiaries operate;

•	any actions or claims made or brought by any of the current or former stockholders of Beam (or on their behalf or on behalf of Beam, but in any event only in their capacities as current or former stockholders) arising out of any allegations of a breach of fiduciary duty or other applicable law by Beam or the Board relating to the merger agreement or the merger (but not the facts or circumstances underlying such action or claim to the extent such facts or circumstances do not fall within any of the exceptions provided above; or

•	any changes in the market price or trading volume of shares of Beam common stock, any changes in the ratings or the ratings outlook for Beam or any of our subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to Beam or any of our subsidiaries or any failure of Beam to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other performance metrics for any period ending on or after the date of the merger agreement (it being understood that the foregoing exceptions described in this bullet point will not prevent or otherwise affect the underlying cause of any such change or failure referred to in this bullet point (to the extent not otherwise falling within any of the exceptions provided above) from being taken into account).

Representations and Warranties of Suntory Holdings and Sub

Suntory Holdings and Sub made customary representations and warranties to us in the merger agreement, including representations and warranties relating to the following:

•	organization and good standing of Suntory Holdings and Sub;

•	their authority to enter into, and consummate the transactions contemplated by, the merger agreement;

•	the absence of conflicts with, or violations of, laws, organizational documents or contracts to which Suntory Holdings or Sub is a party, in each case as a result of Suntory Holdings’ or Sub’s entering into, or consummation of the transactions contemplated by, the merger agreement;

•	the governmental and regulatory approvals required to complete the merger;

•	the accuracy of the information supplied by Suntory Holdings and Sub for this proxy statement;

•	the absence of litigation which would prevent or materially delay the merger;

•	the ownership of Sub by Suntory Holdings and Sub’s lack of other operating activity;

•	the absence of ownership of shares of Beam common stock by Suntory Holdings or any of its wholly-owned subsidiaries in excess of one percent of the outstanding shares of Beam common stock;

•	the availability to Suntory Holdings at the closing of sufficient funds to pay the aggregate merger consideration and any other cash amounts payable by Suntory Holdings pursuant to the merger agreement or in connection with the transactions contemplated by the merger agreement or any obligations of the surviving corporation or its subsidiaries that become due and payable in connection with or as result of such transaction;

•	the debt commitment letter made available by Suntory Holdings to Beam (which we refer to as the “debt commitment letter”);

•	the absence of any exclusivity arrangement with any bank or other potential financing source prohibiting such bank or financing source from providing financing to any third party in connection with a transaction relating to Beam;

•	the absence of broker’s or finder’s fees, other than those payable to Morgan Stanley & Co. LLC, in connection with the transactions contemplated by the merger agreement;

•	the solvency, on a consolidated basis, of Suntory Holdings, the surviving corporation and each subsidiary of the surviving corporation in the merger immediately following the effective time of the merger;

•	the absence of certain arrangements between Suntory Holdings or Sub, on the one hand, and our or our subsidiaries’ officers, directors, employees or stockholders, on the other hand; and

•	the investment intent of Suntory Holdings in acquiring shares of the capital stock of the surviving corporation through the merger.

Covenants Regarding Conduct of Business by Beam Prior to the Merger

Under the merger agreement, until the effective time of the merger, except as contemplated by the merger agreement, as required by applicable law, by a governmental entity or by the rules of the NYSE, or as agreed to in writing by Suntory Holdings (which agreement shall not be unreasonably withheld, conditioned or delayed), we have agreed to, and to cause our subsidiaries to:

•	conduct our and their respective operations in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to maintain and preserve intact our business organization and advantageous business relationships and retain the services of our key officers and key employees.

In addition, until the effective time of the merger, except as contemplated by the merger agreement, as required by applicable law, by a governmental entity or by the rules of the NYSE or as consented to by Suntory Holdings (which consent shall not be unreasonably withheld, conditioned or delayed), we have agreed that we will not, and will not permit our subsidiaries to:

•	amend or propose to amend Beam’s certificate of incorporation, Beam’s by-laws or any equivalent organizational or governing documents of a material subsidiary of Beam;

•	issue, grant, encumber or otherwise dispose of (including, for the avoidance of doubt, in transactions among Beam and our subsidiaries or among our subsidiaries), or authorize the issuance, grant, pledge or disposition by Beam or any of our subsidiaries of, any equity interests in Beam or any of our subsidiaries, or securities convertible into, or exchangeable or exercisable for, any such interests, or any rights of any kind to acquire any such equity interests or such convertible or exchangeable securities, other than the issuance of shares upon the exercise of Stock Options and options granted under the Beam Stock Purchase Plan, the vesting or settlement of RSU Awards, DSU Awards and Performance Awards in the ordinary course of business consistent with past practice in accordance with their terms and as permitted pursuant to the terms of the merger agreement and the agreements evidencing such Stock Options, RSU Awards, DSU Awards and Performance Awards, in each case outstanding as of the date of the merger agreement or as expressly permitted to be granted pursuant to the disclosure letter to the merger agreement delivered by Beam to Suntory Holdings;

•	sell, lease, encumber (other than permitted liens) or otherwise dispose of any properties or non-cash assets of Beam or any of our subsidiaries with a value in excess of $25 million in the aggregate, except:

•	sales or dispositions made in connection with any transaction between or among Beam and any of our wholly-owned subsidiaries or between or among our wholly-owned subsidiaries;

•	sales or dispositions of inventory or goods or obsolete assets made in the ordinary course of business consistent with past practice;

•	sell, license, lease, encumber (other than permitted liens and licenses granted in the ordinary course of business consistent with past practice) or otherwise dispose of or abandon, allow to lapse or fail to maintain any material intellectual property rights of Beam owned by Beam or any of our subsidiaries (unless we determine in our reasonable business judgment that such abandonment, allowing to lapse or failure to maintain is in the best interests of Beam’s or our subsidiaries’ businesses, as applicable);

•	declare, set aside, make or pay, any dividend or other distribution with respect to the capital stock of Beam or any of its non-wholly-owned subsidiaries other than quarterly dividends to holders of shares in a per share amount no greater than the quarterly dividend declared and paid by Beam during the fiscal quarter ended December 31, 2013, with record and payment dates in accordance with Beam’s customary dividend schedule;

•	other than (i) in the case of a wholly-owned subsidiary of Beam or (ii) in connection with the exercise of any outstanding options permitted by the terms of such options as in effect on the date of the merger agreement, or the payment of related withholding taxes, by net exercise or by the tendering of shares, or tax withholdings on the vesting or payment of RSUs, DSUs and Performance Awards, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of Beam’s or any of our subsidiaries’ equity interests or any options, warrants, securities or other rights exchangeable or exercisable for or convertible into any such equity interests;

•	merge or consolidate Beam or any of our subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Beam or any of our subsidiaries;

•	make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets) or assets of another person, other than (i) acquisitions for consideration that is individually not in excess of $25 million, or in the aggregate not in excess of $25 million, or (ii) acquisitions of assets in the ordinary course of business consistent with past practice;

•	incur any indebtedness or issue any debt securities, or assume, guarantee or otherwise become liable for the obligations of any person (other than a wholly-owned subsidiary of Beam) with respect to any indebtedness, except (i) in connection with refinancings of existing indebtedness at the stated maturity of such indebtedness in the ordinary course of business consistent with past practice in accordance with the terms of the instruments or agreements governing such indebtedness, but only if the principal amount of such existing indebtedness is not increased thereby, (ii) for borrowings in the ordinary course of business and in an amount not to exceed $75 million in the aggregate, (iii) in connection with the acquisitions described in the immediately preceding bullet point, (iv) indebtedness among Beam and our wholly-owned subsidiaries or among our wholly-owned subsidiaries, (v) indebtedness under Beam’s existing credit agreement for working capital purposes in the ordinary course of business, (vi) for any guarantees by Beam of indebtedness of our wholly-owned subsidiaries or guarantees by our subsidiaries of indebtedness of Beam or any of our wholly-owned subsidiaries or (vii) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	(i) redeem, repurchase, defease, cancel or otherwise acquire any indebtedness (other than at stated maturity and other than the making of any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument or agreements, as the case may be, governing such indebtedness as in effect on the date of the merger agreement) or (ii) amend or modify in any material respect or terminate (other than at stated maturity in accordance with the terms of the agreements governing such indebtedness as in effect on the date of the merger agreement) any indebtedness, except in the case of (i) and (ii), obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned subsidiary of Beam) other than (i) loans made in the ordinary course of business not to exceed $10 million in the aggregate and (ii) loans made to any of Beam’s joint ventures in the ordinary course of business not to exceed $25 million in the aggregate;

•	except to the extent required by law or the terms of any existing Beam benefit plan as in effect on the date of the merger agreement or as specifically required by the merger agreement:

•	increase the compensation or benefits payable or to become payable to our directors, officers or employees except for (A) annual performance-related merit increases in base salaries made in the ordinary course of business to members of Beam’s Executive Leadership Team by an amount that in the aggregate does not exceed three percent (3%) of such members’ current aggregate annual base salaries, (B) annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than members of Beam’s Executive Leadership Team by an amount that in the aggregate does not exceed three percent (3%) of such employees’ current aggregate annual base salaries and base wages and (C) increases in annual bonus opportunities made in the ordinary course of business in accordance with the disclosure letter to the merger agreement;

•	other than in the ordinary course of business consistent with past practice in connection with the hiring of new employees or the filling of a vacancy, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; provided that Beam may not grant any severance rights or termination pay or other termination benefits to, or enter into any employment or severance agreement with, any employee who becomes a member of Beam’s Executive Leadership Team;

•	establish, adopt, enter into any material plan, program, agreement or arrangement that would be a Beam benefit plan were it in effect on the date of the merger agreement, or terminate, modify or amend any existing Beam benefit plan other than as required by applicable law or required pursuant to the terms of such benefit plan as in effect on the date of the merger agreement;

•	enter into any collective bargaining agreement other than with respect to the renewal of any collective bargaining agreements in effect on the date of the merger agreement; provided that prior to entering into any such renewal, Beam must give Suntory Holdings reasonable notice of such renewal and a copy of the terms of such renewed collective bargaining agreement; or

•	take any action to amend or waive any performance or vesting criteria or accelerate vesting, lapse of restrictions, exercisability or amount or time of funding of any payment or award under any Beam benefit plan to any current or former director, officer, employee, consultant or independent contractor or increase the rate of contributions or funding required under or pursuant to any Beam benefit plan;

•	terminate the employment of any member of Beam’s Executive Leadership Team other than for cause, or hire any new officer or employee who would be a member of Beam’s Executive Leadership Team;

•	except in each case to the extent required by law, file any material tax return materially inconsistent with past practice, make any material tax election inconsistent with past practice, or settle or compromise any material tax claim or assessment by any governmental entity;

•	make any material change in accounting policies or procedures, other than as required by GAAP, applicable law or any governmental entity with competent jurisdiction;

•	make any capital expenditures that in the aggregate exceed $50 million;

•	settle or compromise any legal proceeding or series of legal proceedings other than settlements or compromises of legal proceedings that do not, individually or in the aggregate, involve the payment of more than $5 million, and (i) do not involve any injunction or non-monetary relief on Beam or any of our subsidiaries, (ii) provide for a complete release of Beam and our subsidiaries of all claims and (iii) do not provide for any admission of liability by Beam or any of our subsidiaries;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of Beam or other person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act other than those in existence on the date of the merger agreement;

•	(i) amend, modify, terminate, grant any waiver under or give any consent with respect to, any material contract (other than in the ordinary course of business and, for the avoidance of doubt, any expiration of any such material contract in accordance with its terms) and (ii) enter into any contract which, if in effect prior to the date of the merger agreement, would have been a material contract, except in certain instances, other than in the ordinary course of business;

•	enter into any new line of business outside of the beverage-alcohol industry; or

•	authorize or enter into any contract to do any of the foregoing.

Obligations with Respect to the Special Meeting

Under the terms of the merger agreement, we have agreed to as soon reasonably practicable following the date on which the proxy statement is cleared by the SEC call, give notice of, convene and hold a meeting of Beam stockholders as soon as possible following such date, subject to our ability to postpone or adjourn the meeting under certain circumstances. Unless the merger agreement is terminated or there has been a change of Company recommendation (as such term is defined below in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 76), the Board has agreed to recommend the approval of the merger agreement to Beam stockholders. We have also agreed to use our reasonable best efforts to obtain the affirmative vote, in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in the merger agreement, of the holders a majority of the outstanding shares entitled to vote at the meeting of Beam common stockholders or any adjournment or postponement thereof (which we refer to as the “requisite stockholder approval”), unless the merger agreement is terminated or there has been a change of Company recommendation. Whether or not a change of Company recommendation has occurred or a competing proposal (as such term is defined in the merger agreement and described below) has been publicly announced or otherwise been made known to Beam or our directors, representatives or stockholders, Beam is obligated to submit the merger and the merger agreement for the approval of its stockholders.

Restriction on Solicitation of Competing Proposals

Under the terms of the merger agreement, subject to certain exceptions described below, we have agreed that we will, will cause our subsidiaries to and we and our subsidiaries will use our reasonable best efforts to cause our respective directors, officers, investment bankers, financial advisors, counsel and similarly authorized representatives (which we refer to collectively as the “Beam representatives”) to, immediately:

•	cease any direct or indirect solicitations, discussions or negotiations with any other persons with respect to any potential competing proposal;

•	terminate access to any physical or electronic data rooms relating to any potential competing proposal; and

•	use their respective reasonable best efforts to cause any person and its representatives that has received confidential information concerning Beam or any of our subsidiaries in connection with a potential competing proposal to promptly return or destroy the confidential information furnished thereto by or on behalf of Beam or any of our subsidiaries and to destroy all analyses and other material prepared by or on behalf of such person or its representatives that contain, reflect or analyze such information, in each case, in accordance with the applicable confidentiality agreement.

Additionally, we have agreed that we will not, will cause our subsidiaries not to and Beam and our subsidiaries will use our reasonable best efforts to cause Beam representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquiry, offer or proposal with respect to, or the submission or announcement of, any competing proposal;

•	furnish any non public information regarding Beam or any of our subsidiaries to any third person in connection with or in response to a competing proposal or potential competing proposal; or

•	participate in any discussions or negotiations with any person with respect to a competing proposal or a potential competing proposal.

In addition, from the date of the merger agreement until the earlier of the effective time of the merger and the termination of the merger agreement in accordance its terms, (i) neither the Board nor any committee thereof may (except with respect to Suntory Holdings and its affiliates and their respective representatives) (x) grant any waiver, amendment or release under any takeover law or (y) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement), except solely to the extent necessary to allow the other party to such agreement to make a confidential competing proposal to the Board and (ii) Beam must not, and must cause our subsidiaries not to, reimburse or agree to reimburse the expenses of any other person (other than Beam representatives) in connection with a competing proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a competing proposal.

A “competing proposal” is defined in the merger agreement to mean any bona fide proposal or offer from any person (other than the transactions contemplated by the merger agreement and other than a proposal or offer by Suntory Holdings, Sub or any of their respective affiliates) relating to:

•	the direct or indirect acquisition, lease or license (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of Beam and our subsidiaries, taken as a whole;

•	a merger, consolidation, equity investment, joint venture, recapitalization, reorganization, dissolution, liquidation or other transaction that results in the stockholders of Beam immediately preceding such transaction holding less than 80% of the equity interest of the surviving or resulting entity of such transaction; or

•	any combination of the foregoing whether in a single transaction or a series of related transactions.

Notwithstanding the foregoing prohibitions, if, at any time following the date of the merger agreement and prior to the receipt of the requisite stockholder approval, (i) we receive a bona fide written competing proposal from a third party that did not result from a material breach of the non-solicitation provisions described above, (ii) the Board determines in good faith, after consultation with our outside financial advisors and outside legal counsel, that such competing proposal constitutes or could reasonably be expected to lead to a superior proposal (as such term is defined in the merger agreement and described below) and (iii) the Board determines in good faith, after consultation with our outside legal counsel, that the failure to furnish information to or participate in discussions or negotiations with respect to such competing proposal would be inconsistent with the Board’s fiduciary duties under applicable laws, then we may (a) furnish information with respect to us and our subsidiaries to the person making such competing proposal (and its representatives) and (b) participate in discussions or negotiations with the person making such competing proposal (and its representatives) regarding such competing proposal; provided that we:

•	will not, will cause our subsidiaries not to, and we and our subsidiaries will use our reasonable best efforts to cause Beam representatives not to, disclose any non-public information to such person without first entering into a confidentiality agreement (which we refer to as an “acceptable confidentiality agreement”), with such person that contains confidentiality provisions that are no less favorable in the aggregate than those contained in the confidentiality agreement between Suntory Holdings and Beam and

•	contains a “standstill” or similar provision or otherwise prohibits the making or amendment of any competing proposal, except that such provisions may include an exception solely to allow the other party to the agreement to (A) make a confidential competing proposal to the Board or (B) make confidential requests to Beam for amendments, waivers or consents under, or agreements not to enforce, such “standstill”, similar provision or other provision that prohibits the making of a competing proposal and

•	does not prohibit compliance by Beam or our subsidiaries with any of the non-solicitation provisions described above;

•	will promptly (and in any event within 24 hours) advise Suntory Holdings of the receipt of any competing proposal that constitutes or could reasonably be expected to lead to a superior proposal (and will disclose to Suntory Holdings the identity of any person making such competing proposal and the terms thereof and the other information required to be provided to Suntory Holdings described in the immediately following paragraph); and

•	will as promptly as practicable (and in any event within 24 hours thereafter) provide Suntory Holdings any written information concerning Beam or our subsidiaries provided or made available to such person and any material information concerning Beam or our subsidiaries provided to such other person (or its representatives) orally, that was not previously provided or made available to Suntory Holdings.

In addition, until the earlier of the effective time of the merger agreement and the termination of the merger agreement, Beam must promptly (and in any event within 24 hours) notify Suntory Holdings of the receipt of any competing proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, a competing proposal, or any discussions or negotiations sought to be initiated or continued with Beam, any of our subsidiaries or any Beam representatives concerning a competing proposal, indicating, in each case, the identity of the person or group of persons making such competing proposal, inquiry, offer, proposal or request for information and a copy of any such competing proposal (including, if applicable, copies of any documentation constituting the competing proposal, including proposed agreements and financing commitments, and any amendments or modifications thereto) or a written summary of the material terms and conditions of such competing proposal not made in writing, and thereafter must keep Suntory Holdings informed in reasonable detail, on a prompt basis (and in any event within 24 hours), of any material developments or modifications to the terms of such competing proposal, inquiry, offer, proposal or request (including, if applicable, copies of any documentation constituting the competing proposal, including proposed agreements and financing commitments, and any amendments or modifications thereto) and the status of any such inquiry, proposal, offer, request for information, discussions or negotiations.

A “superior proposal” is defined in the merger agreement to mean a competing proposal (with all references to “20%” in the definition of competing proposal increased to “75%” and all references to “80%” therein reduced to “50%”) made by any person that the Board determines in good faith, after consultation with our outside financial advisors and outside legal counsel, and considering the terms and conditions of such competing proposal (including (i) the legal, financial and regulatory aspects of such competing proposal, (ii) the identity of the person making such competing proposal and (iii) any termination fees, expense reimbursement provisions and the potential time delays and other risks to consummation associated with such competing proposal) and such other factors as the Board considers to be appropriate, is more favorable from a financial point of view to Beam and its stockholders than the transactions contemplated by the merger agreement.

Obligation of the Board of Directors with Respect to Its Recommendation

The merger agreement provides that, except as described below, neither the Board nor any committee of the Board will:

(i)    adopt, authorize, approve or recommend any competing proposal or potential competing proposal or, in each case, publicly propose to do so;

(ii)   withhold, modify or amend, in a manner adverse to Suntory Holdings, the recommendation of the Board that Beam stockholders adopt the merger agreement or, in each case, publicly propose to do so or fail to include such recommendation in this proxy statement; or

(iii)  authorize, cause or allow Beam or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any competing proposal or potential competing proposal (other than an acceptable confidentiality agreement) or requiring us to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

We refer to any action described in clause (i) or (ii) above as a “change of Company recommendation.”

Notwithstanding the foregoing, at any time prior to the receipt of the requisite stockholder approval, the Board may make a change of Company recommendation with respect to a competing proposal and terminate the merger agreement, as further discussed in the sections entitled “—Termination of the Merger Agreement,” beginning on page 84, and “—Termination Fees,” beginning on page 85, if:

•

(i) such a competing proposal (that did not result from a material breach of the provisions described in the section entitled “—Restriction on Solicitation of Competing Proposals,” beginning on page 74) is not withdrawn and the Board determines in good faith, after consultation with our outside financial advisors and outside legal counsel, that such competing proposal constitutes a superior proposal, (ii) we provide Suntory Holdings with prior written notice of our intention to make a change of Company recommendation or terminate the merger agreement, which notice identifies the person making such superior proposal and includes copies of the documentation constituting such superior proposal, (iii) we negotiate, and use reasonable best efforts to cause Beam representatives to negotiate, in good faith with Suntory Holdings and its affiliates and their respective representatives with respect to any changes to the terms of the merger agreement and any other agreements relating to the transactions contemplated by the merger agreement proposed by Suntory Holdings for at least five business days following receipt by Suntory Holdings of that notice (and an additional two business days for any amendment to any material term of such superior proposal) and (iv) taking into account any changes to the terms of the merger agreement proposed by Suntory Holdings, the Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that such competing proposal would continue to constitute a superior proposal if such changes offered in writing by Suntory Holdings were to be given effect; or

•	In addition, the merger agreement provides that other than in connection with a competing proposal (which is subject to the provisions described in the immediately preceding bullet point), nothing in the merger agreement will prohibit or restrict the Board from, prior to the receipt of the requisite stockholder approval, withholding, modifying or amending, in a manner adverse to Suntory Holdings, the Board’s recommendation in favor of the transactions contemplated by the merger agreement if the Board determines in good faith, after consultation with our outside financial advisors and outside legal counsel, that the failure of the Board to effect a change of Company recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable law and:

•	we provide advance written notice to Suntory Holdings advising Suntory Holdings that the Board intends to take such action and specifying in reasonable detail the facts and circumstances underlying the Board’s determination that the failure to effect a change of Company recommendation would be inconsistent with its fiduciary duties under applicable law;

•	we negotiate, and use reasonable best efforts to cause Beam representatives to negotiate, in good faith with Suntory Holdings with respect to any changes to the terms of the merger agreement and any other agreements relating to the transactions contemplated by the merger agreement proposed by Suntory Holdings and its affiliates and their respective representatives for at least five business days following receipt by Suntory Holdings of that notice (and an additional two business days for any change relating to the facts and circumstances underlying the determination to effect a change of Company recommendation); and

•	after taking into account any changes to the terms of the merger agreement and any other agreements relating to the transactions contemplated by the merger agreement proposed by Suntory Holdings, the Board determines in good faith, after consultation with our outside financial advisors and outside legal counsel, that the failure to effect a change of Company recommendation would be inconsistent with its fiduciary duties under applicable law.

The merger agreement does not prohibit us or the Board from:

•	disclosing to Beam stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act;

•	making any disclosure to Beam’s stockholders that the Board determines, in good faith after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law; or

•	issuing a “stop, look and listen” statement pending disclosure of its position (which statement will not constitute a change of Company recommendation).

Efforts to Complete the Merger

Under the terms of the merger agreement, we and Suntory Holdings have each agreed to use our respective reasonable best efforts (and Suntory Holdings has agreed to cause its affiliates to, and we have agreed to cause our subsidiaries to, use their respective reasonable best efforts) to cause the conditions to the merger to be satisfied (as described below in the section entitled “—Conditions to the Merger,” beginning on page 82), including:

•	promptly obtaining all actions or non-actions, consents, licenses, permits (including environmental permits), waivers, approvals, authorizations and orders from governmental entities or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement;

•	as promptly as practicable (and, with respect to the filing required to be made under the HSR Act, within 15 business days after the date of the merger agreement and with respect to the filings required to be made outside of the United States, within 25 business days after the date of the merger agreement), making (and not withdrawing) all registrations and filings with any governmental entity or other persons necessary or advisable in connection with the consummation of the transactions contemplated by the merger agreement, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other antitrust law, and promptly make any further filings pursuant thereto that may be necessary or advisable;

•	defending all lawsuits or other legal, regulatory, administrative or other proceedings challenging or affecting the merger agreement or the consummation of the transactions contemplated by the merger agreement, in each case until the issuance of a final, non-appealable order with respect to each such lawsuit or other proceeding;

•	seeking to resolve any objection or assertion by any governmental entity challenging the merger agreement or the transactions contemplated by the merger agreement; and

•	executing and delivering any additional instruments necessary or advisable to consummate the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, Suntory Holdings is not required to pay any fee, penalty or other consideration to any third party to obtain any consent or approval under any contract (but will pay any fee required to be paid by Suntory Holdings to a governmental entity at the time of making any of the registrations and filings described above).

Suntory Holdings has also agreed to promptly take (and to cause each of its affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the transactions contemplated by the merger agreement and obtain all approvals and consents, in each case, under any antitrust laws that may be required by any foreign or U.S. federal, state or local governmental entity, in each case, with competent jurisdiction, so as to enable the parties to consummate such transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Suntory Holdings, Sub, Beam or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of such governmental entity) as may be required to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders under any antitrust laws that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by the merger agreement, subject to, in each case, the condition that such transactions actually occur. Beam is required to make, subject to the condition that the transactions contemplated by the merger agreement actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of such transactions) as are required to obtain such approvals or consents of such governmental entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any such decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of such transactions and Beam is required to take any other actions and refrain from taking any other actions that Suntory Holdings is required to take or refrain from taking as described above in this paragraph. Suntory Holdings will have the right to direct and control any litigation, negotiation or other action in connection with obtaining any approvals or consents that may be required under antitrust laws to consummate the transactions contemplated by the merger agreement.

We have also agreed to promptly (and in any event within five business days after the date of the merger agreement) provide Suntory Holdings the information, documents and materials reasonably requested by Suntory Holdings prior to the date of the merger agreement in order to determine whether any filing, clearance, notice or approval under any antitrust law (other than under the HSR Act or pursuant to the antitrust laws of the European Union) is required in connection with the transactions contemplated by the merger agreement. Within three business days after receipt of the foregoing information, Suntory Holdings is entitled to request additional information, documents and materials believed in good faith to be required to determine whether any such approval is required. We are obligated to deliver such information, documents and materials within three business days after such request. If the information, documents and materials delivered pursuant to the foregoing are not consistent with, or reveal information that is incremental to, the information, documents and materials delivered to Suntory Holdings prior to the date of the merger agreement and, solely due to such inconsistency or new information, Suntory Holdings or Beam determines in good faith within one business day following the receipt of the information, documents and materials requested in accordance with the immediately preceding sentence, that (x) competition approval is required in a jurisdiction other than the United States and the European Union and (y) the failure to obtain such competition approval in such jurisdiction could result in material financial or material legal consequences, Suntory Holdings or Beam, as applicable, will give notice to the other party of such determination and Suntory Holdings and Beam will negotiate in good faith to amend or modify the list of jurisdictions in which a competition approval must be received prior to the effective time of the merger. So long as Beam has complied in all material respects with the obligations described in this paragraph, neither Suntory Holdings nor Beam may at any time following January 30, 2014 provide any such notice.

Financing

The consummation of the merger is not conditioned upon Suntory Holdings’ receipt of financing. Pursuant to the merger agreement, Suntory Holdings and Sub may not agree to any amendment or modification to, or grant any waiver of, any provision under the debt commitment letter without the prior written consent of Beam if such amendment, modification or waiver would:

•	impose new or additional conditions, or otherwise amend or modify any of the conditions in a manner that is adverse to Suntory Holdings, Sub or Beam, to the receipt of Suntory Holdings’ debt financing;

•	delay or extend the timing of, or prevent or make less likely to occur, the funding of the commitments thereunder;

•	reduce the aggregate cash amount of the funding commitments thereunder;

•	delay or prevent the completion of the transactions contemplated by the merger agreement;

•	shorten the period that the commitments are available thereunder;

•	modify the choice of law provisions with respect thereto; or

•	adversely impact the ability of Suntory Holdings to enforce its rights against the other parties to the debt commitment letter or the definitive agreements with respect thereto or the ability of Suntory Holdings or Sub to consummate the transactions contemplated by the merger agreement.

However, Suntory Holdings and Sub may replace the debt commitment letter by entering into definitive documentation with respect to debt financing on or prior to the consummation of the transactions contemplated by the merger agreement so long as such definitive documentation is on terms and conditions consistent with the debt commitment letter and would not result in any of the items described in the foregoing bullet points. In addition, prior to the receipt of the requisite stockholder approval, Suntory Holdings and Sub are prohibited from, directly or indirectly, entering into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide services, including debt or equity financing, to any third person in connection with a transaction relating to Beam or any of our subsidiaries (including in connection with the making of any competing proposal).

Subject to certain exceptions, in connection with Suntory Holdings’ debt financing in connection with the merger, prior to the closing, Beam must provide to Suntory Holdings and Sub, at Suntory Holdings’ sole expense, customary cooperation reasonably requested by Suntory Holdings and Sub that is necessary in connection with the arrangement and consummation of Suntory Holdings’ debt financing.

Access to Information

Under the merger agreement, we have agreed to provide, and to cause our subsidiaries to provide, Suntory Holdings and Sub and their respective representatives, upon prior written notice to Beam, reasonable access during normal business hours to the officers, employees, contracts, properties, offices and other facilities of Beam and our subsidiaries and to the books and records thereof, in such a manner as not to unreasonably interfere with the operation of any business conducted by Beam or our subsidiaries and furnish promptly such information related thereto as Suntory Holdings or its representatives may reasonably request, in each case subject to certain exceptions.

Director and Officer Indemnification and Insurance

After the effective time of the merger, Suntory Holdings is obligated to cause the surviving corporation to indemnify, defend and hold harmless each current or former director, officer or employee or fiduciary under the benefit plans of Beam or any of our subsidiaries, to the fullest extent that Beam or any of our subsidiaries is permitted by applicable law to indemnify its own directors and officers, against (i) damages and losses arising out of actions or omissions occurring at or prior to the effective time of the merger to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or performed services at the request of Beam or any of our subsidiaries (which we refer to as “indemnified liabilities”), and (ii) all indemnified liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by the merger agreement. The surviving corporation will pay the reasonable fees and expenses of counsel to any such director, officer, employee or fiduciary and otherwise advance documented expenses reasonably incurred in connection with any such indemnified liabilities, subject to repayment if it is determined that such director, officer, employee or fiduciary is not entitled to indemnification under law.

Beam is permitted to, prior to the effective time of the merger, and if Beam fails to do so, Suntory Holdings is obligated to cause the surviving corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six years from and after the effective time of the merger for events occurring prior to the effective time of the merger that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than our existing directors’ and officers’ liability insurance policy (but in no event shall compliance with the foregoing obligations require Suntory Holdings or the surviving corporation, or permit Beam, to pay a premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by Beam for such insurance).

If the premium of such insurance coverage exceeds such amount, Beam may, or Suntory Holdings is required to, obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. If Beam and the surviving corporation for any reason fail to obtain such “tail” insurance policy, (i) the surviving corporation must, and Suntory Holdings must cause the surviving corporation to, continue to maintain in effect for a period of six (6) years from and after the effective time of the merger (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) such insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in our existing policies as of the date of the merger agreement, or (ii) the surviving corporation must, and Suntory Holdings must cause the surviving corporation to, purchase comparable insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in our existing policies as of the date of the merger agreement (but in no event shall compliance with the foregoing obligations require Suntory Holdings or the surviving corporation, or permit Beam, to pay a premium for such insurance in excess of 300% of the annual premium paid as of the date of the merger agreement by Beam for such insurance and if the premium of such insurance coverage exceeds such amount, Suntory Holdings must obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount).

In addition, for not less than six years following the effective time of the merger, Suntory Holdings and the surviving corporation are required to maintain provisions in the organizational documents of the surviving corporation and its subsidiaries with respect to exculpation, indemnification and advancement of expenses that are no less favorable than the exculpation, indemnification and advancement of expenses provisions contained in the organizational documents of Beam and our subsidiaries in effect immediately prior to the effective time of the merger.

Employee Benefits

Under the terms of the merger agreement, Suntory Holdings has agreed to provide or cause its subsidiaries, including the surviving corporation, to provide, for one year following the effective time of the merger:

•	base salary, wages and commission opportunities to each individual who is an employee of Beam or our subsidiaries immediately prior to the effective time of the merger (each of which we refer to as a “Company employee”) at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company employee immediately prior to the effective time of the merger;

•	an annual bonus opportunity to each Company employee that is not less favorable than the annual bonus opportunity provided to such Company employee for the calendar year in which the effective time of the merger occurs;

•	severance benefits to each Company employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company employee immediately prior to the effective time of the merger;

•	long-term incentive compensation opportunities to each Company employee that are substantially comparable to the long-term incentive compensation opportunities provided to such Company employee for the calendar year in which the effective time of the merger occurs, which may be provided in the form of equity-based awards, cash-based awards or a combination thereof; and

•	other compensation and benefits (including paid-time off) to each Company employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company employee immediately prior to the effective time of the merger.

In addition, Suntory Holdings has agreed that the surviving corporation will assume, honor and continue our employment, severance, retention and termination plans, policies, programs, agreements and arrangements in accordance with their terms as in effect on the date of the merger agreement or to the extent amended in accordance with the terms of the merger agreement.

Following the merger, each Company employee’s pre-merger service with or otherwise credited by us and our subsidiaries will be treated as service with Suntory Holdings or one of its subsidiaries, including the surviving corporation, for purposes of eligibility to participate, level of benefits and vesting and, for purposes of vacation, paid time off and severance plans only, benefit accrual, under any employee benefit plan, program, policy or arrangement maintained by Suntory Holdings and its subsidiaries, including the surviving corporation, except that such service need not be recognized to the extent that such recognition would result in any duplication of benefits. Suntory Holdings has further agreed to, and to cause its subsidiaries (including the surviving corporation) to, waive any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Suntory Holdings or any of its subsidiaries, including the surviving corporation, in which Company employees (and their eligible dependents) will be eligible to participate from the effective time of the merger (except to the extent that such pre-existing condition limitations, exclusions, actively at work requirements or waiting periods would not have been satisfied or waived under the comparable benefit plan of Beam immediately prior to the effective time of the merger). Suntory Holdings will, or will cause its subsidiaries, including the surviving corporation, to recognize or cause to be recognized the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company employee during the calendar year in which the effective time of the merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company employees (and dependents) will be eligible to participate from and after the effective time of the merger.

Prior to the effective time of the merger, we are permitted to implement a retention plan for the benefit of our employees, which will provide for retention benefits to such employees in an aggregate amount not to exceed $18 million. We are obligated to inform Suntory Holdings of the terms of any such plan and any retention bonus opportunities granted under such plan.

Other Covenants and Agreements

We and Suntory Holdings have made certain other covenants to and agreements with each other regarding various other matters including:

•	preparation of this proxy statement;

•	termination of the credit agreement among Beam, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, with such termination being conditional upon the effectiveness of the credit facilities contemplated by Suntory Holdings’ debt financing;

•	Beam taking actions as may be necessary to ensure that the disposition of Beam equity securities (including derivative securities) by Beam officers and directors who are covered persons for purposes of Section 16 of the Exchange Act in connection with the transactions contemplated by the merger agreement is exempt under Rule 16b-3 promulgated under the Exchange Act;

•	each party being responsible for all costs and expenses incurred by it in connection with the merger agreement and the transactions contemplated by the merger agreement and the responsibility of Suntory Holdings, Sub and, after the closing, the surviving corporation, for all transfer taxes incurred in connection with the transactions contemplated by the merger agreement;

•	delisting of Beam and shares of Beam common stock from the NYSE as promptly as practicable after the effective time of the merger and the deregistration of the shares under the Exchange Act as promptly as practicable after such delisting; and

•	each party to the merger agreement providing prompt notice to the other party of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligations to effect the merger are subject to the satisfaction or waiver (if permitted by law) of the following conditions:

•	receipt of the requisite stockholder approval;

•	(i) any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the merger having expired or been terminated and (ii) receipt of antitrust approval from the European Commission; and

•	no governmental entity having issued, enacted, entered, promulgated or enforced any law or order that is in effect and renders the merger illegal, or prohibits, enjoins or otherwise prevents the merger (provided, that this condition is not available to any party whose failure to fulfill its obligations described above in the section entitled “—Efforts to Complete the Merger,” beginning on page 77, results in the failure of this condition to be satisfied).

Conditions to Suntory Holdings’ and Sub’s Obligations

The obligations of Suntory Holdings and Sub to effect the merger are also subject to the satisfaction or waiver by Suntory Holdings of the following additional conditions:

•	each of our representations and warranties (i) with respect to our due incorporation and valid existence in good standing under Delaware law, that we have made our certificate of incorporation and by-laws available to Suntory Holdings, our corporate power and authority to execute the merger agreement and consummate the transactions contemplated by the merger agreement, the due authorization by the Board of the execution and performance of the merger agreement by Beam and the consummation by Beam of the transactions contemplated by the merger agreement, the absence of a material adverse effect since December 31, 2012 and the absence of broker’s or finder’s fees, other than those payable to our financial advisors, in connection with the transactions contemplated by the merger agreement must be true and correct in all respects; (ii) with respect to our authorized capital stock, our issued and outstanding capital stock, Beam common stock reserved for issuance, other outstanding equity securities of Beam, our obligations to repurchase or redeem our capital stock or any of our subsidiaries’ capital stock, the absence of any voting trusts or other agreements, to which Beam or any of our subsidiaries is a party, with respect to the voting of any equity interest of Beam or any of our subsidiaries, the absence of outstanding debt securities with voting rights with respect to any matter on which Beam stockholders or any stockholders of our subsidiaries may vote and that we had, as of the date of the merger agreement, made our engagement letters our financial advisors available to Suntory Holdings, must be true and correct in all material respects and (iii) contained in the remainder of the merger agreement, without regard to materiality or material adverse effect qualifiers contained within such representations and warranties, must be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Beam, in each case as of the closing date as though made on and as of the closing date (except to the extent expressly made as of a specific date, in which case as of such specific date);

•	we must have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by us under the merger agreement;

•	since the date of the merger agreement, there must not have occurred any changes, circumstances, events or effects, that individually or in the aggregate have had or would reasonably be expected to have a material adverse effect on Beam; and

•	Suntory Holdings must have received a certificate signed on behalf of Beam by an executive officer of Beam as to the satisfaction of the foregoing conditions.

Conditions to Our Obligations

Our obligations to effect the merger are also subject to the satisfaction or waiver by us of the following additional conditions:

•	each of the representations and warranties of Suntory Holdings and Sub contained in the merger agreement must be true and correct as of the closing date as though made on and as of the closing date

(except to the extent expressly made as of a specific date, in which case as of such specific date), in each case except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or have a material adverse effect on the ability of Suntory Holdings or Sub to consummate the transactions contemplated by the merger agreement;

•	each of Suntory Holdings and Sub must have performed and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement; and

•	we must have received a certificate signed on behalf of Suntory Holdings by an executive officer of Suntory Holdings as to the satisfaction of the foregoing conditions.

Each of Suntory Holdings and Sub, on the one hand, and Beam, on the other hand, may waive the conditions to the performance of its respective obligations under the merger agreement and effect the merger even though one or more of these conditions has not been met. We cannot give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement

Mutual Termination Right

The merger agreement may be terminated prior to the effective time of the merger by the mutual written consent of Suntory Holdings and Beam.

Termination Rights Exercisable by either Suntory Holdings or Beam

The merger agreement may also be terminated prior to the effective time of the merger by either Suntory Holdings or Beam if:

•	the merger has not been consummated on or before June 11, 2014, except that if, on June 11, 2014, the conditions relating to receipt of all required governmental approvals have not been satisfied, but all of the other conditions to closing have been satisfied (or are capable of being satisfied at closing), then such date may be extended from time to time upon written notice by either Beam or Suntory Holdings up to a date that is not beyond August 7, 2014, but in no event to a date less than five business days after the date of such written notice;

•	Beam stockholders have not adopted the merger agreement at the stockholder meeting at which a vote on the adoption of the merger agreement was taken, or at any adjournment or postponement of such meeting; or

•	any governmental entity of competent jurisdiction has issued, enacted, entered, promulgated or enforced any law or order permanently enjoining, restraining or prohibiting the merger, and such law or order has become final and non-appealable; provided that this termination right will only be available to a party that has complied with the requirements described above in the section entitled “—Efforts to Complete the Merger,” beginning on page 77.

Beam Termination Rights

We may also terminate the merger agreement prior to the effective time if:

•	the Board in compliance with the obligations described above in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 76, has authorized Beam to enter into a definitive acquisition agreement with respect to a superior proposal, Beam has paid the requisite termination fee (as described below) and immediately following the termination of the merger agreement Beam enters into such definitive agreement with respect to such superior proposal; or

•	at any time (i) there is an inaccuracy in Suntory Holdings’ or Sub’s representations or warranties contained in the merger agreement or Suntory Holdings or Sub fails to perform its covenants or other agreements under the merger agreement, in either case, such that a condition to closing relating to the accuracy of Suntory Holdings’ and Sub’s representations and warranties or Suntory Holdings’ and Sub’s performance or compliance with its covenants and agreements would not be satisfied, (ii) we have delivered written notice to Suntory Holdings of such inaccuracy or failure to perform and (iii) such inaccuracy or failure to perform is not capable of being cured or is not cured prior to the earlier of the outside date and 30 days after delivery of our notice to Suntory Holdings (provided that there is no inaccuracy in our representations or warranties under the merger agreement and we have not failed to perform or comply with our covenants or agreements under the merger agreement such that a condition to closing relating to the accuracy of our representations and warranties or our performance or compliance with our covenants and agreements would not be satisfied).

Suntory Holdings Termination Rights

Suntory Holdings may also terminate the merger agreement if:

•	at any time prior to meeting of Beam stockholders with respect to the merger, (i) the Board has made a change of Company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) the Board has failed to unconditionally reaffirm the Board’s recommendation in favor of the transactions contemplated by the merger agreement within 10 business days after Suntory Holdings delivers to us a written request to do so after a competing proposal has been publicly disclosed or has become publicly known; or

•	at any time (i) there is an inaccuracy in our representations or warranties contained in the merger agreement or we fail to perform our covenants or other agreements under the merger agreement, in either case, such that a condition to closing relating to the accuracy of our representations and warranties or our performance or compliance with our covenants and agreements would not be satisfied, (ii) Suntory Holdings has delivered written notice to us of such inaccuracy or failure to perform and (iii) such inaccuracy or failure to perform is not capable of being cured or is not cured by the earlier of the outside date and 30 days after delivery of Suntory Holdings’ notice to us (provided that there is no inaccuracy in Suntory Holdings’ or Sub’s representations or warranties under the merger agreement and neither Suntory Holdings nor Sub has failed to perform its covenants or agreements under the merger agreement such that a condition to closing relating to the accuracy of Suntory Holdings’ and Sub’s representations and warranties or Suntory Holdings’ and Sub’s performance or compliance with its covenants and agreements would not be satisfied).

Effect of Termination

If the merger agreement is terminated by either Beam or Suntory Holdings, the merger agreement will become void and there will be no liability or obligation on the part of Suntory Holdings, Sub or Beam or their respective affiliates, officers, directors or other representatives, in either case, except for certain provisions with respect to confidentiality, payment of expenses associated with, and indemnification for liabilities incurred in connection with, Suntory Holdings’ debt financing for the merger, expenses, termination fees and termination of the merger agreement will not relieve any party of any liabilities or damages resulting from the fraud or the willful and material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fees

We would be required to pay Suntory Holdings a termination fee in the amount of $425,000,000 if:

•	Suntory Holdings terminates the merger agreement because at any time prior to meeting of Beam common stockholders with respect to the merger, (i) the Board has made a change of Company recommendation, (ii) we have failed to recommend against certain publicly made competing proposals within 10 business days after the commencement of such competing proposal or (iii) the Board has failed to unconditionally reaffirm the Board’s recommendation in favor of the transactions contemplated by the merger agreement within 10 business days after Suntory Holdings delivers to us a written request to do so after a competing proposal has been publicly disclosed or has become publicly known;

•	after February 26, 2014, we terminate the merger agreement after the Board, in compliance with the obligations described above in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 76, has authorized Beam to enter into a definitive acquisition agreement with respect to a superior proposal and immediately following the termination of the merger agreement Beam enters into such definitive agreement with respect to such superior proposal;

•	either Beam or Suntory Holdings terminates the merger agreement because the merger has not been consummated by the outside date, prior to receipt of the requisite stockholder approval, a competing proposal for 40% or more of our consolidated assets or outstanding equity has been publicly disclosed or becomes publicly known and not withdrawn and within 12 months after the date of termination, we consummate any competing proposal for 40% or more of our consolidated assets or outstanding equity or enter into a definitive acquisition agreement with respect to any such competing proposal that is subsequently consummated; or

•	either Beam or Suntory Holdings terminates the merger agreement because Beam stockholders have not adopted the merger agreement at the stockholder meeting at which a vote on the adoption of the merger agreement was taken, or at any adjournment or postponement of such meeting, prior to receipt of the requisite stockholder approval, a competing proposal for 40% or more of our consolidated assets or outstanding equity has been publicly disclosed or has become publicly known and not withdrawn and within 12 months after the date of termination, we consummate any competing proposal for 40% or more of our consolidated assets or outstanding equity or enter into a definitive acquisition agreement with respect to any such competing proposal that is subsequently consummated.

We would be required to pay Suntory Holdings a termination fee of $275,000,000 if:

•	prior to February 26, 2014, we terminate the merger agreement after the Board, in compliance with the obligations described above in the section entitled “—Obligation of the Board of Directors with Respect to Its Recommendation,” beginning on page 76, has authorized Beam to enter into a definitive acquisition agreement with respect to a superior proposal and immediately following the termination of the merger agreement Beam enters into such definitive agreement with respect to such superior proposal.

Miscellaneous

Specific Performance

The parties are entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, and such remedy is in addition to any other remedy to which the parties are entitled at law or in equity. Each party further agreed that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that it has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by Suntory Holdings, Sub and Beam, by action taken by their respective boards of directors at any time prior to the effective time of the merger. However, after the requisite stockholder approval, no amendment to the merger agreement may be made that requires the approval of Beam stockholders under applicable law or in accordance with the rules of any relevant stock exchange unless the required further approval is obtained. The merger agreement may not be amended except by an instrument in writing signed by each of Suntory Holdings, Sub and Beam.

At any time prior to the effective time of the merger, Suntory Holdings and Sub, on the one hand, and Beam, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in the merger agreement or in any document delivered pursuant thereto and (c) waive compliance by the other with any of the covenants or conditions contained in the merger agreement. However, after receipt of the requisite stockholder approval by Beam stockholders, there may not be any extension or waiver of the merger agreement that decreases the merger consideration or that adversely affects the rights of Beam stockholders under the merger agreement without the approval of Beam stockholders at a duly convened meeting of Beam stockholders called to obtain approval of such extension or waiver. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound by the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

APPRAISAL RIGHTS

Under Delaware law, holders of shares of Beam common stock are entitled to appraisal rights in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL. If the merger is completed, holders of shares of Beam common stock immediately prior to the effective time of the merger who did not vote in favor of the merger and who otherwise complied with the applicable statutory procedures under Section 262 of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Beam common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. Stockholders should carefully review the full text of Section 262 of the DGCL as well as the information discussed below.

Under the DGCL, if the merger is effected, holders of shares of Beam common stock immediately prior to the effective time of the merger who (i) did not cast their vote in favor of the merger; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case, in accordance with the DGCL, will be entitled to have such shares appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by such court, together with interest, if any, to be paid upon the amount determined to be the fair value. The “fair value” could be greater than, less than or the same as the merger consideration.

Under Section 262 of the DGCL, Beam is required not less than 20 days before the special meeting to vote on the merger to notify each of the holders of any class or series of its stock who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262. This proxy statement constitutes a formal notice of appraisal rights under Section 262 of the DGCL. Any holder of shares of Beam common stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex D to this proxy statement and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Beam common stock, you must:

•	NOT vote your shares of Beam common stock in favor of the merger;

•	deliver to Beam a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below under “—Written Demand by the Record Holder,” beginning on page 89;

•	continuously hold your shares of Beam common stock through the date the merger is completed; and

•	otherwise comply with the procedures set forth in Section 262.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to Beam Inc., 510 Lake Cook Road, Deerfield, Illinois 60015, Attention: General Counsel. Such demand will be sufficient if it reasonably informs Beam of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of such stockholder’s shares. Under Section 262 of the DGCL, a proxy or vote against the merger does not constitute such a demand.

The written demand for appraisal must be executed by or for the record holder of shares, fully and correctly, as such holder’s name appears on the certificate(s) for the shares of Beam common stock owned by such holder. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or a tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of Beam common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If the shares are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation (which, in this case, will be Beam), or any holder of shares of Beam common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all holders who did not adopt the merger and demanded appraisal of such shares. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of shares who had previously demanded appraisal of their shares. Beam is under no obligation to, and has no present intention to, file a petition, and holders should not assume that Beam will file a petition or that it will initiate any negotiations with respect to the fair value of shares of Beam common stock. Accordingly, it is the obligation of the holders of shares to initiate all necessary action to perfect their appraisal rights in respect of the shares within the period prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any holder of shares of Beam common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the requirement that a demand for appraisal must be made by or on behalf of the record owner of shares, a person who is the beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from the surviving corporation the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (which we refer to as the “Delaware Register in Chancery”) a duly verified list (which we refer to as the “verified list”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the stockholders shown on the verified list. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares of Beam common stock to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding, and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares of Beam common stock as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under

Section 262 of the DGCL. Although Beam believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Neither Suntory Holdings nor Beam anticipates offering more than the merger consideration to any stockholder exercising appraisal rights, and Suntory Holdings and Beam reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the fair value of a share of Beam common stock is less than the merger consideration.

Upon application by the surviving corporation or by any holder of shares of Beam common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any holder of shares of Beam common stock whose name appears on the verified list and, if such shares are represented by certificates and if so required, who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares of Beam common stock, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to the surviving corporation of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares of Beam common stock entitled to appraisal. In the absence of an order, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights for shares of Beam common stock in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote such shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Beam common stock as of a date or time prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of Beam. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of Beam common stock will be entitled to receive the merger consideration. Inasmuch as Beam has no obligation to file such a petition and has no present intention to do so, any holder of shares of Beam common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Beam a written withdrawal of its demand for appraisal and acceptance of the merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Beam and (ii) no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

If you wish to exercise your appraisal rights, you must not vote your shares of Beam common stock in favor of the merger, and you must comply with the procedures set forth in Section 262 of the DGCL. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of Beam stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by Beam stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex D to this proxy statement.

MARKET PRICE AND DIVIDEND DATA

Beam common stock is traded on the NYSE under the symbol “BEAM.” As of the close of business on January 30, 2014, the latest practicable trading day before the filing of this proxy statement, there were 165,233,644 shares of Beam common stock outstanding and entitled to vote, held by approximately 15,560 holders of record of Beam common stock. The following table presents the high and low sale prices of Beam common stock for the period indicated in published financial sources and the dividend declared per share during such period:

Quarter	High	Low	Dividend
2011
First Quarter	$63.51	$58.89	$0.19
Second Quarter	65.48	61.62	0.19
Third Quarter	65.42	50.88	0.19
Fourth Quarter	54.49	42.30	0.19

2012
First Quarter	59.11	49.74	0.205
Second Quarter	64.00	55.15	0.205
Third Quarter	63.50	56.72	0.205
Fourth Quarter	62.19	52.69	0.205

2013
First Quarter	63.77	59.42	0.225
Second Quarter	69.78	60.13	0.225
Third Quarter	67.21	60.82	0.225
Fourth Quarter	70.63	64.43	0.225

The following table presents the closing per share sales price of Beam common stock, as reported on the NYSE on January 10, 2014, the last full trading day before the public announcement of the merger, and on February 3, 2014, the latest practicable trading day before the filing of this proxy statement:

Date	Closing per Share Price
January 10, 2014	$66.97
February 3, 2014	$83.22

You are encouraged to obtain current market prices of Beam common stock in connection with voting your shares. Following the merger, there will be no further market for Beam common stock, and Beam common stock will be delisted from the NYSE and deregistered under the Exchange Act.

We paid a regular quarterly dividend on Beam common stock at a rate of $0.225 per share during each of the four quarters of 2013. On January 22, 2014, we announced that the Board had declared a regular dividend of $0.225 per share on shares of Beam common stock, payable in cash on March 3, 2014 to stockholders of record at the close of business on February 6, 2014. Subject to the terms and conditions of the merger agreement, future dividend payments will be at the discretion of the Board, can be changed or discontinued at any time and are dependent upon our financial condition, results of operations, capital requirements and other factors, including those set forth in the section of our Annual Report on Form 10-K for the year ended December 31, 2012 entitled “Item 1A. Risk Factors,” which is incorporated by reference in this proxy statement. The merger agreement permits us, and we expect to continue until the effective time of the merger, to declare and pay to Beam stockholders regular quarterly dividends of $0.225 per share, with record dates and payment dates in accordance with our customary dividend schedule.

STOCK OWNERSHIP

We have listed below, as of January 30, 2014 (except as otherwise indicated), the beneficial ownership of Beam common stock by (a) each of our directors, (b) each of our “named executive officers”, (c) all of our directors and executive officers as a group and (d) each person known by us to be the beneficial owner of more than five percent of the number of outstanding shares of Beam common stock. The table is based on information we received from the directors, executive officers and filings made with the SEC. We are not aware of any other beneficial owner of more than five percent of the number of outstanding shares of Beam common stock as of January 30, 2014. Unless otherwise indicated, each of our directors and “named executive officers” has (a) the same business address as Beam and (b) sole investment and voting power over all of the shares that he or she beneficially owns. All share numbers have been rounded to the nearest whole number.

Name	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class (2)
Pershing Square Capital Management, L.P.	13,518,545	(3)	8.2
FMR LLC	9,078,744	(4)	5.5
The Vanguard Group, Inc.	8,954,357	(5)	5.4
BlackRock Inc.	8,309,275	(6)	5.0
Executive Officers
Matthew J. Shattock	396,963		*
Albert Baladi	51,181		*
Philip A. Baldock	8,542		*
William A. Newlands	98,227		*
Robert F. Probst	200,744		*
Directors
Richard A. Goldstein	16,078		*
Stephen W. Golsby	5,601		*
Ann F. Hackett	13,511	(7)	*
A.D. David Mackay	35,324		*
Gretchen W. Price	4,831		*
Robert A. Steele	4,785		*
Peter M. Wilson	31,322	(8)	*
All directors and executive officers as a group (18 persons)	1,299,354	(9)	*

*	Less than 1%
(1)	Includes the following shares of common stock that are issuable to directors and named executive officers upon the exercise of Stock Options that are vested as of, or will vest within 60 days of, January 30, 2014:

Name	Number of Shares
Albert Baladi	48,492
Philip A. Baldock	8,542
William A. Newlands	93,363
Robert F. Probst	195,839
Matthew J. Shattock	329,264
Peter M. Wilson	2,490

(2)	The percentage calculations set forth in the table are based on 165,233,644 shares of common stock outstanding on January 30, 2014. Shares of Beam common stock issuable upon the exercise of Stock Options that are vested as of, or will vest within 60 days of, January 30, 2014, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such Stock Options, but are not deemed outstanding for computing the percentage ownership of any other persons.

(3)	In a report filed by Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman (collectively, “Pershing”) on Schedule 13D/A dated January 31, 2014, Pershing indicated that it has sole voting and dispositive power over no shares and shared voting and dispositive power over 13,518,545 shares. According to such Schedule 13D/A, the principal business address of Pershing is 888 Seventh Avenue, 42nd Floor, New York, New York 10019.
(4)	In a report filed by FMR LLC and Edward C. Johnson 3d (collectively, “FMR”) on Schedule 13G dated February 14, 2013, FMR indicated that it has sole voting power over 247,875 shares, shared voting power over no shares, sole dispositive power over 9,078,744 shares and shared dispositive power over no shares. According to such Schedule 13G, the principal address of FMR is 82 Davenport Street, Boston, Massachusetts 02109.
(5)	In a report filed by The Vanguard Group (“Vanguard”) on Schedule 13G dated February 13, 2013, Vanguard indicated that it is a registered investment advisor and has sole voting power over 268,572 shares, shared voting power over no shares, sole dispositive power over 8,697,232 shares and shared dispositive power over 257,125 shares. According to such Schedule 13G, the principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	In a report filed by BlackRock Inc. (“BlackRock”) on Schedule 13G dated January 28, 2014, BlackRock indicates that it has sole voting power over 7,105,873 shares, shared voting power over no shares, sole dispositive power over 8,309,275 shares and shared dispositive power over no shares. The principle business address of BlackRock is 40 East 52nd Street, New York, New York 10022.
(7)	Includes 10,724 shares that Ann Hackett has deferred until the January following the year in which she ceases to be a member of the Board. Ann Hackett has sole voting and investment power over 400 shares and shares voting and investment power with her husband over 2,387 shares.
(8)	Includes 26,332 shares held by Peter Wilson’s wife. Mr. Wilson has sole voting and dispositive power over 4,990 shares.
(9)	Includes 1,067,523 shares of Beam common stock that are issuable to directors and executive officers upon the exercise of Stock Options that are vested as of, or will vest within 60 days of, January 30, 2014 and 3,132 shares of Beam common stock that are issuable to directors and executive officers upon the vesting of RSUs that will vest within 60 days of January 30, 2014.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

FUTURE STOCKHOLDER PROPOSALS

It is not expected that Beam will hold its 2014 annual meeting of stockholders unless the merger is not completed. If the merger is not completed, Beam’s stockholders will continue to be entitled to attend and participate in Beam stockholder meetings.

Beam stockholders may submit proposals on matters appropriate for stockholder action at meetings of Beam stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2014 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Secretary of Beam no later than the close of business on November 14, 2013. Nothing in this paragraph shall be deemed to require Beam to include in its proxy statement and proxy relating to the 2014 annual meeting any stockholder proposal that may be omitted from the proxy materials of Beam under applicable regulations of the Exchange Act in effect at the time such proposal is received.

Our bylaws provide that for a proposal (other than the nomination of persons for election to the Board, which is also governed by our restated certificate of incorporation) to be properly brought before an annual meeting by a stockholder, notice of such proposal must be delivered to the Secretary of Beam no later 90 days nor earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. As a result, notice of any proposal (other than the nomination of persons for election to the Board) submitted pursuant to these provisions of our bylaws, and containing the information required by our bylaws, must have been delivered to the Secretary of Beam no earlier than December 24, 2013 and no later than the close of business on January 23, 2014. However, in the event the 2014 annual meeting is held before March 24, 2014 or after July 2, 2014, such notice must be delivered to the Secretary of Beam no earlier than the 120th day prior to the 2014 annual meeting and no later than the close of business on the later of (a) the 90th day prior to the 2014 annual meeting and (b) the 10th day following the first date on which Beam publicly announces the date of the 2014 annual meeting.

Our restated certificate of incorporation provides that in order for a stockholder to nominate a candidate for election to the Board at an annual meeting of stockholders, written notice of such stockholder’s intent to nominate, containing the information required by our restated certificate of incorporation and bylaws, must be delivered to the Secretary of Beam no later than 120 days before the annual meeting.

Stockholder proposals and nominations should be sent to:

Corporate Secretary

Beam Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

HOUSEHOLDING OF PROXY MATERIAL

If you and other residents at your mailing address own shares of Beam common stock in “street name,” your bank, broker, trust or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement or notice of internet availability of proxy for each company in which you hold stock through that broker or bank. This practice, known as “householding,” is designed to reduce our printing and postage costs. If you did not respond that you did not want to participate in householding, the bank, broker, trust or other nominee will assume that you have consented and will send only one copy of our annual report and proxy statement or notice of internet availability of proxy to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or if you wish to receive individual copies of our proxy statements, annual reports or notices of internet availability of proxy, as applicable, for future meetings, we will send a copy to you if you call Shareholder Services, at (847) 444-7818, or write to Beam Inc., 510 Lake Cook Road, Deerfield, Illinois 60015.

If you and other residents at your mailing address are registered stockholders and you received more than one copy of this proxy statement, but you wish to receive only one copy of our annual report and proxy statement or notice of internet availability of proxy, you may request, in writing, that Beam eliminate these duplicate mailings. To request the elimination of duplicate copies, please write to Wells Fargo Shareowner Services, P. O. Box 64874, St. Paul, Minnesota 55164-0874.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	Beam’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013;

•	Beam’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 (filed on May 6, 2013), June 30, 2013 (filed on August 9, 2013) and September 30, 2013 (filed on November 7, 2013);

•	Beam’s Definitive Proxy Statement for our 2013 annual meeting of stockholders, filed on March 12, 2013; and

•	Beam’s Current Reports on Form 8-K filed on April 3, 2013, April 29, 2013, May 17, 2013, June 4, 2013, June 11, 2013, June 17, 2013, July 25, 2013, August 8, 2013, December 10, 2013, January 13, 2014 and January 22, 2013.

Copies of any of the documents we file with the SEC may be obtained free of charge either on our website, by contacting our Corporate Secretary at Beam Inc., 510 Lake Cook Road, Deerfield, Illinois 60015, Attention: Corporate Secretary or by calling 1-847-948-8888.

If you would like to request documents from us, please do so at least five business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [—], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SUNTORY HOLDINGS LIMITED,

SUS MERGER SUB LIMITED

and

BEAM INC.

Dated as of January 12, 2014

i

ii

Annex I	Defined Terms
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2014 (this “Agreement”), by and among Suntory Holdings Limited, a Japanese corporation (“Parent”), SUS Merger Sub Limited, a Delaware corporation and a wholly-owned Subsidiary of Parent (“Sub”), and Beam Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Annex I, and other capitalized terms used in this Agreement are defined in the Sections where such terms first appear.

RECITALS

WHEREAS, the respective boards of directors of Parent, Sub and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sub will be merged with and into the Company (the “Merger” and together with the other transactions contemplated by this Agreement, the “Transactions”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share (each, a “Share” and collectively, the “Shares”) of common stock, par value $3.125 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares and Shares owned by Parent, Sub, the Company or any of their respective wholly-owned Subsidiaries, will be converted into the right to receive $83.50 in cash, without interest (such amount, the “Merger Consideration”);

WHEREAS, the board of directors of Parent has determined that this Agreement and the Transactions are advisable and in the best interests of Parent and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Sub has (a) determined that this Agreement and the Transactions are in the best interests of Sub and its sole stockholder, (b) adopted and declared advisable this Agreement and the consummation by Sub of the Transactions and (c) on the terms and subject to the conditions set forth in this Agreement, resolved to recommend that the sole stockholder of Sub adopt this Agreement;

WHEREAS, Parent, as sole stockholder of Sub, shall adopt this Agreement immediately following the execution of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has made available to the Company a copy of the Debt Commitment Letter (as defined below) as executed and delivered to Parent by the financial institution party thereto;

WHEREAS, the board of directors of the Company has (a) determined that this Agreement and the Transactions are in the best interests of the Company and its stockholders, (b) adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, on the terms and subject to the conditions set forth in this Agreement and (c) subject to Section 5.03, resolved to recommend that the stockholders of the Company adopt this Agreement; and

WHEREAS, each of Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company, whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with Section 259 of the DGCL.

Section 1.02 Closing. The closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m. (U.S. Central time) on the fifth (5th) Business Day following the satisfaction, or, if permissible, waiver by the party entitled to the benefit thereof, of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction, or, if permissible, waiver by the party entitled to the benefit thereof, at the Closing) or (b) at another time or date agreed to in writing by the parties. The Closing will take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603 or at another place agreed to in writing by the parties.

Section 1.03 Effective Time. Concurrently with the Closing, the Company shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other date and time as is agreed between the parties and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.04 Organizational Documents, Directors and Officers of the Surviving Corporation.

(a) Organizational Documents. At the Effective Time and by virtue of the Merger, (i) the Company Charter, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, and (ii) the Company By-laws shall be amended and restated in their entirety to read as the bylaws of Sub, as in effect immediately prior to the Effective Time, and as so amended and restated, shall be the by-laws of the Surviving Corporation (except that references to the name of Sub shall be replaced by references to the name of the Surviving Corporation), in each case until thereafter amended in accordance with applicable Law and the applicable provisions of the certificate of incorporation and by-laws of the Surviving Corporation.

(b) Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(c) Officers. As of and immediately following the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.01 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any capital stock of the Company or Sub:

(i) Conversion of Company Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares, shall automatically be converted into the right to receive the Merger Consideration, and all of such Shares shall cease to be outstanding, shall cease to exist, and each certificate representing a Share (a “Certificate”) or non-certificated Share represented by book-entry (“Book-Entry Shares”) that formerly represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares) shall thereafter be cancelled and cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest thereon, in each case subject to Section 2.01(b) and Section 2.05.

(ii) Cancellation of Company-Owned Shares and Parent-Owned Shares. All Shares that are held in the treasury of the Company or owned of record by any wholly-owned Company Subsidiary and all Shares owned of record by Parent or any of its wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(iii) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Merger Consideration Adjustment. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.02 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.02 had such event not occurred and (ii) nothing in this Section 2.01 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.02 Exchange of Certificates; Payment for Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, National Association or another U.S.-based nationally recognized financial institution reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which such holders shall become entitled pursuant to this Section 2.02. Without limiting the generality of Section 5.02(b), at or promptly following the Closing, but in any event prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, in immediately available funds, a cash amount equal to the Aggregate Common Stock Consideration (the “Exchange Fund”). The Exchange Fund shall be for the benefit of the holders of Shares that are entitled to receive the Merger Consideration pursuant to this Section 2.02. For purposes of determining the aggregate amount to be so deposited, Parent shall assume that no stockholder of the Company shall perfect any right to appraisal of such stockholder’s Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.02, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to make such payments. Funds made available to the Paying Agent shall be invested by the Paying Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated P1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Paying Agent to the holders of Shares pursuant to this Section 2.02; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Corporation or the Paying Agent from promptly making the payments required by this Section 2.02, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Shares, in the amount of such losses (but only to the extent such losses result in the Exchange Fund being less than the amounts that remain payable to the holders of Shares under this Section 2.02), which additional funds will be held and disbursed in the same manner as funds initially deposited with the Paying Agent to make the payments contemplated by this Section 2.02. Any interest or income produced by such investments will be payable to Sub or Parent, as Parent directs. Parent shall direct the Paying Agent to hold the Exchange Fund for the benefit of the former holders of Shares and to make payments from the Exchange Fund in accordance with this Section 2.02. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to this Section 2.02, except as expressly provided for in this Agreement.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time (but in no event later than the third Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to this Agreement: (i) a customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon delivery of the Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e) to the Paying Agent) and shall otherwise be in such form and have such other provisions as Parent may reasonably specify after consultation with the Company and (ii) instructions for effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) for cancellation to the Paying Agent, and upon delivery of such letter of transmittal, duly executed and in proper form, with respect to such Certificate, and such other documentation as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01 (less any required Tax withholdings as provided in Section 2.05), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made and the Merger Consideration may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and the person requesting such payment shall pay to the Paying Agent any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate so surrendered or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes either have been paid or are not required to be paid and shall deliver such other documentation as may be reasonably required by the Paying Agent. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered and shall be made promptly following the Effective Time without any action on the part of the person in whose name such Book-Entry Shares are registered. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.02(e)) or Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Shares. As of the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of Shares on the records of the Company. The Merger Consideration paid in accordance with the terms of this Article II upon surrender of any Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for in this

Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it or the Surviving Corporation any portion of the Exchange Fund (including any interest received with respect thereto) not disbursed to holders of Shares, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Shares and compliance with the procedures set forth in Section 2.02(b), without interest. Notwithstanding the foregoing, (i) none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) if any Shares shall not have been properly surrendered five years after the Effective Time (or, if earlier, immediately prior to the date on which the aggregate Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity), any such payment with respect to such Shares shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto or any other holder of the Shares.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to Parent) of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent or the Surviving Corporation, as applicable, shall, subject to the other provisions of this Article II, issue in exchange for such lost, stolen or destroyed Certificate the portion of the Aggregate Common Stock Consideration into which the Shares formerly represented by such Certificate were converted pursuant to Section 2.01(a)(i); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 2.03 Treatment of Company Options, RSUs, DSUs, Performance Awards and Equity Plans.

(a) Treatment of Company Options. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding option to purchase Shares granted under a Company Stock Plan (the “Company Options”) shall vest in full (or, with respect to any Company Option granted after the date hereof, in accordance with Section 5.01(b) of the Company Disclosure Letter) and be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the vested portion of the total number of Shares subject to such cancelled Company Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required Tax withholdings as provided in Section 2.05. The Option Payments shall be paid out in accordance with Section 2.03(h). From and after the Effective Time, no Company Option shall be exercisable, and each Company Option shall only entitle the holder thereof to the payment provided for in this Section 2.03(a).

(b) Treatment of Restricted Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of restricted stock units (“RSUs”) with respect to Shares (each, an “RSU Award”) granted pursuant to a Company Stock Plan shall vest in full (or, with respect to any RSU Award granted after the date hereof, in accordance with Section 5.01(b) of the Company Disclosure Letter) and be cancelled and, in exchange therefor, each holder of any such cancelled RSU Award shall be entitled to receive, in consideration of the cancellation of such RSU Award and in settlement therefor, a payment in cash of an amount equal to the sum of (A) the product of (i) the Merger Consideration multiplied by (ii) the vested portion of the number of RSUs subject to such RSU Award and (B) all dividend equivalents accrued with respect to such underlying vested RSUs to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such RSUs as in effect prior to the date hereof, without interest (such amounts payable hereunder, the “RSU Payments”) (less any required Tax withholdings as provided in Section 2.05). The RSU Payments shall be paid out in accordance with Section 2.03(h).

(c) Treatment of Deferred Stock Units. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that, immediately prior to the Effective Time, each outstanding award of deferred stock units (“DSUs”) with respect to Shares (each, a “DSU Award”) granted pursuant to a Company Stock Plan shall be cancelled and, in exchange therefor, each holder of any such cancelled DSU Award shall be entitled to receive, in consideration of the cancellation of such DSU Award and in settlement therefor, and subject to Section 409A of the Code, a payment in cash of an amount equal to the sum of (A) the product of (i) the Merger Consideration multiplied by (ii) the number of DSUs subject to such DSU Award and (B) all dividend equivalents accrued with respect to such DSUs to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such DSUs as in effect prior to the date hereof, without interest (such amounts payable hereunder, the “DSU Payments”) (less any required Tax withholdings as provided in Section 2.05). The DSU Payments shall be paid out in accordance with Section 2.03(h).

(d) Treatment of Performance Awards. Prior to the Effective Time, the Company’s board of directors (or, if appropriate, any committee thereof) shall adopt appropriate resolutions to provide that immediately prior to the Effective Time, each outstanding performance-based award with respect to Shares (each, a “Performance Award”) become vested on a prorated basis (or, with respect to any Performance Award granted after the date hereof, in accordance with Section 5.01(b) of the Company Disclosure Letter), determined in accordance with the terms of the applicable Company Stock Plan and award agreement, and paid out in accordance with Section 2.03(h). For purposes of determining the number of Shares earned pursuant to any pending performance period under such Performance Award, the Company’s board of directors (or, if appropriate, any committee thereof) shall determine that the applicable performance goals shall be deemed to have been satisfied at 100% of the target level of performance. Each Performance Award shall be cancelled as of immediately prior to the Effective Time and, in exchange therefor, the holder of such cancelled Performance Award shall be entitled to receive, in consideration of the cancellation of such Performance Award and in settlement therefor, an amount in cash equal to the sum of (1) the product of (a) the Merger Consideration and (b) the number of performance shares earned or deemed to have been earned in accordance with this Section 2.03(d) or Section 5.01(b) of the Company Disclosure Letter (if applicable) and (2) all dividend equivalents accrued with respect to such prorated number of performance shares subject to such Performance Award to the extent such dividend equivalents are required by the terms and conditions set forth in the applicable award agreement for such Performance Awards as in effect prior to the date hereof, without interest (such amounts payable hereunder, the “Performance Award Payments”) (less any required Tax withholdings as provided in Section 2.05), and each Performance Award that does not vest in accordance with the foregoing shall be cancelled for no consideration.

(e) Alternative Treatment. Notwithstanding anything in this Agreement to the contrary, to the extent as may be agreed to by Parent, on the one hand, and any holder of Company Options, RSUs, or Performance Awards, on the other hand, such Company Options, RSUs, or Performance Awards, as applicable, shall not be cancelled and settled as set forth in this Section 2.03, but shall instead be treated in the manner agreed to in writing by Parent and such holder. Parent shall promptly inform the Company of the existence and terms of any such agreements.

(f) Company Stock Purchase Plan. Promptly after the date of this Agreement, the Company shall take all necessary and appropriate action such that (i) following the closing of any Offering Period (as defined in the Company Stock Purchase Plan) that is in effect on or after the date of this Agreement and prior to the Effective Time no new Offering Period under the Company Stock Purchase Plan shall commence after such closing, (ii) each participant in the Offering Period currently in effect shall not increase his or her payroll deductions or purchase elections from those immediately in effect prior to the date of this Agreement, (iii) if, with respect to any Offering Period in effect on the date of this Agreement, the Effective Time occurs prior to the Purchase Date (as defined in the Company Stock Purchase Plan) for such Offering Period, upon the Effective Time, each purchase right under the Company Stock Purchase Plan outstanding immediately prior to the Effective Time shall be used to purchase from the Company whole and fractional Shares (subject to the provisions of the Company Stock Purchase Plan regarding the maximum number and value of Shares purchasable per participant) at the applicable price determined under the terms of the Company Stock Purchase Plan and subject to the limitations set forth in clause (ii) of this Section 2.03(f), for the then outstanding Offering Period using such date as the final Purchase Date for such Offering Period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Effective Time and (iv) the Company Stock Purchase Plan is terminated at or prior to the Effective Time.

(g) Termination of Company Stock Plans. As of the Effective Time, the Company shall have taken all commercially reasonable actions to effectuate the provisions of this Section 2.03 and to terminate all Company Stock Plans and to ensure that all Company Options, RSUs, DSUs, Performance Awards or other rights with respect to Shares which have been granted or issued by the Company (or promised to be issued pursuant to Contracts or offer letters pursuant to which the Company or any Company Subsidiary is bound) are cancelled as of the Effective Time without any payment or other consideration therefor, other than the cash payments required by this Section 2.03, and no further Company Options, RSUs, DSUs, Performance Awards or other rights with respect to Shares shall be granted thereunder. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment on, all material written materials required or prepared pursuant to this Section 2.03.

(h) Parent Funding. At the Effective Time, Parent shall deposit with the Surviving Corporation cash in the amount necessary to make the payments required under this Section 2.03, and Parent shall cause the Surviving Corporation to make the payments required under this Section 2.03 within three (3) Business Days after the Effective Time. Parent shall cause the Surviving Corporation to pay through the Payroll Agent the applicable Option Payments, RSU Payments, DSU Payments and Performance Award Payments, if any, to the holders of Company Options, RSUs, DSUs and Performance Awards, in each case, subject to Section 2.05.

Section 2.04 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a “Dissenting Stockholder”) who is entitled to appraisal rights under Section 262 of the DGCL and has complied with all the provisions of the DGCL concerning the right of holders of Shares to require appraisal of such Shares (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as described in Section 2.01(a)(i), but shall become the right to receive the fair value of such Shares pursuant to the procedures set forth in Section 262 of the DGCL. If such Dissenting Stockholder effectively withdraws such Dissenting Stockholder’s demand for appraisal or fails to perfect or otherwise loses such Dissenting Stockholder’s right of appraisal with respect to such Shares, in any case pursuant to the DGCL, such Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration for each such Share, without interest and subject to Section 2.05, and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands for appraisal of Shares received by the Company, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make or offer to make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.05 Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement in respect of the Shares, Company Options, RSU Awards, DSU Awards and Performance Awards vested or cancelled in the Merger, such amounts as it is required to deduct and withhold with respect to the making of such payment, or the vesting, waiver of restrictions or other actions provided for in this Agreement, under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (a) shall be remitted by the Surviving Corporation, Parent or the Paying Agent, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, Company Options, RSU Awards, DSU Awards or Performance Awards in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement and after January 1, 2011 (or incorporated by reference therein), other than disclosures in the “Risk Factors” sections of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings and any other disclosures in any such filings that are cautionary, predictive or forward-looking in nature, or (b) as disclosed in the separate disclosure letter that has been delivered by the Company to Parent prior to the execution of this Agreement, including the documents attached to or incorporated by reference (but only to the extent copies of such documents have been made available to Parent prior to the execution of this Agreement) in such disclosure letter (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed to be disclosed with respect to any other section or subsection in this Agreement to which the relevance of such item to such other section or subsection is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Sub as follows:

Section 3.01 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Company Subsidiary is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Company and each Company Subsidiary has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has made available to Parent true and complete copies of (i) the Restated Certificate of Incorporation, as amended, of the Company (the “Company Charter”) and (ii) the Amended and Restated By-laws of the Company (the “Company By-laws”). Each of the Company Charter, the Company By-laws and the certificate of incorporation, by-laws or other similar organizational or governing documents of each material Company Subsidiary is in full force and effect, and neither the Company nor any material Company Subsidiary is in violation of any of the provisions of such documents.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 750,000,000 Shares and 60,000,000 shares of the Company’s preferred stock, without par value (“Company Preferred Stock”). As of the close of business on January 8, 2014 (the “Specified Date”), (i) 163,683,814 Shares were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, and (iii) 71,058,345 Shares were held in treasury.

(b) As of the close of business on the Specified Date, the Company had no Shares or Company Preferred Stock reserved for issuance, except for 5,218,117 Shares reserved for future grants pursuant to the Company Stock Plans, 5,329,658 Shares subject to outstanding Company Options, 505,949 Shares subject to outstanding RSUs, 1,779 Shares subject to outstanding DSUs, 314,010 Shares subject to outstanding Performance Awards assuming a target level of performance, 628,020 Shares subject to outstanding Performance Awards assuming a maximum level of performance and 862,100 Shares reserved for issuance pursuant to the Company Stock Purchase Plan (of which no more than 50,000 Shares would be issued upon the exercise of outstanding purchase rights under the Offering Period in effect as of the date of this Agreement), each of which Shares and any other Shares that may be issued prior to the Effective Time will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights.

(c) Section 3.02(c) of the Company Disclosure Letter contains a correct and complete list as of the Specified Date of outstanding Company Options, RSUs, DSUs and Performance Awards, including for each award (as applicable) the holder (the specific identity of whom may be redacted to the extent required by applicable Law), type of award, number of Shares covered by such award, the applicable Company Stock Plan under which such award was granted, grant date, expiration date and vesting schedule for such award, and with respect to Company Options, the exercise price per Share of such Company Options and whether such Company Option is an incentive stock option or a non-statutory stock option under the Code.

(d) As of the date of this Agreement, except for the Company Options, RSUs, DSUs and Performance Awards referred to in Section 3.02(b) and Section 3.02(c) and the related award agreements, there are no outstanding or existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to issue, transfer, grant or sell any shares of capital stock or other equity interest in the Company or any of the Company Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or any rights otherwise relating to or based on the value of the equity securities of the Company or any Company Subsidiary, (ii) obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or equity securities of the Company or any of the Company Subsidiaries, or (iii) voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of any Shares or other equity interests in the Company or any Company Subsidiary. Since the close of business on the Specified Date through the date of this Agreement, the Company has not issued any Shares or other class of equity security (other than Shares in respect of Company Options, RSUs, DSUs and Performance Awards granted and outstanding on the Specified Date) or granted any Company Options, RSUs, DSUs or Performance Awards.

(e) There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which stockholders of the Company or any Company Subsidiary may vote.

(f) The Company or another Company Subsidiary owns (i) directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws or applicable foreign Laws) and (ii) 50% of the issued and outstanding shares of capital stock or other equity interests of each of the Joint Ventures, and all of such outstanding shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for (i) equity interests in the Company Subsidiaries and (ii) equity interests in another person held by the Company or any of the Company Subsidiaries and that consist of less than two percent (2%) of the outstanding capital stock or equivalent equity interests of such person, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity interest in any person, or has any obligation to acquire any such equity interest. As of the date of this Agreement, there are no accrued and unpaid dividends with respect to any outstanding Shares.

Section 3.03 Authority.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject only to the receipt of the Requisite Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, have been duly authorized by all necessary corporate action on the part of the Company’s board of directors. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Transactions (other than, in the case of the consummation by the Company of the Transactions, obtaining the Requisite Stockholder Approval). This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement by Parent and Sub and assuming the accuracy of the representations and warranties contained in Section 4.06(b)) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws of general application, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors has (i) adopted and declared advisable this Agreement and the consummation by the Company of the Transactions, (ii) approved the execution, delivery and performance of this Agreement and, subject to the receipt of the Requisite Stockholder Approval, the consummation by the Company of the Transactions, (iii) determined that this Agreement and the Transactions are in the best interests of the Company and its stockholders and (iv) recommended that the stockholders of the Company adopt this Agreement, in each case, by resolutions duly adopted, which resolutions, subject to Section 5.03, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

Section 3.04 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 4.06(b), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will: (i) conflict with or violate any provision of the Company Charter or Company By-laws or any equivalent organizational or governing documents of any Company Subsidiary (subject to, in the case of the consummation by the Company of the Transactions, receipt of the Requisite Stockholder Approval); (ii) assuming the receipt of the Requisite Stockholder Approval and assuming that all consents, approvals and authorizations described in Section 3.04(b) have been obtained and all filings and notifications described in Section 3.04(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (iii) require any consent or approval or payment under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in, or give to others any right of, any termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party (or by which any of their respective properties or assets are bound) or any Company Permit, except, with respect to clause (iii), as contemplated by Section 2.03 or for (A) any such consents, approvals and authorizations, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially impede or materially delay the ability of the Company to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially impede or materially delay the ability of the Company to consummate the Transactions.

(b) None of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act or any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act, (iv) filings as may be required under the rules and regulations of the NYSE, (v) compliance with any applicable international, federal or state securities or “blue sky” Laws, (vi) such consents, approvals, authorizations or permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its affiliates and (vii) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially impede or materially delay the ability of the Company to consummate the Transactions.

Section 3.05 Permits; Compliance with Laws.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, franchises, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity (each, a “Permit”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to possess, or the failure to be in full force and effect of, any Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Since October 4, 2011, the Company and each of the Company Subsidiaries has been in compliance with all Permits and Laws applicable to the Company, the Company Subsidiaries and their respective businesses, activities, properties and assets, except for such non-compliance that has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary an intention to conduct any such investigation, except for such investigations the outcomes of which would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially impede or materially delay the ability of the Company to consummate the Transactions.

Section 3.06 Company SEC Documents; Financial Statements.

(a) Since January 1, 2011, the Company has filed with or furnished on a timely basis to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or as of their respective effective dates in the case of Company SEC Documents that are registration statements) or, if supplemented, modified or amended since the time of filing (or time of effectiveness in the case of Company SEC Documents that are registration statements), as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC (or the date each such document became effective in the case of Company SEC Documents that are registration statements). None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. Since January 1, 2011, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of the NYSE.

(b) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) and the consolidated Company Subsidiaries included in or incorporated by reference into the Company SEC Documents (collectively, the “Company Financial Statements”) (x) were, except as may be indicated in the notes thereto, prepared in accordance with GAAP (as in effect in the United States on the date of such Company Financial Statement) applied on a consistent basis during the periods involved except, in the case of unaudited statements, as permitted by SEC rules and regulations and (y) present fairly, in all material respects, the financial position of the Company and the consolidated Company Subsidiaries and the results of their operations, cash flows and stockholders’ equity as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments that were not or will not be material in amount or effect). There are no unconsolidated Subsidiaries of the Company.

(c) Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

Section 3.07 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including, in each case, any amendments or supplements thereto) (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Meeting (as defined below), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and other applicable Law. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Sub or any of their representatives specifically for inclusion (or incorporation by reference) therein.

Section 3.08 Internal Controls and Disclosure Controls.

(a) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2011, none of the Company’s outside auditors, officers, board of directors or audit committee of the board of directors has received any written notice of: (x) any material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) or (y) any fraud or allegations of fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. Neither the Company nor any of the Company Subsidiaries has any outstanding “extensions of credit” or has, since January 1, 2011, arranged any outstanding “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.

Section 3.09 Absence of Certain Changes.

(a) Except as otherwise expressly contemplated by this Agreement, (i) from December 31, 2012 through the date of this Agreement, the businesses of the Company and the Company Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) from September 30, 2013 through the date of this Agreement, there has not been (A) any merger or consolidation of the Company or any Company Subsidiary (x) with any person (other than the Company) that prior to such merger or consolidation was not a Company Subsidiary or (y) in the case of transactions occurring on or after January 1, 2014 through the date of this Agreement, with another Company Subsidiary, if such Company Subsidiary or the other Company Subsidiary involved (if any) had a value in excess of $50 million or (B) any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (c), (d), (h), (i), (j), (o), (p) or (u) (but only to the extent clause (u) applies to the foregoing clauses) of Section 5.01.

(b) From December 31, 2012 through the date of this Agreement, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has, or is subject to, any liabilities or obligations of any nature (whether accrued, absolute, known or unknown, contingent or otherwise and whether due or to become due) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than liabilities and obligations (a) disclosed, reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2012 or in the notes thereto included in the Company SEC Documents, (b) incurred in the ordinary course of business since December 31, 2012, (c) incurred or expressly permitted to be incurred under this Agreement or incurred in connection with the Transactions, (d) that have been discharged or paid in full or (e) that otherwise would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.11 Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or arbitration (collectively, “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or to which any of their respective properties or assets are subject that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, stipulation, award, judgment or decree of any Governmental Entity or arbitrator unrelated to this Agreement that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, there is no Proceeding to which the Company or any Company Subsidiary is a party pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other Transactions.

Section 3.12 Employee Benefits.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan, except for (i) any employee benefit plan, policy, program or arrangement maintained outside of the United States (other than any defined benefit pension plan maintained outside of the United States), (ii) any employment, consulting, retention, bonus or other incentive compensation agreement or arrangement for an employee whose annual base compensation is less than $250,000, and (iii) any standard offer letter provided to employees in the ordinary course. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employment, individual consulting, change of control, retention, bonus or other incentive compensation, profit sharing, stock purchase, stock option or other equity or equity-based compensation, deferred compensation, severance or other termination, disability, medical, life or other insurance (including retiree medical or life insurance), supplemental retirement or other employee benefit plan, policy, program or arrangement, in each case, maintained or contributed to, or required to be contributed to, by the Company or any Company Subsidiary, other than any plan, policy, program, or arrangement which is required to be maintained by applicable Law. The Company has made available to Parent a true and complete copy of each material Company Benefit Plan listed on Section 3.12(a) of the Company Disclosure Letter (other than any defined benefit pension plans maintained outside of the United States), including, with respect to each Company Benefit Plan, to the extent applicable, (i) any amendments thereto and related trust documents and amendments thereto, (ii) the most recent summary plan descriptions, including any material modifications, (iii) the most recent Forms 5500 and all schedules, exhibits and attachments thereto, if any, (iv) the most recent IRS determination letters, and (v) any material written communications to or from any Governmental Entity since January 1, 2013 relating to any material compliance issues with respect to, or the funded status of, the Company Benefit Plans.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) there are no Proceedings (other than for routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan. Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service (“IRS”) as to its qualified status or has timely filed an application for a favorable determination letter, or may rely upon an opinion letter for a prototype or volume submitter plan, and to the knowledge of the Company, there are no circumstances that would reasonably be expected to result in the revocation of such letter.

(c) Section 3.12(c) of the Company Disclosure Letter lists each Company Benefit Plan that provides health benefits after retirement or other termination of employment, other than (i) as required by Law, (ii) coverage or benefits the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee), (iii) benefits provided for a period of not more than eighteen (18) months following termination of employment or during any period during which the former employee is receiving severance pay or (iv) except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and at the expense of the participant or the participant’s beneficiary.

(d) At no time during the six (6)-year period prior to the date of this Agreement has the Company, any Company Subsidiary or any of their respective ERISA Affiliates maintained, contributed to or has been required to contribute to or had any obligations or liabilities under any employee benefit subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including (i) any multiemployer pension plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan as defined in Section 210 of ERISA or Section 413(c) of the Code, or (iii) any pension plan subject to Title IV of ERISA. No event has occurred and to the knowledge of the Company, as of the date hereof, no circumstance exists that would reasonably be expected to give rise to material liability under Title IV of ERISA or Section 412 of the Code.

(e) The execution and delivery of, and performance of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events, whether contingent or otherwise): (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, officer or employee of the Company or any Company Subsidiary, (ii) result in the forgiveness of any material Indebtedness of any such director, officer or employee, (iii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer or employee, (iv) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (v) result in any amount failing to be deductible by reason of Section 280G of the Code. There is no Contract to which the Company, any of the Company Subsidiaries or any ERISA Affiliate is a party or by which the Company, any of the Company Subsidiaries or any ERISA Affiliate is bound to gross-up, indemnify, reimburse or otherwise compensate any Company Employee for Taxes paid pursuant to Section 409A or 4999 of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is required to be registered under the Laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities.

Section 3.13 Labor. As of the date of this Agreement, there is no labor strike, work stoppage or lockout, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement there is no request for representation or Proceeding relating to labor matters, or, to the knowledge of the Company, threat thereof, against the Company or any Company Subsidiary. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or similar agreement or arrangement with any labor union or similar organization. To the knowledge of the Company, there are no labor union, works’ council or similar organization certification, decertification or organizing activities among, or directed at, the employees of the Company or any Company Subsidiary. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any direct or indirect material liability with respect to any misclassification of any person as an independent contractor rather than as an “employee,” or with respect to any employee of the Company or any Company Subsidiary leased from another employer that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Tax Matters.

(a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by it on or prior to the date of this Agreement and all such filed Tax Returns are correct, complete and accurate, and has paid all Taxes that are shown as due on such filed Tax Returns; subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes which the Company or any Company Subsidiary has been required by Law to withhold or to collect for payment on or prior to the date of this Agreement have been duly withheld and collected and have been paid to the appropriate Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No claim that remains unresolved has been made in writing by any taxing authority in a jurisdiction in which the Company or any Company Subsidiary has not filed Tax Returns that the Company or such Company Subsidiary is or may be subject to Taxes imposed by that jurisdiction, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) As of the date of this Agreement there is no Proceeding or assessment pending or, to the knowledge of the Company, threatened with respect to Taxes for which the Company or any Company Subsidiary may be liable that, if determined adversely, would, individually or in the aggregate with all other such Proceedings or assessments, reasonably be expected to have a Company Material Adverse Effect. No deficiency with respect to Taxes has been assessed in writing against the Company or any Company Subsidiary which (i) individually or in the aggregate with all other such deficiencies, would constitute a Company Material Adverse Effect if required to be paid by the Company or any Company Subsidiary and (ii) has not been fully paid or adequately reserved in the Company Financial Statements.

(c) Neither the Company nor any Company Subsidiary has any liability for Taxes of another person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of filing Tax Returns on a consolidated, combined, or unitary basis with such person, which liability would, individually or in the aggregate with all other such liabilities, constitute a Company Material Adverse Effect. Since January 1, 2011, neither the Company or any Company Subsidiary constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(d) The Company and each Company Subsidiary that has participated in a “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b) has, to the extent and in the manner required by Treasury Regulation Section 1.6011-4(b), properly disclosed such participation.

(e) Other than Permitted Liens, no material Liens or other material encumbrances with respect to any Taxes have been filed against the assets of the Company or any Company Subsidiary.

(f) The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.15 Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary has (a) good fee simple title to all real property owned by the Company or any of the Company Subsidiaries (the “Owned Real Property”) and (b) a valid leasehold estate in all real property leased, subleased, licensed or otherwise occupied by the Company or any Company Subsidiary (the “Leased Real Property”), in each case free and clear of all Liens except for Permitted Liens. All buildings, structures, fixtures and other improvements on the Owned Real Property and the Leased Real Property are in good condition and are adequate to operate the business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of any of the Owned Real Property or any portion thereof or interest therein that is individually or in the aggregate material to the Company and the Company Subsidiaries taken as a whole.

Section 3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary has been since January 1, 2011 and is in compliance with those Environmental Laws applicable to their respective operations (including possessing and complying with any required Environmental Permits), and there are no administrative or judicial Proceedings pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, and in the three (3) years preceding the date of this Agreement, none of the Company or any Company Subsidiary has received any written notice, demand, letter or claim, in either case, alleging that the Company or such Company Subsidiary is in violation of, or liable under, any Environmental Law, and neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, stipulation, award, judgment or decree of any Governmental Entity or arbitrator under any Environmental Law.

(b) To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor has any Governmental Entity indicated to the Company or any Company Subsidiary in writing an intention to conduct any such investigation, in each case under Environmental Law.

(c) Neither the Company nor any Company Subsidiary has received any written notice of, and to the knowledge of the Company there are no, Hazardous Substances present in, at, on, under any of the real property currently or formerly owned or leased by the Company or any Company Subsidiary or resulting from the operations of the Company or any Company Subsidiary or their predecessors, that, in either case, would reasonably be expected to result in a material liability under Environmental Laws on the part of the Company or any Company Subsidiary.

Section 3.17 Intellectual Property.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the knowledge of the Company, the Company owns all right, title and interest in, to and under all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications, and any material unregistered Trademarks, (iii) Copyright applications and registrations, and any material unregistered Copyrights, and (iv) Internet domain names, in each case, owned or filed by or held in the name of the Company or any of the Company Subsidiaries free and clear of any Liens other than Permitted Liens.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) to the knowledge of the Company the Company and the Company Subsidiaries own or have the right to use in the manner currently used all Patents, Trademarks, Copyrights, Internet domain names, Trade Secrets and rights of publicity (and other rights to use the name, likeness, voice and/or biographical and personal information of individuals) (collectively, the “Intellectual Property Rights”) that are material to the business of the Company or any of the Company Subsidiaries as currently conducted (the “Company Intellectual Property Rights”), and (ii) neither the Company nor any of the Company Subsidiaries has received since October 4, 2011 any written charge, complaint, claim, demand or notice challenging the validity, ownership or enforceability of any of the Company Intellectual Property Rights that has not been settled or otherwise fully resolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (i) to the knowledge of the Company, all registered Company Intellectual Property Rights owned by the Company or any of the Company Subsidiaries are valid and enforceable, and (ii) none of the registered Company Intellectual Property Rights owned by the Company or its Subsidiaries is subject to any Proceeding restricting in any material manner its use, distribution, transfer, licensing or other exploitation.

(d) To the knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries as currently conducted and as it has been conducted since October 4, 2011 does not infringe, violate, dilute or misappropriate, and has not infringed, violated, diluted or misappropriated, any Intellectual Property Rights of any other person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received, since October 4, 2011, any written charge, complaint, claim, demand or notice alleging any such infringement, violation, dilution or misappropriation by the Company or any of the Company Subsidiaries, nor is there any pending or, to the knowledge of the Company, threatened, Proceeding alleging any such infringement, violation, dilution or misappropriation that has not been settled or otherwise fully resolved, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other Person is currently infringing, violating, diluting or misappropriating any Intellectual Property Rights owned by the Company or any Company Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have taken reasonable measures to protect, preserve and maintain the secrecy, confidentiality and value of all Company Intellectual Property Rights that constitute Trade Secrets, and (ii) to the knowledge of the Company, (x) no such Trade Secrets have been disclosed or authorized to be disclosed to any person other than to persons who are subject to confidentiality obligations that reasonably protect the interest of the Company and the Company Subsidiaries in and to such trade secrets, and (y) no unauthorized disclosure or use of any such Trade Secrets have been made.

(f) The Company and the Company Subsidiaries have in place commercially reasonable procedures to have employees, consultants and contractors of the Company and the Company Subsidiaries who contribute to the creation, development, improvement or modification of material Intellectual Property Rights for or on behalf of the Company or such Company Subsidiary execute assignments to the Company or such Company Subsidiary, as applicable, of such persons’ rights, titles and interests in such Intellectual Property Rights that the Company or such Company Subsidiary does not already own by operation of Law.

Section 3.18 Material Contracts.

(a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed. All such filed Contracts shall be deemed to have been made available to Parent.

(b) Other than the Contracts described in Section 3.18(a) and any Contracts, including amendments thereto, filed as an exhibit to any report of the Company filed since January 1, 2011 pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, Section 3.18(b) of the Company Disclosure Letter sets forth a complete list, and the Company has made available to Parent prior to the date of this Agreement true and complete copies, of each Contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound or to which any of their respective assets are subject, as of the date of this Agreement, and no such Contract has been amended or modified in any material respect, that:

(i) relates to a partnership, joint venture or similar arrangement that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any Company Subsidiary in an amount in excess of $50 million (except for such Indebtedness between the Company and any wholly-owned Company Subsidiaries or between wholly-owned Company Subsidiaries, guarantees by the Company of Indebtedness of any wholly-owned Company Subsidiaries and guarantees by any wholly-owned Company Subsidiaries of Indebtedness of the Company or any other wholly-owned Company Subsidiary);

(iii) is with any third person pursuant to which (A) such third person manufactures any finished product on behalf of the Company or any Company Subsidiary or (B) the Company or any Company Subsidiary paid to or received from a third party more than $25 million in the aggregate in the fiscal year ended December 31, 2013 or reasonably anticipates paying to or receiving from such third party more than $25 million in the aggregate in the fiscal year ending December 31, 2014;

(iv) is material to the relationship with a Material Customer;

(v) is a Contract with an affiliate or other person that would be required to be disclosed under Item 404(a) of Regulation S-K under the Exchange Act;

(vi) grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to any material asset of the Company and the Company Subsidiaries, taken as a whole;

(vii) would materially restrict the ability of Parent or its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time to compete in any line of business that is material to Parent or its Subsidiaries or in any geographic territory;

(viii) imposes exclusivity obligations on the Company or any of its affiliates (other than any Joint Venture) or, to knowledge of the Company, any Joint Venture;

(ix) relates to any material interest rate, derivatives or hedging transaction (including with respect to commodities) or any other material Indebtedness (other than any standard International Swaps and Derivatives Association Master Agreements entered into in the ordinary course of business, including schedules thereto and confirmations evidencing any forward, swap, future, option or other derivative entered into in the ordinary course of business on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made);

(x) relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise), other than a Contract to purchase goods or services in the ordinary course of business, under which the Company or any Company Subsidiary has any outstanding contingent or other obligations that are material to the Company and the Company Subsidiaries, taken as a whole;

(xi) is a settlement or similar Contract with any Governmental Entity or any other person or an order, judgment, writ, stipulation, award, injunction or decree of a Governmental Entity or arbitrator to which the Company or any Company Subsidiary, or any of their respective assets or properties, is subject that is, in each case, material to the Company and the Company Subsidiaries, taken as a whole;

(xii) obligates the Company or any Company Subsidiary to make any capital commitment or expenditure in excess of $20 million;

(xiii) is a Contract (A) pursuant to which the Company or any Company Subsidiary is granted a license or sublicense to, or right to use or exploit (including by means of a covenant not to sue, release or immunity), Company Intellectual Property Rights that is material to the Company and the Company Subsidiaries, taken as a whole, or (B) pursuant to which any license or sublicense to, or right to use or exploit (including by means of a covenant not to sue, release or immunity), any material Intellectual Property Rights owned or controlled by the Company or any Company Subsidiary was granted to another party that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiv) indemnifies or holds harmless any director, officer or employee of the Company or any Company Subsidiary (other than the Company Charter, the Company By-laws or the certificate of incorporation, by-laws or other organizational or governing documents of a Company Subsidiary);

(xv) obligates the Company or any Company Subsidiary to make any investment in or loan (for the avoidance of doubt, other than trade receivables) to any other person in an amount greater than $25 million annually; or

(xvi) is a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien, other than a Permitted Lien, on any material property or asset of the Company or any Company Subsidiary (other than any such item that relates to Indebtedness that is not required to be listed by Section 3.18(b)(ii)).

Each Contract described in Section 3.18(a) or Section 3.18(b) is referred to in this Agreement as a “Company Material Contract.”

(c) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract, and, to the knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default thereunder by such other party, where such breach or default, individually or together with other such breaches or defaults, has had or would reasonably be expected to have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or a Company Subsidiary that is a party thereto and, to the knowledge of the Company, each other party thereto, and, to the knowledge of the Company, is in full force and effect, except (i) for such failures as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (ii) for such failures that result from the cancellation, termination or non-renewal of a Company Material Contract after the date hereof in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.19 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies maintained by the Company and the Company Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any Company Subsidiary is in material breach of or default under any of the Insurance Policies; and (c) neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or material modification of any of the Insurance Policies.

Section 3.20 Opinions of Financial Advisors. On or prior to the date of this Agreement, the Company’s board of directors has received separate opinions of each of Centerview Partners LLC and Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Sub and their respective affiliates and other than Dissenting Shares). Executed copies of such opinions will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company and it is agreed and understood that such opinions may not be relied on by Parent or Sub.

Section 3.21 Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Section 4.06(b), no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Laws (each, a “Takeover Statute”) is applicable to this Agreement or any of the Transactions.

Section 3.22 Requisite Stockholder Approval. The only vote of the stockholders of the Company required to adopt the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and approve the Merger is the affirmative vote, in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement, of the holders a majority of the outstanding Shares entitled to vote at the Company Meeting or any adjournment or postponement thereof (the “Requisite Stockholder Approval”).

Section 3.23 Brokers. No broker, finder or investment banker other than Centerview Partners LLC and Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid in accordance with the Company’s agreements with such persons, is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has furnished to Parent a true and complete copy of the agreement between the Company or any Company Subsidiary and Centerview Partners LLC or Credit Suisse Securities (USA) LLC pursuant to which Centerview Partners LLC or Credit Suisse Securities (USA) LLC, as applicable, is entitled to such fee or expense reimbursement in connection with the Merger.

Section 3.24 Related-Party Transactions. Except as set forth in the Company SEC Documents or compensation or other employment arrangements entered into in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.25 Customers and Suppliers. Section 3.25 of the Company Disclosure Letter sets forth a true, complete and correct list of the ten (10) largest customers (determined on the basis of the total credit limit such customer maintains with the Company and the Company Subsidiaries) (each a “Material Customer”) and suppliers (determined on the basis of the total dollar amount of purchases) (each a “Material Supplier”) to the Company and the Company Subsidiaries for the fiscal year ended December 31, 2012 showing the total dollar number of the credit limit or purchases from, as the case may be, each Material Customer or Material Supplier during such period. Since January 1, 2013 through the date of this Agreement, (i) no Material Customer or Material Supplier has, to the knowledge of the Company, notified the Company or any Company Subsidiary in writing that it intends to terminate, cancel or materially curtail its business relationship with the Company or any Company Subsidiary and (ii) neither the Company nor any Company Subsidiary has been engaged in a dispute that is material to the Company and the Company Subsidiaries, taken as a whole, with a Material Customer or Material Supplier.

Section 3.26 Anti-Corruption Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has, directly or indirectly, taken any action which would cause the Company or any Company Subsidiary to (i) be in violation of the U.S. Foreign Corrupt Practices Act of 1977 or any similar anti-bribery Law applicable to the Company or any of its Subsidiaries or (ii) violate or operate in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable domestic or foreign Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company:

Section 4.01 Organization. Each of Parent and Sub is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of Parent and Sub has requisite corporate or other legal entity, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing, in good standing or have such power or authority, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.02 Authority. Each of Parent and Sub has the requisite corporate or other legal entity power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by them of the Transactions have been duly authorized by all necessary corporate or other legal entity action on the part of Parent and Sub, and no other corporate or other legal entity proceedings on the part of Parent or Sub are necessary to authorize the execution, delivery and performance by Parent and Sub of this Agreement or the consummation by Parent or Sub of the Transactions other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Sub (which adoption shall occur immediately following the execution of this Agreement). This Agreement has been duly executed and delivered by Parent and Sub and (assuming the due authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03 No Conflict; Required Filings and Consents.

(a) None of the execution, delivery or performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions will: (i) conflict with or violate any provision of the certificate of incorporation, by-laws or any equivalent organizational or governing documents of Parent or Sub; (ii) assuming that all consents, approvals and authorizations described in Section 4.03(b) have been obtained and all filings and notifications described in Section 4.03(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Sub or any of their respective properties or assets; (iii) require any consent or approval or payment under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under (with or without notice or lapse of time, or both), or result in, or give to others any right of, any termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) upon any of the respective properties or assets of Parent or Sub pursuant to, any Contract to which Parent or Sub is a party (or by which any of their respective properties or assets is bound) or any Permit held by it or them, except, with respect to clauses (ii) and (iii), for (A) any such consents and approvals, the failure to obtain which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions and (B) any such conflicts, violations, breaches, losses, defaults, terminations, rights of termination, vesting, amendment, acceleration or cancellation or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

(b) None of the execution, delivery or performance of this Agreement by Parent or Sub or the consummation by Parent or Sub or any of their respective affiliates of the Transactions will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity with respect to Parent, Sub or any of their respective properties or assets, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under any Antitrust Laws; (iii) compliance with the applicable requirements of the Securities Act or the Exchange Act; (iv) compliance with any applicable international, federal or state securities “blue sky” Laws; and (v) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the Transactions.

Section 4.04 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub or any of their respective affiliates expressly for inclusion or incorporation by reference in the Proxy Statement will, on the date of filing with the SEC, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.05 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that would reasonably be expected to prevent or materially delay the consummation of the Transactions. As of the date of this Agreement, none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, stipulation, award, judgment or decree of any Governmental Entity or arbitrator that, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 4.06 Capitalization and Operations of Sub; No Ownership of Company Common Stock.

(a) As of the date of this Agreement, the authorized share capital of Sub consists of 1,000 shares, par value $0.01 per share. As of the date of this Agreement 500 of such shares were issued and outstanding, all of which were validly issued. All of the issued and outstanding share capital of Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than, in each case, those incidental to its formation and pursuant to this Agreement, the Debt Financing or any of the other Transactions.

(b) As of the date of this Agreement, none of Parent, Sub or any of their respective Subsidiaries beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any Shares or any securities that are convertible into or exchangeable or exercisable for Shares, or holds any rights to acquire or vote any Shares other than Shares that represent, in the aggregate, no more than one percent (1%) of the outstanding Shares. None of Parent, Sub, any of their respective Subsidiaries, or the “affiliates” or “Associates” of any such entity is, and at no time during the last three (3) years has been, an “Interested Stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 4.07 Financing.

(a) Parent has delivered to the Company a true and complete copy of an executed commitment letter (together with any term sheet relating thereto), dated as of the date of this Agreement (the “Debt Commitment Letter”), pursuant to which the financial institution party thereto (the “Debt Financing Source”) has committed, subject solely to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes set forth therein (the “Debt Financing”). Parent has also delivered to the Company true and complete copies of any fee letter (any such fee letter, a “Fee Letter”) and term sheet relating to the Debt Commitment Letter and any engagement letters relating to the Debt Financing, except that the numerical fees, pricing and other commercially sensitive numbers and provisions specified in any such Fee Letter or engagement letter (including any provisions relating to “flex” terms or “securities demands” or similar concepts) may have been redacted.

(b) Assuming the accuracy of the representations and warranties set forth in Sections 3.02(a), Section 3.02(b) and Section 3.02(d), at the Closing Parent will have sufficient available funds to pay the Aggregate Merger Consideration and any other cash amounts payable pursuant to this Agreement or in connection with the Transactions by Parent or Sub or any obligations of the Surviving Corporation or its Subsidiaries that become due and payable in connection with, or as a result of, the Transactions and payment of all fees and expenses of Parent or Sub related to the foregoing (collectively, the “Financing Uses”).

(c) The Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended, supplemented or modified in any respect other than in a manner contemplated by Section 5.06(a). As of the date of this Agreement, the Debt Commitment Letter, in the form delivered to the Company prior to the execution of this Agreement, is a valid and binding obligation of Parent and enforceable against it in accordance with its terms, and, to the knowledge of Parent, is a valid and binding obligation against the other parties thereto and enforceable against such parties in accordance with its terms, in each case subject to the Bankruptcy and Equity Exception. There are no side letters or other Contracts or arrangements (except for any Fee Letters, engagement letters with respect to the Debt Financing and any agreements entered into after the date of this Agreement that are expressly contemplated by the Debt Commitment Letter or permissible under Section 5.06(a)) relating to the Debt Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, could constitute a default or breach on the part of Parent, Sub or the Debt Financing Source, under any term of, or a failure of any condition under, the Debt Commitment Letter or otherwise result in any portion of the Debt Financing contemplated thereby to be unavailable at the Closing and since the date of this Agreement there has been no such event except as permitted under Section 5.06(a). Assuming the accuracy of the representations and warranties set forth in Section 3.02(a) and Section 3.02(b), the performance in all material respects by the Company of its obligations under this Agreement and satisfaction of the conditions set forth in Article VI, neither Parent nor Sub has reason to believe that it or any Debt Financing Source would be unable to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by such person. Parent or Sub has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing immediately prior to the Closing, other than as expressly set forth in the Debt Commitment Letter.

(d) Neither Parent nor Sub has, directly or indirectly, entered into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide services, including debt or equity financing, to any third person in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

Section 4.08 Brokers. No broker, finder or investment banker other than Morgan Stanley & Co. LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of Parent, Sub or any of their respective affiliates.

Section 4.09 Solvency. Assuming that (a) the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects, (b) the conditions to the obligation of Parent and Sub to consummate the Merger have been satisfied or waived, (c) any estimates, projections or forecasts prepared by the Company or the Company Representatives that have been provided to Parent, Sub or their representatives have been prepared in good faith based upon reasonable assumptions as of the date of preparation thereof and (d) the most recent financial statements included in a Quarterly Report on Form 10-Q or an Annual Report on Form 10-K filed by the Company with the SEC present fairly in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its consolidated Subsidiaries for the periods covered thereby, then at and immediately following the Effective Time and after giving effect to all of the Transactions, including the funding of the Debt Financing and the Financing Uses, Parent, the Surviving Corporation and each Subsidiary of the Surviving Corporation will be, on a consolidated basis, Solvent. Parent and Sub are not entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors.

Section 4.10 Acknowledgement of No Other Representations or Warranties.

(a) Each of Parent and Sub acknowledges that it has conducted its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries and that it and its representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and the Company Subsidiaries that it and its representatives have desired for such purpose and that it and its representatives have had full opportunity to meet with the management of the Company and the Company Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company Subsidiaries. Each of Parent and Sub acknowledges and agrees that, except for the representations and warranties contained in Article III, none of the Company, the Company Subsidiaries or any of their respective affiliates or representatives makes or has made any representation or warranty, either express or implied, concerning the Company or the Company Subsidiaries or any of their respective businesses, operations, assets, liabilities, results of operations, condition (financial or otherwise) or prospects or the Transactions. To the fullest extent permitted by applicable Law, except with respect to the representations and warranties contained in Article III or any breach of any covenant or other agreement of the Company contained in this Agreement, none of the Company, the Company Subsidiaries or any of their respective affiliates or representatives shall have any liability to Parent or Sub or their respective affiliates or representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information or statements (or any omissions therefrom) provided or made available by the Company, the Company Subsidiaries or their respective affiliates or representatives to Parent, Sub or their respective affiliates or representatives in connection with the Transactions.

(b) As of the date of this Agreement, neither Parent nor any of its affiliates has entered into any Contract or any commitments to enter into any Contract pursuant to which: (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote against, or not to tender Shares in any offer in connection with, any Superior Proposal; or (ii) any third party has agreed to provide, directly or indirectly, any capital (other than pursuant to the Debt Commitment Letter) to Parent or the Company to finance in whole or in part any of the Financing Uses.

Section 4.11 Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to (i) conduct its operations in the ordinary course of business consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees. Without limiting the foregoing, except as set forth in Section 5.01 of the Company Disclosure Letter, as expressly contemplated or required by any other provision of this Agreement or as required by applicable Law, any Governmental Entity of competent jurisdiction or the rules or regulations of the NYSE, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or propose to amend the Company Charter, the Company By-laws or any equivalent organizational or governing documents of a material Company Subsidiary;

(b) issue, grant, encumber or otherwise dispose of (including, for the avoidance of doubt, in transactions among the Company and the Company Subsidiaries or among Company Subsidiaries), or authorize the issuance, grant, pledge or disposition by the Company or any Company Subsidiary of, any equity interests in the Company or any Company Subsidiary, or securities convertible into, or exchangeable or exercisable for, any such interests, or any rights of any kind to acquire any such equity interests or such convertible or exchangeable securities, other than the issuance of Shares upon the exercise of Company Options and options granted under the Company Stock Purchase Plan, the vesting or settlement of RSU Awards, DSU Awards and Performance Awards in the ordinary course of business consistent with past practice in accordance with their terms and as permitted pursuant to the terms of this Agreement and the agreements evidencing such Company Options, RSU Awards, DSU Awards and Performance Awards, in each case outstanding as of the date of this Agreement or as expressly permitted to be granted pursuant to Section 5.01(b) of the Company Disclosure Letter;

(c) sell, lease, encumber (other than Permitted Liens) or otherwise dispose of any properties or non-cash assets of the Company or a Company Subsidiary with a value in excess of $25 million in the aggregate, except (i) sales or dispositions made in connection with any transaction between or among the Company and any of the wholly-owned Company Subsidiaries or between or among the wholly-owned Company Subsidiaries or (ii) sales or dispositions of inventory or goods or obsolete assets made in the ordinary course of business consistent with past practice;

(d) sell, license, lease, encumber (other than Permitted Liens and licenses granted in the ordinary course of business consistent with past practice) or otherwise dispose of or abandon, allow to lapse or fail to maintain any material Company Intellectual Property Rights owned by the Company or any Company Subsidiary (unless the Company determines in its reasonable business judgment that such abandonment, allowing to lapse or failure to maintain is in the best interests of the Company’s or the Company Subsidiaries’ businesses, as applicable);

(e) declare, set aside, make or pay, any dividend or other distribution with respect to the capital stock of the Company or any non-wholly-owned Company Subsidiary, whether payable in cash, stock, property or a combination thereof other than quarterly dividends to holders of Shares in a per Share amount no greater than the quarterly dividend declared and paid by the Company during the fiscal quarter ended December 31, 2013, with record and payment dates in accordance with the Company’s customary dividend schedule;

(f) other than (i) in the case of wholly-owned Company Subsidiaries or (ii) in connection with the exercise of any outstanding Company Options permitted by the terms of such Company Options as in effect on the date of this Agreement, or the payment of related withholding Taxes, by net exercise or by the tendering of shares, or Tax withholdings on the vesting or payment of RSUs, DSUs and Performance Awards, reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its equity interests or any options, warrants, securities or other rights exchangeable or exercisable for or convertible into any such equity interests;

(g) merge or consolidate the Company or any Company Subsidiary with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(h) make or offer to make any acquisition of a material business (including by merger, consolidation or acquisition of stock or assets) or assets of another person, other than (i) acquisitions for consideration that is individually not in excess of $25 million, or in the aggregate not in excess of $25 million or (ii) acquisitions of assets in the ordinary course of business consistent with past practice;

(i) incur any Indebtedness or issue any debt securities, or assume, guarantee or otherwise become liable for the obligations of any person (other than a wholly-owned Company Subsidiary) with respect to any Indebtedness, except (i) in connection with refinancings of existing Indebtedness at the stated maturity of such Indebtedness in the ordinary course of business consistent with past practice in accordance with the terms of the instruments or agreements governing such Indebtedness, but only if the principal amount of such existing Indebtedness is not increased thereby, (ii) for borrowings in the ordinary course of business and in an amount not to exceed $75 million in the aggregate, (iii) in connection with transactions permitted pursuant to Section 5.01(h), (iv) Indebtedness among the Company and the wholly-owned Company Subsidiaries or among the wholly-owned Company Subsidiaries, (v) Indebtedness under the Credit Agreement for working capital purposes in the ordinary course of business, (vi) for any guarantees by the Company of Indebtedness of the wholly-owned Company Subsidiaries or guarantees by the Company Subsidiaries of Indebtedness of the Company or any of the wholly-owned Company Subsidiaries or (vii) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements entered into in the ordinary course of business consistent with past practice;

(j) (i) redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness (other than at stated maturity and other than the making of any required amortization payments and mandatory prepayments, in each case in accordance with the terms of the instrument or agreements, as the case may be, governing such Indebtedness as in effect on the date hereof) or (ii) amend or modify in any material respect or terminate (other than at stated maturity in accordance with the terms of the agreements governing such Indebtedness as in effect on the date hereof) any Indebtedness, except in the case of (i) and (ii), obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements entered into in the ordinary course of business consistent with past practice;

(k) make any loans, advances or capital contributions to, or investments in, any other person (other than any wholly-owned Company Subsidiary) other than (i) loans made in the ordinary course of business not to exceed $10 million in the aggregate and (ii) loans made to any of the Joint Ventures in the ordinary course of business not to exceed $25 million in the aggregate;

(l) except to the extent required by Law or the terms of any existing Company Benefit Plan as in effect on the date hereof or as specifically required by Section 2.03 or Section 5.10: (i) increase the compensation or benefits payable or to become payable to its directors, officers or employees except for (A) annual performance-related merit increases in base salaries made in the ordinary course of business to members of the Company’s Executive Leadership Team by an amount that in the aggregate does not exceed three percent (3%) of such members’ current aggregate annual base salaries, (B) annual performance-related merit increases in base salaries or base wages made in the ordinary course of business to all employees other than members of the Company’s

Executive Leadership Team by an amount that in the aggregate does not exceed three percent (3%) of such employees’ current aggregate annual base salaries and base wages and (C) increases in annual bonus opportunities made in the ordinary course of business in accordance with Section 5.01(l) of the Company Disclosure Letter; (ii) other than in the ordinary course of business consistent with past practice in connection with the hiring of new employees or the filling of a vacancy, grant any rights to severance or termination pay or other termination benefit, or enter into any employment or severance agreement; provided that the Company shall not grant any severance rights or termination pay or other termination benefits to, or enter into any employment or severance agreement with, any employee who becomes a member of the Company’s Executive Leadership Team without the prior consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; (iii) establish, adopt, enter into any material plan, program, agreement or arrangement that would be a Company Benefit Plan were it in effect on the date of this Agreement, or terminate, modify or amend any existing Company Benefit Plan other than as required by applicable Law or required pursuant to the terms of such Company Benefit Plan as in effect on the date of this Agreement, (iv) enter into any collective bargaining agreement other than with respect to the renewal of any collective bargaining agreements in effect on the date of this Agreement; provided that prior to entering into any such renewal, the Company shall give Parent reasonable notice of such renewal and a copy of the terms of such renewed collective bargaining agreement; or (v) take any action to amend or waive any performance or vesting criteria or accelerate vesting, lapse of restrictions, exercisability or amount or time of funding of any payment or award under any Company Benefit Plan to any current or former director, officer, employee, consultant or independent contractor or increase the rate of contributions or funding required under or pursuant to any Company Benefit Plan;

(m) terminate the employment of any member of the Company’s Executive Leadership Team other than for cause, or hire any new officer or employee who would be a member of the Company’s Executive Leadership Team;

(n) except in each case to the extent required by Law, file any material Tax Return materially inconsistent with past practice, make any material Tax election inconsistent with past practice, or settle or compromise any material Tax claim or assessment by any Governmental Entity;

(o) make any material change in accounting policies or procedures, other than as required by GAAP, applicable Law or any Governmental Entity with competent jurisdiction;

(p) make any capital expenditures that in the aggregate exceed $50 million;

(q) settle or compromise any Proceeding or series of Proceedings other than settlements or compromises of Proceedings that do not, individually or in the aggregate, involve the payment of more than $5 million, and (i) do not involve any injunction or non-monetary relief on the Company or any of the Company Subsidiaries, (ii) provide for a complete release of the Company and the Company Subsidiaries of all claims and (iii) do not provide for any admission of liability by the Company or any Company Subsidiary;

(r) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other person that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act other than those in existence on the date of this Agreement;

(s) (i) amend, modify, terminate, grant any waiver under or give any consent with respect to, any Company Material Contract (other than in the ordinary course of business and, for the avoidance of doubt, any expiration of any Company Material Contract in accordance with its terms), (ii) enter into any Contract which, if in effect prior to the date of this Agreement, would be a Company Material Contract described in clauses (i), (v), (vi), (vii) or (viii) of Section 3.18(b) (in the case of clause (viii), other than Contracts pursuant to which a third party serves as a distributor or supplier for the Company or a Company Subsidiary that are entered into in the ordinary course of business consistent with past practice and contain exclusivity obligations applicable to the Company, any Company Subsidiary or any Joint Venture that are not material to the Company and the Company Subsidiaries taken as a whole) or (iii) enter into any Contract that if entered into prior to the date hereof would constitute a Company Material Contract, other than (x) in the ordinary course of business or (y) any Contract described in the immediately preceding clause (ii);

(t) enter into any new line of business outside of the beverage-alcohol industry; or

(u) authorize or enter into any Contract to do any of the foregoing.

Nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.02 Agreements Concerning Parent and Sub.

(a) During the period from the date of this Agreement through the Effective Time, Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) and the Debt Financing or as provided in or expressly contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Sub of, and the compliance by Sub with, all of the covenants, agreements, obligations and undertakings of Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Sub in accordance with applicable Law and the certificate of incorporation and by-laws of Sub.

Section 5.03 Solicitation; Change of Company Recommendation.

(a) Except as expressly permitted by this Section 5.03, from and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company shall, and shall cause the Company Subsidiaries to, and the Company and the Company Subsidiaries shall use their respective reasonable best efforts to cause their respective directors, officers, investment bankers, counsel and similarly authorized representatives (collectively, the “Company Representatives”) to, (i) immediately (A) cease any direct or indirect solicitations, discussions or negotiations with any persons that may be ongoing with respect to any Competing Proposal or any potential Competing Proposal, (B) terminate access to any physical or electronic data rooms relating to any potential Competing Proposal and (C) use their respective reasonable best efforts to cause any person and its representatives that has received confidential information concerning the Company or any of the Company Subsidiaries in connection with a potential Competing Proposal to promptly return or destroy the confidential information furnished thereto by or on behalf of the Company or any Company Subsidiary and to destroy all analyses and other material prepared by or on behalf of such person or its representatives that contain, reflect or analyze such information, in each case, in accordance with the applicable confidentiality agreement and (ii) not to, directly or indirectly (A) initiate, solicit or knowingly encourage any inquiry, offer or proposal with respect to, or the submission or announcement of, any Competing Proposal, (B) furnish any non-public information regarding the Company or any Company Subsidiary to any person in connection with or in response to a Competing Proposal or a potential Competing Proposal or (C) participate in any discussions or negotiations with any person with respect to any Competing Proposal or a potential Competing Proposal. In addition, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, (i) neither the Company’s board of directors nor any committee thereof shall (except with respect to Parent and its affiliates and their respective representatives) (x) grant any waiver, amendment or release under any Takeover Statute or (y) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) except solely to the extent necessary to allow the other party to such agreement to make a confidential Competing Proposal to the Company’s board of directors and (ii) the Company shall not, and shall cause the Company Subsidiaries not to, reimburse or agree to reimburse the expenses of any other person (other than the Company’s Representatives) in connection with a Competing Proposal or any inquiry, discussion, offer or request that could reasonably be expected to lead to a Competing Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, but subject to the last sentence of this Section 5.03(b), if, at any time following the date of this Agreement and prior to the receipt of the Requisite Stockholder Approval, (i) the Company has received a bona fide written Competing Proposal from a person that did not result from a material breach of this Section 5.03 by the Company or any of the Company Subsidiaries or Company Representatives, (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with the board of directors’ fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the person making such Competing Proposal and its representatives and (B) participate in discussions or negotiations with the person making such Competing Proposal and its representatives regarding such Competing Proposal; provided, however, that the Company (x) will not, will cause the Company Subsidiaries not to, and the Company and the Company Subsidiaries will use their respective reasonable best efforts to cause their respective Company Representatives not to, disclose any non-public information regarding the Company or any of the Company Subsidiaries to such person without first entering into an Acceptable Confidentiality Agreement with such person; (y) will promptly (and in any event within 24 hours) advise Parent of the receipt of any Competing Proposal that constitutes or could reasonably be expected to lead to a Superior Proposal (and shall disclose to Parent the identity of any person making such Competing Proposal and the terms thereof and the other information required to be provided to Parent pursuant to Section 5.03(c)) and (z) will as promptly as practicable (and in any event within 24 hours thereafter) provide to Parent any written information concerning the Company or the Company Subsidiaries provided or made available to such other person (or its representatives), and any material information concerning the Company or the Company Subsidiaries provided to such other person (or its representatives) orally, that was not previously provided or made available to Parent. So long as the Company, the Company Subsidiaries and the Company Representatives have otherwise complied with this Section 5.03, none of the foregoing shall prohibit the Company or the Company Representatives from contacting any person or group of persons that has made a Competing Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Competing Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and, if the Company, the Company Subsidiaries and the Company Representatives have otherwise complied with this Section 5.03, any such actions shall not be a breach of this Section 5.03.

(c) From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, the Company shall promptly (and in any event within 24 hours) notify Parent of the receipt of any Competing Proposal or any inquiry, proposal, offer or request for information with respect to, or that could reasonably be expected to result in, a Competing Proposal, or any discussions or negotiations sought to be initiated or continued with the Company, any of the Company Subsidiaries or any Company Representatives concerning a Competing Proposal, indicating, in each case, the identity of the person or group of persons making such Competing Proposal, inquiry, offer, proposal or request for information and a copy of any such Competing Proposal (including, if applicable, copies of any documentation constituting the Competing Proposal, including proposed agreements and financing commitments, and any amendments or modifications thereto) or a written summary of the material terms and conditions of such Competing Proposal not made in writing, and thereafter shall keep Parent informed in reasonable detail, on a prompt basis (and in any event within 24 hours), of any material developments or modifications to the terms of such Competing Proposal, inquiry, offer, proposal or request (including, if applicable, copies of any documentation constituting the

Competing Proposal, including proposed agreements and financing commitments, and any amendments or modifications thereto) and the status of any such inquiry, proposal, offer, request for information, discussions or negotiations. Notwithstanding anything in this Agreement to the contrary, the Company hereby agrees that it shall not, and shall not permit any Company Subsidiary to, enter into any agreement that prohibits or restricts it from providing to Parent the information contemplated by this Section 5.03(c) or otherwise complying with the other provisions of this Section 5.03.

(d) Notwithstanding anything in this Agreement to the contrary, except as set forth in Section 5.03(e) or Section 5.03(f), neither the Company’s board of directors nor any committee thereof shall (i) adopt, authorize, approve or recommend any Competing Proposal or potential Competing Proposal, or, in each case, publicly propose to do so, (ii) withhold, modify or amend, in a manner adverse to Parent, the Company Recommendation, or in each case publicly propose to do so, or fail to include the Company Recommendation in the Proxy Statement (any action set forth in the foregoing clauses (i) or (ii), a “Change of Company Recommendation”) or (iii) authorize, cause or allow the Company or any of the Company Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to any Competing Proposal or potential Competing Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate or fail to consummate the Transactions.

(e) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, the Company’s board of directors may make a Change of Company Recommendation with respect to a Competing Proposal if, and only if:

(i) (A) such Competing Proposal (that did not result from a material breach of Section 5.03 by the Company or any of the Company Subsidiaries or Company Representatives) is made to the Company by a person and such Competing Proposal is not withdrawn and (B) the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal;

(ii) the Company provides Parent prior written notice of the Company’s intention to make a Change of Company Recommendation or terminate this Agreement pursuant to Section 7.01(f) (a “Notice of Change of Recommendation”), which notice shall identify the person making such Superior Proposal and include copies of the documentation constituting such Superior Proposal, including proposed agreements and financing commitments, and any amendments or modifications thereto (it being agreed that the delivery of the Notice of Change of Recommendation by the Company shall not constitute a Change of Company Recommendation);

(iii) the Company has negotiated, and has used its reasonable best efforts to cause the Company Representatives to negotiate, in good faith with Parent and its affiliates and their respective representatives with respect to any changes to the terms and conditions of this Agreement and any other agreements relating to the Transactions for at least five (5) Business Days following receipt by Parent of such Notice of Change of Recommendation (it being understood and agreed that any amendment or modification to any material term or condition (including any financial term or any termination fee, expense reimbursement provision or any term or condition relating to conditionality or the timing of consummation) of such Superior Proposal shall require the Company to deliver a new Notice of Change of Recommendation to Parent with respect to such amendment or modification and an additional two (2) Business Day period from the date of such notice during which the Company shall comply again with this Section 5.03(e)(i)-(iii)); and

(iv) taking into account any changes to the terms and conditions of this Agreement and any other agreements relating to the Transactions proposed by Parent to the Company, the Company’s board of directors has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Competing Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Parent were to be given effect.

(f) Other than in connection with a Competing Proposal (which shall be subject to Section 5.03(e) and shall not be subject to this Section 5.03(f)), nothing in this Agreement shall prohibit or restrict the Company’s board of directors from, prior to the receipt of the Requisite Stockholder Approval, withholding, modifying or amending, in a manner adverse to Parent, the Company Recommendation if the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that the failure of the Company’s board of directors to effect a Change of Company Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that, (A) the Company shall give Parent advance written notice of its intention to take such action, which notice shall specify in reasonable detail the facts and circumstances underlying the Company’s board of directors determination that the failure to effect a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law (it being agreed that the delivery of such notice by the Company shall not constitute a Change of Company Recommendation), (B) the Company shall negotiate and shall use its reasonable best efforts to cause the Company Representatives to negotiate, in good faith with Parent and its affiliates and their respective representatives with respect to any changes to the terms and conditions of this Agreement and any other agreements relating to the Transactions for at least five (5) Business Days following receipt by Parent of such notice (it being understood and agreed that following receipt by Parent of such notice but prior to the determination by the Company’s board of directors to effect a Change of Company Recommendation any material change relating to the facts and circumstances underlying such determination shall require the Company to deliver a new notice pursuant to this Section 5.03(f) and an additional two (2) Business Day period from the date of such notice during which the Company shall comply again with this Section 5.03(f)(A)-(B)) and (C) after taking into account any changes to the terms and conditions of this Agreement and any other agreements relating to the Transactions proposed by Parent, the Company’s board of directors has determined in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that the failure to effect a Change of Company Recommendation would be inconsistent with its fiduciary duties under applicable Law.

(g) Nothing contained in this Section 5.03 shall prohibit the Company’s board of directors from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law (for the avoidance of doubt, it being agreed that the issuance by the Company or the Company’s board of directors of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Company Recommendation); provided, however, that neither the Company’s board of directors nor any committee thereof may effect a Change of Company Recommendation except pursuant to and in accordance with Section 5.03(e) or Section 5.03(f).

Section 5.04 Access to Information. From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (a) provide to Parent and Sub and their respective representatives reasonable access during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the Company or any Company Subsidiary, upon prior written notice to the Company, to the officers, employees, Contracts, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof; and (b) furnish promptly such information concerning the business, properties, Contracts, officers, employees, assets and liabilities of the Company and Company Subsidiaries as Parent or its representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that the Company believes in good faith that doing so would: (i) result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); (ii) violate any confidentiality obligations of the Company or any Company Subsidiary to any third person or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is party (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in any such violation, breach or contravention); (iii) result in a competitor of the Company or any Company Subsidiary receiving information that is competitively sensitive (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to Parent, Sub and their respective representatives in a manner that does not give rise to material competitive concerns, including through providing access or disclosure to “clean teams” of Parent, Sub and their respective representatives); or (iv) breach, contravene or violate any applicable Law (including the HSR Act or any other Antitrust Law) (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a breach, violation or contravention). Parent shall, and shall cause each of its Subsidiaries and its and their respective representatives to, hold all information provided or furnished pursuant to this Section 5.04 confidential in accordance with the terms of the Confidentiality Agreement. During any visit to the business or property sites of the Company or any of the Company Subsidiaries, each of Parent and Sub shall, and shall cause their respective representatives accessing such properties to, comply with all applicable Laws and all of the Company’s and the Company Subsidiaries’ reasonable safety and security procedures. Notwithstanding anything to the contrary contained in this Section 5.04, from the date of this Agreement to the Effective Time, none of Parent, Sub or any of their respective affiliates shall conduct, without the prior written consent of the Company, any environmental investigation at any real property owned or leased by the Company that involves any sampling or other intrusive investigation of air, surface water, groundwater or soil at such real property. No access or information provided pursuant to this Section 5.04 will affect any of the representations or warranties made by the Company in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.05 Appropriate Action; Consents; Filings.

(a) Subject to the terms and conditions of this Agreement and applicable Law, each of Parent and the Company shall (and Parent shall cause each of its affiliates to and the Company shall cause each of the Company Subsidiaries to) use its reasonable best efforts to take all actions necessary or advisable to consummate the Transactions and to cause the conditions set forth in Article VI to be satisfied. Without limiting the generality of the foregoing, Parent shall (and shall cause Sub and each of Parent’s or Sub’s affiliates to) and the Company shall (and shall cause each of the Company Subsidiaries to) use its reasonable best efforts to (i) promptly obtain all actions or nonactions, consents, Permits (including Environmental Permits), waivers, approvals, authorizations and orders from Governmental Entities or other persons necessary or advisable in connection with the consummation of the Transactions, (ii) as promptly as practicable (and, with respect to the filing required to be made under the HSR Act, within fifteen (15) Business Days after the date of this Agreement and with respect to the filings required to be made outside of the United States, within twenty-five (25) Business Days after the date of this Agreement (which, for the avoidance of doubt, shall only require that the initial filings be made during such twenty-five (25) Business Day period)) make and not withdraw (without the Company’s consent) all registrations and filings with any Governmental Entity or other persons necessary or advisable in connection with the consummation of the Transactions, including the filings required of the parties or their “ultimate parent entities” under the HSR Act or any other Antitrust Law, and promptly make any further filings pursuant thereto that may be necessary or advisable, (iii) defend all lawsuits or other legal, regulatory, administrative or other Proceedings to which it or any of its affiliates is a party challenging or affecting this Agreement or the consummation of the Transactions, in each case until the issuance of a final, non-appealable order with respect to, or settlement of, each such lawsuit or other Proceeding, (iv) seek to have lifted or rescinded any injunction or restraining order which prevents the parties from consummating the Transactions, in each case until the issuance of a final, non-appealable order with respect thereto or the settlement thereof, (v) seek to resolve any objection or assertion by any Governmental Entity challenging this Agreement or the Transactions and (vi) execute and deliver any additional instruments necessary or advisable to consummate the Transactions; provided, however, that notwithstanding the foregoing or the immediately preceding sentence, in no event shall Parent or any of its affiliates be required to pay any fee, penalty or other consideration to any third party to obtain any consent or approval under any Contract (it being acknowledged and agreed, for the avoidance of doubt, that Parent shall pay any fee required to be paid by Parent to a Governmental Entity at the time of making any of the registrations and filings described in clause (ii) above).

(b) In furtherance of the obligations set forth in Section 5.05(a), (i) Parent shall promptly take (and shall cause each of its affiliates to take) any and all actions necessary or advisable in order to avoid or eliminate each and every impediment to the consummation of the Transactions and obtain all approvals and consents, in each case, under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Entity, in each case with competent jurisdiction, so as to enable the parties to consummate the Transactions as promptly as practicable, including accepting operational restrictions or limitations on, and committing to or effecting, by consent decree, hold separate orders, trust or otherwise, the sale, license, disposition or holding separate of, such assets or businesses of Parent, Sub, the Company, the Surviving Corporation or any of their respective affiliates (and the entry into agreements with, and submission to decrees, judgments, injunctions or orders of such Governmental Entity) as may be required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any decrees, judgments, injunctions or orders under any Antitrust Laws that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions, subject to, in each case, the condition that the Transactions actually occur and (ii) the Company shall make, subject to the condition that the Transactions actually occur, any undertakings (including undertakings to accept operational restrictions or limitations or to make sales or other dispositions, provided that such restrictions, limitations, sales or other dispositions are conditioned upon the consummation of the Transactions) as are required to obtain such approvals or consents of such Governmental Entities or to avoid the entry of, or to effect the dissolution of or vacate or lift, any such decrees, judgments, injunctions or orders that would otherwise have the effect of preventing or materially delaying the consummation of the Transactions and the Company shall take any other actions and refrain from taking any other actions that Parent is required to take or refrain from taking pursuant to this Section 5.05(b). Neither Parent nor Sub, directly or indirectly, through one or more of their respective affiliates, shall acquire or make any investment in any person or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Section 6.01(b). Parent shall have the sole and exclusive right to direct and control any litigation, negotiation or other action, with counsel of its own choosing, in connection with obtaining any approvals or consents that may be required under Antitrust Laws to consummate the Transactions and the Company agrees to cooperate with Parent with respect thereto.

(c) Without limiting the generality of anything contained in this Section 5.05, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or legal Proceeding by or before any Governmental Entity with respect to the Transactions; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, the Antitrust Division or any other Governmental Entity regarding the Transactions. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with the Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation or legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference with such Governmental Entity relating to such request, inquiry, investigation or legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any such Governmental Entity in connection with such request, inquiry, investigation or legal Proceeding; provided, however, that documents and other materials described in this Section 5.05(c) may be redacted (i) to remove references concerning the valuation of the Company and the Company Subsidiaries, (ii) as necessary to comply with contractual arrangements or applicable Laws and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(d) To the extent not previously provided by the Company to Parent prior to the date hereof, the Company shall deliver to Parent promptly after the date hereof (and in any event within five (5) Business Days after the date hereof) the information, documents and materials reasonably requested by Parent prior to the date hereof in order to determine whether any filing, clearance, notice or approval under any Antitrust Law (each, a “Competition Approval”) (other than under the HSR Act or pursuant to the Antitrust Laws of the jurisdictions set forth on Section 6.01(b) of the Company Disclosure Letter as of the date hereof) is required in connection with the Transactions. Parent shall be entitled to request any additional information, documents and materials that Parent believes in good faith are required in order to determine whether any such Competition Approvals are required in connection with the Transactions; provided, however, that any such request shall be made promptly (and in any event within three (3) Business Days after the receipt of the information, documents and materials delivered by the Company pursuant to the immediately preceding sentence). The Company shall deliver to Parent promptly (and in any event within three (3) Business Days) the information, documents and materials requested by Parent in accordance with the immediately preceding sentence. If the information, documents and materials delivered pursuant to the first or third sentences of this Section 5.05(d) are not consistent with, or reveal information that is incremental to, the information, documents and materials delivered to Parent prior to the date of this Agreement and, solely due to such inconsistency or new information, Parent or the Company determines in good faith within one (1) Business Day following the receipt of the information, documents and materials requested in accordance with the immediately preceding sentence, that (x) a Competition Approval is required in a jurisdiction that is not listed on Section 6.01(b) of the Company Disclosure Letter as of the date of this Agreement and (y) the failure to obtain such Competition Approval in such jurisdiction could result in material financial or material legal consequences, Parent or the Company, as applicable, shall give notice to the other party of such determination and Parent and the Company shall negotiate in good faith to amend or modify Section 6.01(b) of the Company Disclosure Letter in order to include such jurisdiction. Parent and the Company agree that, so long as the Company has complied in all material respects with its obligations pursuant to the preceding provisions of this Section 5.05(d), in no event shall any such notice be provided by Parent or the Company at any time following the 12th Business Day after the date hereof. If, following the receipt by Parent of the information, documents and materials delivered pursuant to the first three sentences of this Section 5.05(d), Parent or the Company determines in good faith that no Competition Approval is required in a jurisdiction listed on Section 6.01(b) of the Company Disclosure Letter as of the date hereof, Parent or the Company, as applicable, shall give notice to the other party of such determination and Parent and the Company shall negotiate in good faith to amend or modify Section 6.01(b) of the Company Disclosure Letter in order to remove such jurisdiction therefrom.

Section 5.06 Financing. (a) Parent and Sub shall not agree to any amendment or modification to, or grant any waiver of, any provision under the Debt Commitment Letter without the prior written consent of the Company if such amendment, modification or waiver would (i) impose new or additional conditions, or otherwise amend or modify any of the conditions in a manner that is adverse to Parent, Sub or the Company, to the receipt of the Debt Financing, (ii) delay or extend the timing of, or prevent or make less likely to occur, the funding of the commitments thereunder, (iii) reduce the aggregate cash amount of the funding commitments thereunder, (iv) delay or prevent the Closing, (v) shorten the period that the commitments are available thereunder, (vi) modify the choice of law provisions with respect thereto or (vii) adversely impact the ability of the Parent to enforce its rights against the other parties to the Debt Commitment Letter or the definitive agreements with respect thereto or the ability of Parent or Sub to consummate the transactions contemplated by this Agreement (the foregoing clauses (i) through (vii), the “Prohibited Changes”). Notwithstanding the foregoing or any provision of this Agreement to the contrary, Parent and Sub shall be entitled to replace the Debt Commitment Letter by entering into definitive documentation with respect to the Debt Financing on or prior to the Closing so long as such definitive documentation is on terms and conditions consistent with the Debt Commitment Letter and would not result in Prohibited Changes. Parent and Sub acknowledge and agree that their obligations hereunder, including their obligations to consummate the Transactions, are not subject to, or conditioned on, receipt of the Debt Financing or any other financing. Neither Parent nor Sub will prior to the receipt of the Requisite Stockholder Approval, directly or indirectly, enter into an exclusivity, lock-up or other similar agreement, arrangement or binding understanding with any bank or investment bank or other potential provider of debt or equity financing that prohibits such provider from providing or seeking to provide services, including debt or equity financing, to any third person in connection with a transaction relating to the Company or the Company Subsidiaries (including in connection with the making of any Competing Proposal) in connection with the Transactions.

(b) Financing Assistance. In connection with Parent’s financing in connection with the Transaction (including the Debt Financing) (the “Parent Financing”), prior to the Closing, the Company shall provide to Parent and Sub, at Parent’s sole expense, customary cooperation reasonably requested by Parent and Sub that is necessary in connection with the arrangement and consummation of the Parent Financing, including (in each case, to the extent reasonably requested):

(i) participating in a reasonable number of meetings, due diligence sessions, drafting sessions and sessions between senior management and the sources of the Parent Financing;

(ii) providing reasonable and customary assistance with the preparation of documents customarily required in connection with bank debt financings and, to the extent required under the Debt Commitment Letter, providing all documentation and other information relating to the Company or any of the Company Subsidiaries required thereunder (but subject to Section 5.06(c)), including any documentation or other information reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(iii) using reasonable best efforts to assist Parent in obtaining surveys, legal opinions from local outside counsel (and not internal counsel or New York or Delaware counsel) and title insurance as reasonably requested by Parent or Sub for the Parent Financing; and

(iv) (A) taking all actions reasonably necessary to (1) permit the sources involved in the Parent Financing to evaluate the Company and the Company Subsidiaries’ current assets, and cash management and accounting systems, policies and procedures relating thereto, for the purpose of establishing collateral arrangements to the extent reasonable and customary, (2) establish customary bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (3) permit representatives of the prospective lenders to conduct customary commercial field examinations, customary inventory appraisals and a customary appraisal of the Owned Real Property and (B) using commercially reasonable efforts to make audits and appraisals delivered for purposes of any credit facility available to Parent.

(c) Notwithstanding anything to the contrary contained in Section 5.06(b), (i) nothing in this Agreement shall require any cooperation or other action to the extent it would materially interfere with the business or operations of the Company or any of the Company Subsidiaries, (ii) neither the Company nor any of the Company Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement or instrument) or that would be effective at or prior to the Effective Time and (iii) the board of directors of the Company and the board of directors (or other governing body) of any of the Company Subsidiaries shall not be required to approve any financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time.

(d) Notwithstanding anything to the contrary contained in Section 5.06(b), neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment (other than for minimal reasonable out-of-pocket costs that are reimbursed by Parent as provided below in this Section 5.06(d)) or incur any other liability or obligation or provide or agree to provide any indemnity in connection with the Parent Financing or any action taken in accordance with Section 5.06(b) prior to the Effective Time. Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Parent Financing (including any action taken in accordance with Section 5.06(b)) and any information utilized in connection therewith (other than historical information provided by the Company or the Company Subsidiaries). Parent shall, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or any of the Company Subsidiaries in connection with this Section 5.06(d).

(e) Neither Parent nor Sub shall release or consent to the termination of the obligations of the Debt Financing Source, except for assignments and replacements of any party providing a commitment under the express terms of or in connection with the syndication of the Debt Commitment Letter or as permitted under Section 5.06(a).

Section 5.07 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be a joint press release, and thereafter, except with respect to any Change of Company Recommendation, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, fiduciary duties or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.08 Directors & Officers Indemnification and Insurance.

(a) Indemnification. From and after the Effective Time, Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless each current or former director, officer or employee of the Company or any of the Company Subsidiaries, each fiduciary under benefit plans of the Company or any of the Company Subsidiaries and each such person who served at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another person or benefit plan fiduciary (each an “Indemnified Party” and collectively, the “Indemnified Parties”) against (i) all losses, expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director, officer, employee or fiduciary under benefit plans or served at the request of the Company or any of the Company Subsidiaries as a director, officer or employee of another person or benefit plan fiduciary (the “Indemnified Liabilities”), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the Transactions, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.08. In the event of any such loss, expense, claim, damage or liability (whether or not asserted before the Effective Time), the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request, reimbursement of documented expenses reasonably incurred (provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such person is not legally entitled to indemnification under Law).

(b) Insurance. The Company shall be permitted to, prior to the Effective Time, and if the Company fails to do so, Parent shall cause the Surviving Corporation to, obtain and fully pay the premium for an insurance and indemnification policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate to the intended beneficiaries thereof than the Company’s existing directors’ and officers’ liability insurance policy; provided that the Company shall not, and Parent and the Surviving Corporation shall not be required to, pay a premium for the D&O Insurance in excess of 300% of the annual premium paid as of the date of this Agreement by the Company for such insurance; provided, further, that if the premium of such insurance coverage exceeds such amount, the Company may, or Parent shall, obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policy, (i) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or (ii) the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided that, in the case of clause (i) and clause (ii), Parent and the Surviving Corporation shall not be required to pay a premium for the D&O Insurance in excess of 300% of the annual premium paid as of the date of this Agreement by the Company for such insurance; provided, further, that, in the case of clause (i) and clause (ii), if the premium of such insurance coverage exceeds such amount, Parent shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount.

(c) Successors. In the event the Surviving Corporation, Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the successors, assigns or transferees of the Surviving Corporation or Parent shall assume the obligations set forth in this Section 5.08.

(d) Continuation. For six (6) years from and after the Effective Time, the certificate of incorporation and by-laws of the Surviving Corporation and the certificate of incorporation and by-laws (or other similar documents) of each Company Subsidiary shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time than are set forth in the Company Charter, the Company By-Laws or the equivalent organizational documents of any Company Subsidiary as of the date of this Agreement.

(e) Benefit. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, each Indemnified Party’s heirs, executors or administrators, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Parties (including their successors, assigns and heirs) without the consent of the Indemnified Party (including the successors, assigns and heirs) affected thereby.

(f) Non-Exclusivity. The provisions of this Section 5.08 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Nothing in this Agreement, including this Section 5.08, is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of the Company Subsidiaries or the Indemnified Parties, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.09 Takeover Statutes. The parties shall (a) take all action necessary so that no Takeover Statute is or becomes applicable to the Transactions and (b) if any Takeover Statute is or becomes applicable to any of the Transactions, take all action necessary so that such Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize (to the greatest extent practicable) the effects of such Takeover Statute on such Transaction.

Section 5.10 Employee Benefit Matters.

(a) From and after the Effective Time and for a period ending on the first anniversary of the Effective Time (the “Benefit Protection Period”), Parent shall provide or cause its Subsidiaries, including the Surviving Corporation, to provide (i) base salary, wages and commission opportunities to each individual who is an employee of the Company or a Company Subsidiary immediately prior to the Effective Time (each, a “Company Employee”) at a rate that is no less favorable than the rate of base salary, wages or commission opportunities provided to such Company Employee immediately prior to the Effective Time, (ii) an annual bonus opportunity to each Company Employee that is not less favorable than the annual bonus opportunity provided to such Company Employee for the calendar year in which the Effective Time occurs, (iii) severance benefits to each Company Employee that are no less favorable than the severance benefits provided under the severance plan, policy or agreement in effect for the benefit of such Company Employee immediately prior to the Effective Time, (iv) long-term incentive compensation opportunities to each Company Employee that are substantially comparable to the long-term incentive compensation opportunities provided to such Company Employee for the calendar year in which the Effective Time occurs, which may be provided in the form of equity-based awards, cash-based awards or a combination thereof and (v) other compensation and benefits (including paid-time off) to each Company Employee that are substantially comparable, in the aggregate, to the other compensation and benefits provided to such Company Employee immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.10(a), from and after the Effective Time, the Surviving Corporation shall assume, honor and continue all of the Company’s and the Company Subsidiaries’ Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company or any Company Subsidiary and any Company Employee), in each case, in accordance with their terms as in effect immediately prior to the date of this Agreement or to the extent amended in accordance with the terms of this Agreement as in effect prior to the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(c) Under any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, but without regard to whether the applicable plan is subject to ERISA) and any other employee benefit plan, program, policy or arrangement maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, for purposes of eligibility to participate, level of benefits and vesting and, for purposes of vacation, paid time off and severance plans only, benefit accrual, each Company Employee’s service with or otherwise credited by the Company or any Company Subsidiary shall be treated as service with Parent or any of its Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause its Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Following the date of this Agreement and prior to the Effective Time, the Company may implement a retention plan for the benefit of employees of the Company and the Company Subsidiaries which shall provide for retention benefits to such employees in an aggregate amount not to exceed $18,000,000; provided that the Company shall inform Parent of the terms of any such plan and any retention bonus opportunities granted under such plan.

(f) Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an amendment or modification of any Company Benefit Plan, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any third-party beneficiary rights or other right to enforce the provisions of this Section 5.10 or (iii) obligate Parent, the Surviving Corporation or any of their affiliates to (A) maintain any particular benefit plan, except in accordance with the terms of such plan or (B) retain the employment of any particular employee.

(g) The Company shall provide Parent, with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any of the Company Subsidiaries if such communications relate to the Transactions and will provide Parent with a reasonable opportunity to review such communications prior to distribution, and Parent shall not unreasonably delay its review of any such proposed communication.

Section 5.11 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger and the other Transactions, shall be paid by the party incurring such expense. Parent shall, or shall cause the Surviving Corporation to pay all charges and expenses of the Paying Agent in connection with the transactions contemplated in Article II. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, Sub or, after the Closing, the Surviving Corporation.

Section 5.12 Credit Agreement. At least three (3) Business Days prior to the date on which Parent reasonably anticipates that the Effective Time will occur, Parent will instruct the Company to, and the Company shall, deliver notice of the Company’s election to terminate any Revolving Commitments (as defined in that certain Credit Agreement, dated as of December 14, 2011 (the “Credit Agreement”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent) and the Credit Agreement, in each case pursuant to and in accordance with the Credit Agreement and with such notice being conditional upon the effectiveness of the credit facilities contemplated by the Debt Financing.

Section 5.13 Proxy Statement; Stockholder Approval.

(a) As soon as practicable following the date of this Agreement, and in any event within fifteen (15) Business Days after the date hereof, the Company shall file with the SEC a preliminary Proxy Statement. Parent shall cooperate with the Company in the preparation of the Proxy Statement, and furnish all information concerning Parent and Sub that is necessary or appropriate in connection with the preparation of the Proxy Statement. The Company will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable (and in event within five (5) Business Days after the resolution of any comments from the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”)). No filing of, or amendment or supplement to, or response to staff comments on, the Proxy Statement will be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments. If at any time prior to the Company Meeting (or any adjournment or postponement thereof) any information relating to the Company or Parent, or any of their respective affiliates, directors or officers, is discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Company shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, or the Transactions.

(b) The Company shall, as soon as reasonably practicable following the Clearance Date, take all actions necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Meeting”) as soon as possible following the Clearance Date, in accordance with applicable Laws, the Company Charter and the Company By-laws; provided that (i) the Company may, in its reasonable discretion, postpone or adjourn the Company Meeting after consultation with Parent, (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Meeting, (B) if as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting or to the extent that at such time the Company has not received proxies sufficient to allow the receipt of the Requisite Stockholder Approval at the Company Meeting or (C) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company’s board of directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws and (ii) the Company shall postpone or adjourn the Company Meeting for any period of time necessary for the Company to comply with its obligations under Section 5.03(e) and Section 5.03(f). In connection with the Company Meeting, the Company shall (i) unless there has been a Change of Company Recommendation in accordance with Section 5.03(f), use reasonable best efforts to obtain the Requisite Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. The Company shall include in the Proxy Statement the Company Recommendation, unless there has been a Change of Company Recommendation in accordance with Section 5.03(f). Without limiting the generality of the foregoing, the Company shall submit the Merger and this Agreement for the approval of its stockholders at the Company Meeting whether or not a Change of Company Recommendation shall have occurred or a Competing Proposal shall have been publicly announced or otherwise made known to the Company, its board of directors, its representatives or its stockholders.

Section 5.14 Rule 16b-3 Matters. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to take such actions as may be reasonably necessary or advisable to ensure that the dispositions of equity securities of the Company (including derivative securities) by any officer or director of the Company who is subject to Section 16 of the Exchange Act pursuant to the Transactions are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to cause the delisting of the Company and of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting.

Section 5.16 Notification of Certain Matters. Each party shall give prompt notice to the other party of any notice or other communication from any other person alleging that the consent of such person is or may be required in connection with the Transactions contemplated by this Agreement; provided, that the delivery of any notice pursuant to this Section 5.16 shall not limit or otherwise affect the remedies available hereunder.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction (or, to the extent permitted by Law, mutual waiver by both the Company and Parent) at or prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) Regulatory Authorizations. (i) Any applicable waiting period (or any extensions thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated and (ii) all filings, clearances, notices, waiting periods (or any extensions thereof) and approvals with respect to the jurisdictions set forth on Section 6.01(b) of the Company Disclosure Letter (as Section 6.01(b) of the Company Disclosure Letter may be amended or modified from time to time after the date hereof in accordance with Section 5.05(d)) shall have been made, obtained or terminated or shall have expired, as applicable; and

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law that is in effect and renders the consummation of the Merger illegal, or prohibits, enjoins or otherwise prevents the Merger; provided, however, that the condition in this Section 6.01(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.05 results in the failure of the condition to be satisfied.

Section 6.02 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent ) at or prior to the Effective Time of each of the following conditions:

(a) (i) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in the first sentence of Section 3.01(a), the first sentence of Section 3.01(b), Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e), the first two sentences of Section 3.03(a), Section 3.09(b), and Section 3.23), without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties, shall be true and correct except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company set forth in Section 3.02(a), Section 3.02(b), Section 3.02(d), Section 3.02(e) and the second sentence of Section 3.23 shall be true and correct in all material respects; and (iii) the representations and warranties of the Company set forth in the first sentence of Section 3.01(a), the first sentence of Section 3.01(b), the first two sentences of Section 3.03(a), Section 3.09(b) and the first sentence of Section 3.23 shall be true and correct in all respects; in the case of each of clause (i), (ii) and (iii), as of the date of the Closing as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(b) the Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it;

(c) since the date of this Agreement, there have not been any changes, circumstances, events or effects that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; and

(d) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company as to the satisfaction of the conditions in clauses (a), (b) and (c) of this Section 6.02.

Section 6.03 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction (or, to the extent permitted by Law, waiver by the Company) at or prior to the Effective Time of each of the following conditions:

(a) each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct, except for any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to prevent or have a material adverse effect on the ability of Parent or Sub to consummate the Transactions; in each case, as of the date of the Closing as though made on and as of such date (except to the extent expressly made as of a specific date, in which case as of such specific date);

(b) each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it; and

(c) the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent as to the satisfaction of the conditions in clauses (a) and (b) of this Section 6.03.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent, if the Effective Time shall not have occurred on or before June 11, 2014 (such date, the “Outside Date”); provided, however, that if all of the conditions set forth in Article VI other than the condition set forth in Section 6.01(b) shall have been satisfied or shall be reasonably capable of being satisfied at such time, the Outside Date may be extended by either the Company or Parent from time to time by written notice to the other party up to a date not beyond August 7, 2014 but in no event to a date less than five (5) Business Days after the date of such written notice, and such date shall thereafter be deemed to be the Outside Date;

(c) by either the Company or Parent, if the Requisite Stockholder Approval shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof, in each case, at which a vote on such adoption was taken;

(d) by either the Company or Parent, if any Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law permanently enjoining, restraining or prohibiting the Merger, and such Law shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 7.01(d) shall not be available to any party that has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such Law in accordance with Section 5.05.

(e) by Parent prior to the Company Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of the Agreement is taken, if (i) the Company’s board of directors (or any committee thereof) shall have failed to include the Company Recommendation in the Proxy Statement or shall have otherwise effected a Change of Company Recommendation, (ii) the Company shall have failed to recommend against any Competing Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Proposal or (iii) the Company’s board of directors (or any committee thereof) shall have failed to unconditionally reaffirm the Company Recommendation (publicly, if so requested by Parent) within ten (10) Business Days after Parent delivers to the Company a written request to do so after a Competing Proposal shall have been publicly disclosed or shall have become publicly known;

(f) by the Company, if, following compliance with Section 5.03(e), (i) the Company’s board of directors shall have authorized the Company to enter into a definitive acquisition agreement with respect to a Superior Proposal, (ii) the Company shall have paid the Company Termination Fee to Parent in accordance with Section 7.02(b) and (iii) immediately following the termination of this Agreement in accordance with this Section 7.01(f), the Company shall enter into such definitive acquisition agreement with respect to such Superior Proposal;

(g) by Parent, if: (i) (A) there is an inaccuracy in the Company’s representations or warranties contained in this Agreement or (B) the Company has failed to perform its covenants or other agreements contained in this Agreement, in either case such that the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied; (ii) Parent shall have delivered to the Company written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company (or if less than thirty (30) days, the number of days since the date of delivery of such written notice to the Company and the Business Day prior to the Outside Date shall have elapsed) and such inaccuracy or failure to perform shall not have been cured; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.01(g) if the inaccuracy of the representations or warranties of Parent or Sub contained in this Agreement or Parent’s or Sub’s failure to perform its covenants or other agreements contained in this Agreement is such that a condition contained in Section 6.03(a) or Section 6.03(b) would not be satisfied; or

(h) by the Company, if (i)(A) there is an inaccuracy in Parent’s or Sub’s representations or warranties contained in this Agreement or (B) Parent or Sub fails to perform its covenants or other agreements contained in this Agreement, in either case such that the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied; (ii) the Company shall have delivered to Parent written notice of such inaccuracy or failure to perform; and (iii) either such inaccuracy or failure to perform is not capable of cure prior to the Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to Parent (or if less than thirty (30) days, the number of days since the date of delivery of such written notice to Parent and the Business Day prior to the Outside Date shall have elapsed) and such inaccuracy or failure to perform shall not have been cured; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.01(h) if the inaccuracy of the representations or warranties of the Company contained in this Agreement or the Company’s failure to perform its covenants or other agreements contained in this Agreement is such that a condition contained in Section 6.02(a) or Section 6.02(b) would not be satisfied.

Section 7.02 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent in accordance with Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective affiliates, officers, directors or other representatives, in either case, except (i) with respect to, the second sentence of Section 5.04, Section 5.06(d), Section 5.11, this Section 7.02 and Article VIII, which provisions shall survive such termination and (ii) nothing herein shall relieve any person from any liability with respect to any liabilities or damages incurred or suffered by another party as a result of such person’s fraud or the willful and material breach of any representations, warranties, covenants or agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated:

(i) by (A) Parent pursuant to Section 7.01(e) or (B) the Company pursuant to Section 7.01(f), then the Company shall pay to Parent or its designee by wire transfer of immediately available funds to a bank account designated by Parent, within two (2) Business Days following the date of such termination by Parent pursuant to clause (A), or prior to or concurrently with such termination by the Company pursuant to clause (B), the Company Termination Fee; or

(ii) (A) by either Parent or the Company pursuant to Section 7.01(b) or Section 7.01(c), (B) prior to receipt of the Requisite Stockholder Approval a Competing Proposal shall have been publicly disclosed or shall have become publicly known and not withdrawn, and (C) within twelve (12) months after the termination of this Agreement, the Company shall have consummated a Competing Proposal or entered into a definitive agreement with respect to any Competing Proposal that is subsequently consummated (which Competing Proposal may be the same as or different from the Competing Proposal referred to in the immediately preceding clause (B)), then the Company shall pay to Parent or its designee by wire transfer of immediately available funds to a bank account designated by Parent, within two (2) Business Days after the consummation of any such Competing Proposal the Company Termination Fee; provided, that for purposes of this Section 7.02(b)(ii), the term “Competing Proposal” shall have the meaning assigned to such term, except that all references to “20%” therein shall be changed to “40%” and all references to “80%” therein shall be changed to “60%”.

(c) Each of the Company, Parent and Sub acknowledges that (i) the agreements contained in this Section 7.02 are an integral part of the Transactions, (ii) without these agreements, Parent, Sub and the Company would not enter into this Agreement and (iii) the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that is intended to compensate Parent and Sub in the circumstances in which such Company Termination Fee is payable. In no event shall the Company be required to pay to Parent more than one Company Termination Fee pursuant to Section 7.02(b). In the event that Parent receives full payment of the Company Termination Fee pursuant to Section 7.02(b) under circumstances where a Company Termination Fee was payable, the receipt of the Company Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by Parent, Sub, any of their respective affiliates or any other person in connection with this Agreement (and the termination of this Agreement), the Merger and the Transactions (and the abandonment thereof) or any matter forming the basis for such termination. If the Company fails to pay the Company Termination Fee when due and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company or the payment of the Company Termination Fee the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith, together with interest on the amount of such judgment or payment, from the date of the termination of this Agreement that triggered the obligation to pay such Company Termination Fee until the date of payment at the prime rate of Citibank N.A. in effect on the date of such termination.

Section 7.03 Amendment. Subject to Section 5.08(e), this Agreement may be amended by the Company, Parent and Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the receipt of the Requisite Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires approval by the holders of Shares without obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

Section 7.04 Waiver. At any time prior to the Effective Time, Parent and Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach or inaccuracy of the representations and warranties of the other contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the covenants or conditions contained in this Agreement; provided, however, that after the receipt of the Requisite Stockholder Approval, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Shares hereunder without the approval of the holders of Shares at a duly convened meeting of the holders of Shares called to obtain approval of such extension or waiver. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01 Non-Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.02 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission or e-mail (provided that telephonic confirmation of facsimile or e-mail transmission is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to Parent or Sub:

Suntory Holdings Limited

2-3-3 Daiba, Minato-ku

Tokyo 135-8631, Japan

Telephone: +81-3-5579-1136

Fax: +81-3-5579-1754

Attention:	Akira Haraguchi
Head of Legal Department

with a copy to (for information purposes only):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Telephone: (212) 225-2000

Fax: (212) 225-3999

Attention:	Paul J. Shim (pshim@cgsh.com)
Benet O’Reilly (boreilly@cgsh.com)

If to the Company:

Beam Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Telephone: (847) 948-8888

Fax: (847) 948-8610

Attention:	President

with copies to (for information purposes only):

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Telephone: (312) 853-7000

Fax: (312) 853-7036

Attention:	Thomas A. Cole (tcole@sidley.com)
Beth E. Flaming (bflaming@sidley.com)
Frederick C. Lowinger (flowinger@sidley.com)

Section 8.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.04 Entire Agreement. This Agreement (together with the Annexes, Exhibits, Company Disclosure Letter and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement.

Section 8.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any assignment or transfer in violation of the preceding sentence shall be void.

Section 8.06 Parties in Interest. Except for (a) Article II, which shall, only after the Effective Time, be for the benefit of any person entitled to payment thereunder and (b) Section 5.08, which shall, only after the Effective Time, be for the benefit of each Indemnified Party, such Indemnified Party’s heirs, executors or administrators, Parent, Sub and the Company hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations, warranties, covenants and agreements set forth in this Agreement; provided, that the persons named in clauses (a) and (b) of this sentence shall be entitled to enforce their rights under this Agreement. The parties hereto further agree that the rights of third-party beneficiaries under clauses (a) and (b) above shall not arise, and such persons shall not be third-party beneficiaries of the provisions set forth in clauses (a) and (b) above, unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties may be subject to waiver by the parties in accordance with Section 7.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.07 Mutual Drafting; Interpretation; Headings. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, unless the context otherwise requires: (a) the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; (c) the feminine gender shall include the masculine and neuter genders; and (d) the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and words of similar meaning, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Exhibits” are intended to refer to Sections of this Agreement and the Annexes and Exhibits to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. The term “or” shall not be deemed to be exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. In this Agreement, references to “as of the date of this Agreement”, “as of the date hereof” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Chicago, Illinois, unless otherwise specified. Where a reference in this Agreement is made to any Contract (including this Agreement) or Law, such references are to, except as the context may otherwise require, the Contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof) and in the case of any Law, the rules and regulations promulgated thereunder.

Section 8.08 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the principles of conflicts of Law thereof.

(b) Each of the parties irrevocably agrees that any legal Proceeding arising out of or relating to this Agreement or the Transactions brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery in New Castle County and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any other Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Transactions. Each of the parties agrees not to commence any such Proceeding except as and in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice delivered as provided in this Agreement shall constitute sufficient service of process for purposes of any legal Proceeding brought by any party or its affiliates or successors or assigns, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason (other than a failure to serve process as described in the immediately preceding sentence), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Parent further agrees that service of any process, summons, notice or document on Parent’s agent for service in the United States as designated by Parent shall be deemed to be effective service of process in the courts described in the first sentence of this Section 8.08 for any legal Proceeding brought by the Company against Parent in such courts arising out of or relating to this Agreement or the Transactions.

(c) EACH OF THE PARTIES AGREES THAT A FINAL JUDGMENT IN ANY PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08(c).

Section 8.09 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.10 Specific Performance.

(a) The parties agree that irreparable damage for which money damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties agrees that, (i) the seeking of remedies pursuant to this Section 8.10 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.02, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10 are not available or otherwise are not granted, (ii) nothing set forth in this Agreement shall require a party to institute any Proceeding for (or limit a party’s right to institute any Proceeding for) specific performance under this Section 8.10 prior, or as a condition, to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any Proceeding seeking remedies pursuant to this Section 8.10 or anything set forth in this Section 8.10 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) no party shall require the other to post any bond or other security as a condition to institute any Proceeding for specific performance under this Section 8.10. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

*   *   *   *   *   *   *   *

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

SUNTORY HOLDINGS LIMITED

By:	/s/ Kozo Chiji
Name:	Kozo Chiji
Title:	Managing Executive Officer Chief Operating Officer Finance & Accounting Division

SUS MERGER SUB LIMITED

By:	/s/ Kozo Chiji
Name:	Kozo Chiji
Title:	President

BEAM INC.

By:	/s/ Matthew J. Shattock
Name:	Matthew J. Shattock
Title:	President and Chief Executive Officer

Annex I

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms no less favorable to the Company in the aggregate in the good faith judgment of the Company than those contained in the Confidentiality Agreement; provided, however, that such confidentiality agreement (i) must contain a “standstill” or similar provision or otherwise prohibit the making or amendment of any Competing Proposal, except that such provisions may include an exception solely to allow the other party to the agreement to (x) make a confidential Competing Proposal to the Company’s board of directors or (y) make confidential requests to the Company for amendments, waivers or consents under, or agreements not to enforce, such “standstill”, similar provision or other provision that prohibits the making of a Competing Proposal and (ii) shall not prohibit compliance by the Company or any Company Subsidiary with any of the provisions of Section 5.03.

“affiliate” means, with respect to any person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the first-mentioned person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Common Stock Consideration” means the product of the Merger Consideration and the number of Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.01(a)(ii) and other than Dissenting Shares).

“Aggregate Merger Consideration” means the sum of the Aggregate Common Stock Consideration, the aggregate Option Payments, the aggregate RSU Payments, the aggregate DSU Payments and the aggregate Performance Award Payments.

“Alcoholic Beverage Authorities” means the United States Alcohol and Tobacco Tax and Trade Bureau of the United States Department of the Treasury, as well as the applicable Governmental Entities that regulate the production, sale or distribution of alcoholic beverage products.

“Antitrust Division” means the Antitrust Division of the Department of Justice.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York, New York or Tokyo, Japan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any change, circumstance, event or effect (each an “Effect”) that has, or would reasonably be expected to have, individually or in the aggregate together with all other Effects, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effect to the extent arising out of or resulting from the following shall constitute or be taken into account in determining whether there has been, a “Company Material Adverse Effect”: (a) the entry into or the announcement or pendency of this Agreement or the Transactions (provided that the exception set forth in this clause (a) shall not apply to the term “Company Material Adverse Effect” as used in, or as used in Section 6.02(a) with respect to, Section 3.04 and the first sentence of Section 3.12(e)), in each case, including (i) by reason of the identity of, or any facts or circumstances relating to, Parent, Sub or any of their respective affiliates, (ii) by reason of any communication by Parent or any of its affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company and the Company Subsidiaries following the Effective Time and (iii) the impact of any of the foregoing on any relationships with customers, suppliers, vendors, business partners, employees or regulators; (b) any Effect generally affecting the economy or the financial, credit or securities markets in the

A-I-1

United States or elsewhere in the world (including interest rates and exchange rates) or any Effect generally affecting any business or industries in which the Company or any of the Company Subsidiaries operates; (c) the suspension of trading in securities generally on the NYSE; (d) any development or change in applicable Law, GAAP or applicable accounting standards or the interpretation of any of the foregoing; (e) any action taken by the Company or any of the Company Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request or the failure by the Company or any of the Company Subsidiaries to take any action that is prohibited by this Agreement (other than any action taken or the failure to take any action by the Company or any Company Subsidiary in order to comply with Section 5.01); (f) the commencement, occurrence, continuation or escalation of any armed hostilities or acts of war (whether or not declared) or terrorism; (g) any actions or claims made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former stockholders) arising out of any allegations of a breach of fiduciary duty or other applicable Law by the Company or the Company’s board of directors relating to this Agreement or any of the Transactions (but not the facts or circumstances underlying such action or claim to the extent such facts or circumstances do not fall within any of the exceptions provided by clauses (a) through (h)); (h) the existence, occurrence or continuation of any weather-related events, any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters or any national, international or regional calamity; or (i) any changes in the market price or trading volume of the Shares, any changes in the ratings or the ratings outlook for the Company or any of the Company Subsidiaries by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company or any of the Company Subsidiaries or any failure of the Company to meet any internal or external projections, budgets, guidance, forecasts or estimates of revenues, earnings or other performance metrics for any period ending on or after the date of this Agreement (it being understood that the exceptions in this clause (i) shall not prevent or otherwise affect the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (h)) from being taken into account); provided, that with respect to clauses (b), (d), (f) and (h), such Effects shall be taken into account to the extent they affect the Company and the Company Subsidiaries, taken as a whole, in a manner that is disproportionate in any material respect as compared to the manner in which such Effects affect other companies operating in the same industries in which the Company and the Company Subsidiaries operate.

“Company Recommendation” means the recommendation of the Company’s board of directors that the stockholders of the Company adopt this Agreement.

“Company Stock Plans” means the Fortune Brands, Inc. 2011 Long-Term Incentive Plan, the Fortune Brands, Inc. 2007 Long-Term Incentive Plan, the Fortune Brands, Inc. 2003 Long-Term Incentive Plan, the Fortune Brands, Inc. 1999 Long-Term Incentive Plan, the Fortune Brands, Inc. 2010 Non-Employee Director Stock Plan and the Fortune Brands, Inc. 2002 Non-Employee Director Stock Option Plan.

“Company Stock Purchase Plan” means the Company’s 2012 Employee Stock Purchase Plan.

“Company Subsidiaries” means (a) the Subsidiaries of the Company, (b) with respect to Section 3.01, Section 3.02(d), Section 3.02(e), Section 3.04, Section 3.05, Section 3.06 and Section 3.11, the Subsidiaries of the Company and the Joint Ventures (provided that to the extent the representations and warranties set forth in Section 3.05, Section 3.06 and Section 3.11 are made with respect to the Joint Ventures, such representations and warranties shall only be deemed to be made as to the knowledge of the Company) and (c) with respect to Section 5.01, the Subsidiaries of the Company and the Joint Ventures, but, in the case of the Joint Ventures, only to the extent the Company has the power or authority to cause the Joint Venture to take any action that is required to be taken or that is prohibited by Section 5.01.

“Company Termination Fee” means an amount in cash equal to (a) $275,000,000, if the Company terminates this Agreement in accordance with Section 7.01(f) prior to 5:00 p.m. U.S. Central time on February 26, 2014 or (b) $425,000,000, if the Company Termination Fee becomes payable under any circumstances not described in clause (a) of this definition.

A-I-2

“Competing Proposal” means, other than the Transactions, any bona fide proposal or offer from any person (other than Parent, Sub or any of their respective affiliates) relating to (a) the direct or indirect acquisition, lease or license (whether by merger, consolidation, equity investment, joint venture, recapitalization, reorganization or otherwise) by any person of more than twenty percent (20%) of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, (b) a merger, consolidation, equity investment, joint venture, recapitalization, reorganization, dissolution, liquidation or other transaction that results in the stockholders of the Company immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction or (c) any combination of the foregoing, whether in a single transaction or a series of related transactions.

“Confidentiality Agreement” means the letter regarding confidentiality between the Company and Parent dated December 15, 2013.

“Contract” means any legally binding agreement, contract, lease (whether for real or personal property), power of attorney, note, bond, mortgage, indenture, deed of trust, loan, evidence of Indebtedness, letter of credit, settlement agreement, franchise agreement, covenant not to compete, employment agreement, license or other legal commitment (other than any purchase or sale order entered into in the ordinary course of business) to which a person is a party or bound or to which the properties or assets of such person are subject.

“Copyrights” means all registered and unregistered United States and non-United States copyrights, moral rights (or equivalents thereof, such as rights of integrity or attribution), rights in databases, rights in software and mask work rights (as defined in 17 U.S.C. §901 or equivalent non-U.S. laws) and registrations and applications for the foregoing.

“Environmental Laws” means all Laws that (a) regulate or relate to the protection or clean up of the environment, occupational safety and health in respect of exposure to Hazardous Substances, or the use, treatment, storage, transportation, handling, exposure to, disposal or release of Hazardous Substances or (b) impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or standards of care with respect to any of the foregoing.

“Environmental Permits” means any Permit required under any applicable Environmental Law.

“ERISA Affiliate” means any entity that, together with another entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal or local government, or other governmental, quasi-governmental or regulatory body or political subdivision thereof, and any person exercising executive, legislative, judicial, regulatory, taxing or other functions of or pertaining to government, including any Alcoholic Beverage Authority.

“Hazardous Substances” means any toxic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation or for which liability or standards of care are imposed under any Environmental Law, including petroleum (including crude oil or any fraction thereof), asbestos, radioactive materials and polychlorinated biphenyls.

A-I-3

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means all (a) indebtedness of the Company or any of the Company Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon, accrued and unpaid premiums, penalties and breakage or other fees and related expenses), other than indebtedness for borrowed money between the Company and any of the wholly-owned Company Subsidiaries or between the wholly-owned Company Subsidiaries; (b) obligations of the Company or any of the Company Subsidiaries evidenced by bonds, notes, debentures, letters of credit or similar instruments; (c) obligations of the Company or any of the Company Subsidiaries under capitalized leases; (d) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements (other than foreign exchange hedges entered into with respect to non-monetary assets or liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries); (e) indebtedness for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), including any “earnout” or similar payments; (f) guarantees securing any Indebtedness of another person (other than guarantees by the Company of Indebtedness of any wholly-owned Company Subsidiary and guarantees by any of the Company Subsidiaries of Indebtedness of the Company or any other wholly-owned Company Subsidiary) and (g) obligations of the Company or any of the wholly-owned Company Subsidiaries to guarantee any of the foregoing types of payment obligations on behalf of any person other than the Company or any of the wholly-owned Company Subsidiaries.

“Insurance Policies” means all material insurance policies and arrangements held, as of the date of this Agreement, by or for the benefit of the Company, any Company Subsidiary, or the business, assets or properties owned, leased or operated by the Company or any Company Subsidiary or the officers, directors or employees of the Company or any Company Subsidiary (in their capacities as such) and as to which premiums are paid by the Company or any Company Subsidiary, in each case, other than pursuant to the Company Benefit Plans.

“Joint Ventures” means those certain 50% owned joined ventures with The Edrington Group.

“knowledge” means, (a) with respect to the Company, the actual (but not constructive or imputed) knowledge of the individuals listed in Section 1.1 of the Company Disclosure Letter (without independent investigation), and (b) with respect to Parent, the actual (but not constructive or imputed) knowledge of Kozo Chiji and Akira Haraguchi (without independent investigation).

“Law” means any federal, state, local, foreign or other law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree (including any of the foregoing applicable to the production, sale or distribution of alcoholic beverage products, including “dram shop” laws, safety laws and other similar regulations).

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, restriction, option, right of first refusal, right of first offer, easement, security interest, deed of trust, right-of-way, title defect, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law.

“made available” to Parent and words of similar import means that the information or document (a) has been actually delivered to Parent or its advisors, counsel or other representatives, (b) has been posted to the electronic data site maintained by the Company in connection with the Transactions or (c) has been publicly filed by the Company with the SEC, or incorporated by reference into any public filing with the SEC made by the Company, since January 1, 2011.

“NYSE” means the New York Stock Exchange.

“Patents” means all registered and unregistered United States and non-United States patents, provisional patent applications, patent applications, utility models, patent disclosures, invention disclosures, industrial

A-I-4

designs, and all continuations, continuations-in-part, divisions, reissues, re-examinations, renewals, and extensions thereof, and any counterparts claiming priority therefrom, and all inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Payroll Agent” means Ceridian Corporation and each other person performing payroll or other similar services to the Company or any Company Subsidiary outside of the United States.

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlord’s and similar Liens granted or that arise in the ordinary course of business, (c) Liens securing Indebtedness or liabilities that are reflected in the Company SEC Documents filed on or prior to the date of this Agreement or that the Company or any Company Subsidiary is permitted to incur under Section 5.01, (d) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record that would be disclosed by an accurate survey or a personal inspection of the property, (e) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (f) rights of parties in possession arising under applicable Law and (g) Liens imposed or promulgated by Law with respect to real property and improvements, including zoning regulations that, in the case of clauses (d), (e), (f) and (g), individually or in the aggregate, do not materially interfere with the current use of the subject real property.

“person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Entity or other entity (including any person as defined in Section 13(d)(3) of the Exchange Act).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” means, when used with respect to a person, that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such person exceeds the amount that will be required to pay such person’s probable liability on its existing “debts” as they mature; (b) the assets of such person at a “fair valuation” exceed its “debts” (including contingent liabilities); (c) to the extent that such person is the Surviving Corporation, the excess of the “fair value” of the assets of such person over its “liabilities” (including contingent and other liabilities) exceed such person’s capital, (d) such person will not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage, and (e) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (x) the quoted terms shall be defined as generally determined in accordance with applicable Laws governing determination of the insolvency of debtors and (y) “not have an unreasonably small amount of assets or capital for the operation of the businesses in which it is engaged or intends to engage” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations (including contingent and other liabilities) as they become due in the ordinary course.

“Subsidiary” of any person means another person, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries or, if there are no such securities or ownership interests, at least a majority of the equity interests of which is owned or controlled directly or indirectly by such first person or by one or more of its Subsidiaries.

“Superior Proposal” means a Competing Proposal (with all references to “20%” in the definition of Competing Proposal increased to “75%” and all references to “80%” therein reduced to “50%”) made by any

A-I-5

person that the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, and considering the terms and conditions of such Competing Proposal (including (i) the legal, financial and regulatory aspects of such Competing Proposal, (ii) the identity of the person making such Competing Proposal and (iii) any termination fees, expense reimbursement provisions and the potential time delays and other risks to consummation associated with such Competing Proposal) and such other factors as the board of directors of the Company considers to be appropriate, is more favorable from a financial point of view to the Company and its stockholders than the Transactions.

“Tax” and “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trademarks” means all registered and unregistered United States, state and non-United States trademarks, service marks, trade names, corporate names, trade dress, designs, logos, slogans and all other designations of origin and general intangibles of like nature, and all registrations and applications to register the foregoing.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, recipes, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Transfer Taxes” means all sales, use, value added, documentary, stamp duty, gross receipts, registration, transfer, transfer gain, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Treasury Regulation” means any regulation promulgated under the Code.

A-I-6

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Antitrust Laws	Section 3.04(b)
Bankruptcy and Equity Exception	Section 3.03(a)
Benefit Protection Period	Section 5.10(a)
Book-Entry Shares	Section 2.01(a)(i)
Certificate	Section 2.01(a)(i)
Certificate of Merger	Section 1.03
Change of Company Recommendation	Section 5.03(d)
Clearance Date	Section 5.13(a)
Closing	Section 1.02
Company	Preamble
Company Benefit Plan	Section 3.12(a)
Company By-laws	Section 3.01(b)
Company Charter	Section 3.01(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Employee	Section 5.10(a)
Company Financial Statements	Section 3.06(b)
Company Intellectual Property Rights	Section 3.17(b)
Company Material Contract	Section 3.18(b)
Company Meeting	Section 5.13(b)
Company Options	Section 2.03(a)
Company Permits	Section 3.05(a)
Company Preferred Stock	Section 3.02(a)
Company Representatives	Section 5.03(a)
Company SEC Documents	Section 3.06(a)
Competition Approval	Section 5.05(d)
Credit Agreement	Section 5.12
Debt Commitment Letter	Section 4.07(a)
Debt Financing	Section 4.07(a)
Debt Financing Source	Section 4.07(a)
D&O Insurance	Section 5.08(b)
DGCL	Recitals
Dissenting Shares	Section 2.04
Dissenting Stockholder	Section 2.04
DSU Awards	Section 2.03(c)
DSU Payments	Section 2.03(c)
DSUs	Section 2.03(c)
Effective Time	Section 1.03
ERISA	Section 3.12(a)
Exchange Fund	Section 2.02(a)
Fee Letter	Section 4.07(a)
Financing Uses	Section 4.07(b)
Indemnified Liabilities	Section 5.08(a)
Indemnified Party	Section 5.08(a)
Intellectual Property Rights	Section 3.17(b)
IRS	Section 3.12(b)
Leased Real Property	Section 3.15
Material Customer	Section 3.25

A-I-7

Term	Section
Material Supplier	Section 3.25
Merger	Recitals
Merger Consideration	Recitals
Notice of Change of Recommendation	Section 5.03(e)(ii)
Option Payments	Section 2.03(a)
Outside Date	Section 7.01(b)
Owned Real Property	Section 3.15
Parent	Preamble
Parent Financing	Section 5.06(b)
Paying Agent	Section 2.02(a)
Performance Award	Section 2.03(d)
Performance Award Payments	Section 2.03(d)
Permit	Section 3.05(a)
Proceeding	Section 3.11
Prohibited Changes	Section 5.06(a)
Proxy Statement	Section 3.07
Requisite Stockholder Approval	Section 3.22
RSU	Section 2.03(b)
RSU Award	Section 2.03(b)
RSU Payments	Section 2.03(b)
Sarbanes-Oxley Act	Section 3.06(a)
Shares	Recitals
Specified Date	Section 3.02(a)
Sub	Preamble
Surviving Corporation	Section 1.01
Takeover Statute	Section 3.21
Transactions	Recitals

A-I-8

Annex B

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

January 12, 2014

The Board of Directors

Beam Inc.

510 Lake Cook Road

Deerfield, IL 60015

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $3.125 per share (the “Shares”) (other than Excluded Shares, as defined below), of Beam Inc., a Delaware corporation (the “Company”), of the $83.50 per Share in cash, without interest, proposed to be paid to such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and among Suntory Holdings Limited, a Japanese corporation (“Parent”), SUS Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Sub will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”) in accordance with the General Corporation Law of the State of Delaware, as a result of which the Company will become a wholly owned subsidiary of Parent and each issued and outstanding Share immediately prior to the effective time of the Merger (other than Shares held in the treasury of the Company or owned of record by any wholly-owned Company Subsidiary (as defined in the Agreement) or owned of record by Parent or any of its wholly-owned Subsidiaries (as defined in the Agreement), and other than Dissenting Shares (as defined in the Agreement) (collectively with any other Shares beneficially owned by any Company Subsidiary and any other Shares beneficially owned by Parent or any of its affiliates, “Excluded Shares”)) will be converted into the right to receive $83.50 per Share in cash, without interest (the per Share consideration to be paid in the Merger, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Board of Directors of the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

31 WEST 52ND STREET, 22ND FLOOR, NEW YORK, NY 10019

PHONE: (212) 380-2650     FAX: (212) 380-2651     WWW.CENTERVIEWPARTNERS.COM

NEW YORK        •        LONDON        •        SAN FRANCISCO        •        LOS ANGELES

The Board of Directors

Beam Inc.

January 12, 2014

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have provided certain investment banking services to the Company for which we have received compensation, including having acted as financial advisor to the Company in connection with its acquisition of the Pinnacle vodka and Calico Jack rum brands and other related assets in 2012. In the past two years, we have not provided, and are not currently providing, investment banking or other services to Parent or Sub. We may provide investment banking and other services to or with respect to the Company or Parent or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated January 10, 2014 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2012 and December 31, 2011; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; (iv) certain publicly available research analyst reports and earnings estimates for the Company; (v) certain other communications from the Company to its stockholders; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Forecasts”) (collectively, the “Internal Data”). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data (including, without limitation, the Forecasts) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents,

The Board of Directors

Beam Inc.

January 12, 2014

releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, or the ability of the Company to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. We were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with the Company. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Consideration to be paid to such holders pursuant to the Agreement. We have not been asked to, nor do we, express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any other class of securities, creditors or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Consideration to be paid to the holders of the Shares (other than Excluded Shares) pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The Company may reproduce this written opinion in full in any proxy statement, solicitation/recommendation statement or other filing required to be made by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 in connection with the Transaction if such inclusion is required by applicable law, and in materials required to be delivered to stockholders of the Company which are part of such filings. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Centerview Partners LLC

CENTERVIEW PARTNERS LLC

Annex C

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

January 12, 2014

Board of Directors

Beam Inc.

510 Lake Cook Road

Deerfield, Illinois 60015

Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to holders of the common stock, par value $3.125 per share (“Beam Common Stock”), of Beam Inc., a Delaware corporation (“Beam”), other than as specified below, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Suntory Holdings Limited, a Japanese corporation (“Suntory”), SUS Merger Sub Limited, a Delaware corporation and wholly-owned subsidiary of Suntory (“Sub”), and Beam. The Merger Agreement provides for, among other things, the merger of Sub with and into Beam (the “Merger”), with Beam as the surviving entity of the Merger, pursuant to which each outstanding share of Beam Common Stock will be converted into the right to receive $83.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

In arriving at our opinion, we have reviewed a draft, dated January 11, 2014, of the Merger Agreement and certain publicly available business and financial information relating to Beam. We also have reviewed certain other information relating to Beam, including financial forecasts, provided to or discussed with us by Beam, and have discussed with the management of Beam the business and prospects of Beam. We also have considered certain financial and stock market data of Beam, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of Beam, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Beam that we have been directed to utilize for purposes of our analyses and opinion, the management of Beam has advised us, and we have assumed, with your consent, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Beam as to the future financial performance of Beam. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Beam or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of Beam have advised us, and we also have assumed, that the terms of the Merger Agreement, when executed, will conform in all material respects to the terms reflected in the draft reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Beam, nor have we been furnished with any such evaluations or appraisals.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration to be received by holders of Beam Common Stock (other than Suntory, Sub and their respective affiliates) and does not address any other aspect or implication of the Merger, including, without limitation, the

C-1

Board of Directors

Beam Inc.

January 12, 2014

form or structure of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion also does not address the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to Beam, nor does it address the underlying business decision of Beam to proceed with the Merger. We were not requested to, and we did not, solicit third-party indications of interest in acquiring all or any part of Beam.

We have acted as financial advisor to Beam in connection with the Merger and will receive a fee for our services, the principal portion of which is contingent upon consummation of the Merger. We also are entitled to receive a fee upon the rendering of an opinion. In addition, Beam has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates in the past have provided and in the future may provide, investment banking and other financial services to Beam and certain of its affiliates, for which we and our affiliates have received and would expect to receive compensation, including during the past two years, (i) having acted as underwriter and joint-book running manager for certain debt offerings of Beam and (ii) having acted as dealer manager for certain senior note repurchases by Beam. We also may in the future provide investment banking and other financial services to Suntory and certain of its affiliates, for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Beam, Suntory and their respective affiliates and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of Beam (in its capacity as such) in connection with its evaluation of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of Beam Common Stock (other than Suntory, Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

C-2

Annex D

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

BEAM INC.

[—], 2014

PROXY VOTING INSTRUCTIONS

BEAM INC. ATTN: Corporate Secretary 510 Lake Cook Road Deerfield, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the prepaid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

IN PERSON You may vote your shares in person by attending the special meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BEAM INC.
The Board of Directors recommends you vote FOR

proposals 1, 2 and 3:	For	Against	Abstain
1. The proposal to adopt the Agreement and Plan of Merger, dated as of January 12, 2014 and as amended from time to time (the “merger agreement”), by and among Suntory Holdings Limited, a Japanese corporation (“Suntory Holdings”), SUS Merger Sub Limited, a Delaware corporation and wholly-owned subsidiary of Suntory Holdings, and Beam Inc., a Delaware corporation (“Beam”).
2. The proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Beam’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement.
3. The proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting.		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Your vote is important. Please vote immediately.

You may also vote the shares by telephone or through the Internet. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed, dated and returned your proxy card. If you vote the shares by telephone or through the Internet, please do not mail your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement are available at www.proxyvote.com.

BEAM INC.

SPECIAL MEETING OF STOCKHOLDERS — [—], 2014

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card appoint(s) Matthew J. Shattock, Robert F. Probst and Kenton R. Rose (and any other person chosen by Messrs. Shattock, Probst or Rose) proxies, to vote all shares of Beam common stock that this stockholder(s) would be entitled to vote at the Special Meeting of Stockholders to be held at [—], on [—], 2014, at [—] a.m. Central Time and at any and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed by the stockholder(s). Unless the stockholder(s) indicate(s) otherwise, the proxies will vote FOR Proposals 1, 2 and 3. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

If you participate in the Beam Stock Fund under a retirement savings trust, your signature on the reverse side will be a direction to the trustee to vote as instructed at the Special Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. The trustee must receive your proxy instructions no later than 11:59 p.m. Eastern Time on [—], 2014, or the trustee will vote your plan shares in the same matter and proportion as plan shares for which it has received instructions, unless contrary to applicable law.

Address Change/Comments:

(If you noted any address changes and/or comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side